UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934
NETREIT
(Exact name of registrant as specified in its charter)

California	33-0841255

(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

365 S. Rancho Santa Fe Road	92078

Suite 300 San Marcos, CA (Address of principal executive offices)	(Zip code)
(760) 471-8536
(Registrant’s telephone number, including area code)
Jack K. Heilbron
Chief Executive Officer
365 S. Rancho Santa Fe Road, Suite 300
San Marcos, CA 92078
(760) 471-8536
Copies to:
Bruce J. Rushall, Esq.
Rushall & McGeever
6100 Innovation Way
Carlsbad, California 92009
760-438-6855
Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, Series A, no par value
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

PART I

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA
This registration statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this registration statement. Important factors that may cause actual results to differ from projections include, but are not limited to:
•	specific risks that may be referred to in this registration statement, including those set forth in the “Risk Factors” section of the Registration Statement;
•	adverse economic conditions in the real estate market;
•	adverse changes in the real estate financing markets;
•	our inability to raise sufficient additional capital to continue to expand our real estate investment portfolio;
•	unexpected costs, lower than expected rents and revenues from our properties, and/or increases in our operating costs;
•	inability to attract or retain qualified personnel, including real estate management personnel;
•	adverse results of any legal proceedings; and
•	changes in laws, rules and regulations affecting our business.
All statements, other than statements of historical facts, included in this registration statement regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects, current expectations, forecasts, and plans and objectives of management are forward-looking statements. When used in this registration statement, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this registration statement. We do not undertake any obligation to update any forward-looking statements or other information contained in this registration statement, except as required by federal securities laws. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this registration statement are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. We have disclosed important factors that could cause our actual results to differ materially from our expectations under the “Risk Factors” section of this registration statement and elsewhere in this registration statement. These cautionary statements qualify all forward-looking statement attributable to us or persons acting on our behalf.
Information regarding market and industry statistics contained in this registration statement is included based on information available to us that we believe is accurate. We have not reviewed or included data from all sources, and we cannot assure you of the accuracy or completeness of the data included in this registration statement. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We undertake no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See the “Risk Factors” section of this registration statement for a more detailed discussion of uncertainties and risks that may have an impact on our future results.

ITEM 1.	BUSINESS
Our Company, NetREIT
NetREIT (who we sometimes refer to as “we”, “us” or the “Company”) is a California corporation formed on January 28, 1999 that operates as a real estate investment trust as defined under the Internal Revenue Code (“REIT”). We are a self-administered REIT, meaning that our operations are under the control of our board. We have no outside advisor. We do use an affiliated property manager, CHG Properties, Inc. (“CHG Properties”), to manage the day-to-day operations of our properties.
Our goal is to create current income and growth for our shareholders by seeking promising financial opportunities to acquire commercial, retail and multi-unit residential real estate located primarily in the western United States.
We invest in retail, commercial and multi-residential real estate. Over the past three years, our property portfolio has increased from two properties to eight properties at March, 2008, with two additional properties under purchase contract. Our properties include one apartment complex, two self-storage facilities, two small retail centers and four office complexes. We also own partial interests in a single purpose retail property and an apartment complex. No single tenant accounts for more than 10% of our rental income and the businesses of our respective tenants are generally diversified. During this period, our equity capitalization has increased from approximately $660,857 at December 31, 2004 to more than $37,379,666 at March 31, 2008 and Total Assets increased during that period from $3,758,530 to $53,394,362.
Our Management
As we have no outside advisor, our management is responsible for identifying and making acquisitions on our behalf. Our chief executive officer and president, Jack K. Heilbron, is responsible for managing our day-to-day affairs. We contract with CHG Properties, Inc. (“CHG Properties”) for the management of our properties. Our board must approve each real property acquisition proposed by our executive officers, as well as other matters set forth in our articles of incorporation. We have five directors comprising our board. Four of our directors are independent of Mr. Heilbron and CHG Properties. Our directors are elected annually by the shareholders. We refer to our executive officers and any directors who are affiliated with them as our management. Currently, we have no such affiliated directors other than Mr. Heilbron
Our Property Manager
CHG Properties, Inc. manages our properties under the Property Management Agreement. The Property Management Agreement has been approved and is subject to continuing review by our directors, including a majority of our independent directors. CHG Properties is the wholly owned subsidiary of CI Holding Group, Inc. (“CI Holding”). Our CEO and president and our CFO, Mr. Heilbron and Mr. Elsberry, respectively, are minority shareholders of CI Holding. Also, Mr. Heilbron serves as chairman and president of CHG Properties, and Mr. Elsberry serves as its CFO and secretary and a director.
Under the Property Management Agreement, we will pay CHG Properties management fees in the amount up to 5 % of the gross revenues of each property managed for management of our properties. We believe these terms will be no less favorable to NetREIT than those customary for similar services in the relevant geographic areas of our properties. Depending upon the location of certain of our properties and other circumstances, we may retain unaffiliated property management companies to render property management services for some of our properties.
CHG Properties’ primary business is property management. For the fiscal year ended December 31, 2007, CHG Properties reported $135,622 in gross operating revenues and a net profit of $48,998.
Our Contacts with CHG Properties
The Property Management Agreement. CHG Properties provides property management services to us under the terms of the Property Management Agreement. Without limiting the generality of the following description, the property manager has agreed to provide services in connection with the rental, leasing, operation and management of our properties in consideration for a monthly management fee in the amount of up to 5% of Gross Rental Income, as defined in the Property Management Agreement, from all properties managed for the month for which the payment is made. In addition, we are required to compensate the property manager in the event it provides services other than those specified in the Property Management Agreement and to reimburse the property manager for its costs, other than its general, administrative and overhead costs, in providing services under the Agreement. We will maintain a property management agreement for each property, each of which will have an initial term ending December 31, in the year in which the property is acquired. Each Property Management Agreement will be subject to successive one-year renewals, unless we or the property manager notifies the other in writing of its intent to terminate the Property Management Agreement 60 days prior to the expiration of the initial renewal term. Our right to terminate will be limited so that the Property Management Agreement will be terminable by us only in the event of gross negligence or malfeasance on the part of the property manager.

Under the Property Management Agreement, the property manager will hire, direct and establish policies for our employees who will have direct responsibility for each property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. We may employ some persons who are also employed by CHG Properties or its other affiliates. CHG Properties may, as it deems necessary, engage one or more agents to perform services for us, including local property managers. In doing so, however, CHG Properties will not be relieved of its duties and responsibilities to us under the Property Management Agreement, and it must compensate any such agents without the right to any reimbursement from us or duplication of costs to us. CHG Properties will also direct the purchase of equipment and supplies and will supervise all maintenance activity.
Pursuant to the Property Management Agreement, CHG Properties is responsible for collection and bank deposit of rents, day-to-day maintenance of the properties, leasing and tenant relations, and will submit approved vendor invoices to us for payment. CHG Properties will also review and pay approved vendor invoices, monitor the payment of rents by tenants, and monitor the collection of reimbursements from tenants, where applicable, for common area maintenance, property taxes and insurance. Data relating to collections, payments and other operations of the properties will be entered and maintained on a computer data bank located in CHG Properties’ office. CHG Properties will be responsible for monitoring and supervising any management employees on the properties, including on-site apartment building managers.
Under the Property Management Agreement, we indemnify CHG Properties and pay or reimburse reasonable expenses in advance of final disposition of any proceeding with respect to its acts or omissions. Conditions to our indemnification include: that the property manager acted in good faith and the course of its conduct which caused the loss or liability was in our best interests; that the liability or loss to be indemnified was not the result of its willful misconduct or gross negligence; and that, in any event, such indemnification or agreement to hold harmless is recoverable only out of our assets and not from the assets of our shareholders.
Right to Acquire Property Manager’s Business. During the term of the Property Management Agreement, we have the option to acquire CHG Properties’ property management business, including its assets used in connection with that business. We have the right to do this without any consent of the property manager, its board, or its shareholders. We may elect to exercise this right at any time. Our board’s decision to exercise this right will require the approval of a majority of our directors not otherwise interested in the transaction (including a majority of our independent directors). In the event this acquisition is consummated, CHG Properties and/or its shareholders will receive the number of shares of our common stock determined as described below. We sometimes refer to our common stock as “Shares”. If the transaction is consummated, we will be obligated to pay any fees accrued under the contractual arrangements for services rendered through the closing date of the transaction.
In the event we choose to structure the transaction as a purchase of assets or a share exchange where we acquire the CHG Properties corporate entity, our articles and bylaws and California corporation law permit us to do so without obtaining approval of our shareholders. We presently do not intend to seek our shareholder approval if it is not then required.
The number of Shares we would issue to acquire CHG Properties’ business will be determined as follows. First we would send notice to the property manager of our election to proceed with the acquisition (the “Acquisition Notice”). Next, an independent auditor will determine the net income of the property manager for the 6-month period immediately preceding the month in which the Acquisition Notice is delivered as determined in accordance with generally accepted accounting principles (“GAAP”). The net income so determined will then be annualized. CHG Properties will bear the cost of the audit. The annualized net income will then be multiplied by 90% and divided by our Funds From Operations per Weighted Average Share (“FFO Per Share”) which shall equal the annualized Funds From Operations for our quarter ended immediately preceding the date the Acquisition Notice is delivered per our Weighted Average Shares during such quarter, as annualized. The FFO Per Share will be based on the quarterly report we file and deliver to our shareholders for such quarter. The resulting quotient will constitute the number of Shares we will issue in the transaction, which must be consummated within 90 days after the Acquisition Notice. FFO means generally net income (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of properties, plus depreciation of real property and amortization, and after adjustments for unconsolidated joint ventures and partnerships.
Under certain circumstances, our acquisition of CHG Properties’ business under this agreement can be entered into and consummated without seeking shareholder approval. Any acquisition of the property manager will occur, if at all, only if our board obtains a fairness opinion from a recognized financial advisor or institution providing valuation services to the effect that the consideration to be paid for the property manager’s business is fair, from a financial point of view, to the shareholders. In the event the Property Management Agreement is terminated for any reason other than our acquisition of CHG Properties’ business, all of CHG Properties’ obligations and the Property Management Agreement will terminate. We have no intention to exercise our option to acquire CHG Properties’ property management business.

Federal Income Tax REIT Requirements
Starting in our 2000 tax year, we have elected to be taxed as a REIT. As a REIT, we are generally not subject to federal income tax on income that we distribute to our shareholders. Under the Internal Revenue Code of 1986, as amended (the “Code”), to maintain our status as a REIT and receive favorable REIT income tax treatment, we must comply with certain requirements of federal income tax laws and regulations. These laws and regulations are complex and subject to continuous change and reinterpretation. We have received an opinion of special tax counsel that our Company will qualify as a REIT if it achieves certain of its objectives, including diversity of stock ownership and operating standards. However, there is no assurance that we will be able to achieve these goals and thus qualify or continue to qualify to be taxed as a REIT.
The principal tax consequences of our being taxed as a REIT are that our shareholders may receive dividends that are partially sheltered from federal income taxation. In the event we fail to qualify as a REIT, we will be subject to taxation on two levels in that our income will be taxed at the corporate level because we will not be able to deduct dividends we pay to our shareholders. In turn, shareholders will be taxed on dividends they receive from us.
To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our Real Estate Investment Trust taxable income to our shareholders, as defined in the Code and calculated on an annual basis. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.
1940 Act Considerations
Our management will continually review our investment activity in order to prevent us from coming within the application of the Investment Company Act of 1940 (the “1940 Act”). Among other things, management will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the act. If at any time the character of our investments could cause us to be deemed an investment company for purposes of the 1940 Act, we will take the necessary action to ensure that we are not deemed to be an “investment company.”
Our Offices and Employees
Our offices are situated in approximately 1,929 square feet of space in the Rancho Santa Fe Professional Building, an office building located in San Marcos, California. We sublease this space from CI Holding for monthly rent of $2,990 The sublease contains no renewal rights. The lease expires on April 30, 2009.
We currently employ 14 full time employees and 5 part-time employees.
Certain Investment Limitations
Our bylaws place numerous limitations on us with respect to the manner in which we may invest our funds. These limitations cannot be changed unless our bylaws are amended, which requires the approval of the shareholders. Under our bylaws, we cannot:
•	Acquire a property if its purchase price, as defined, exceeds its appraised value and the total acquisition expenses, as defined, and real estate commissions paid do not exceed six percent (6%) of the purchase price (or in the case of a mortgage loan, six percent (6%) of the funds advanced), unless our board (including a majority of the independent directors) approves the transaction as being commercially competitive, fair and reasonable to us.
•	Invest in commodities, commodities futures contracts, foreign currency and bullion, with an exception for interest rate futures.
•	Invest in installment sales contracts for the sale or purchase of real estate (except in connection with the disposition of a property and where such contract is in recordable form and is appropriately recorded in the chain of title).

•	Invest in mortgage loans, unless such lien, plus the outstanding amount of the senior debt secured by the same property, if any, does not exceed 85% of the appraised value of the property securing the loan if, after giving effect thereto, the value of all mortgage loans secured by junior liens on real property would not exceed 25% of our tangible assets; or if the value of all of our investments in junior mortgage loans which do not meet the foregoing criteria would not exceed 10% of our tangible assets (which are included in the aforesaid 25%) and the directors (including a majority of the independent directors) determine substantial justification exists because of the presence of other underwriting criteria.
•	Invest in mortgage loans unless:
•	the mortgagee’s or owner’s title insurance policy or commitment reflects the priority of the mortgage or the condition of title is obtained;

•	the mortgage loan is not subordinate to any mortgage loan or equity interest by a member of our management or their affiliate; and

•	the transaction is not with a member of our management or their affiliate unless an appraisal of the property securing the mortgage has been obtained from an independent qualified appraiser and the transaction is approved by a majority of the independent directors.
•	Invest in unimproved real property, as defined, or in mortgage loans secured by liens on unimproved real property, if the total of such investments exceeds 10% of our invested assets, as defined.
•	Trade, as compared to investment activities (other than investments made solely for hedging purposes).
•	Hold property primarily for sale to customers in the ordinary course of business.
•	Engage in the trading, underwriting or agency distribution of Securities issued by others.
•	Invest in the equity securities of any nongovernmental issuer representing less than 100% ownership of such issuer, including another REIT, for a period in excess of 18 months or in the equity securities of any affiliate of a member of management, except issuers formed by us to develop, own and/or operate specific properties.
•	Engage in any short sale, or borrowing on an unsecured basis, if such borrowing will result in an asset coverage of less than three hundred percent (300%), unless at least eighty percent (80%) of our tangible assets consist of first mortgage loans. For the purposes hereof, “asset coverage” means the ratio that the value of the aggregate book value of our assets, less all liabilities and indebtedness, except indebtedness for unsecured borrowings, bears to the aggregate of our unsecured borrowings.
Also, our aggregate borrowings (secured and unsecured) must be reviewed by our board at least quarterly as being reasonable in relation to our net assets. The maximum amount of such borrowings in relation to our net assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level shall be approved by a majority of the independent directors and disclosed to shareholders in our next quarterly report, along with justification for such excess.
Our Policies Regarding Operating Reserves
We are not required to maintain a specified level of operating reserves nor do we have a policy to do so. Our directors continually monitor our short term cash needs for capital expenditures and property operation with a view towards maintaining cash reserves in sufficient amounts to meet our anticipated short term cash requirements in this regard. In addition, based on the nature, location, age and condition of our properties, and our requirements under our various leases, we attempt to maintain sufficient reserves to meet these obligations. However, we cannot assure our shareholders that we will have sufficient reserves at all times to meet our short term obligations, especially unforeseen obligations, such as those arising from losses suffered by reason of acts of God or unsecured casualties. In the event we encounter situations requiring expenditures exceeding our reserves, we will be forced to seek funds from other sources, including short term borrowing.

Restrictions on Our Transactions with Management and Their Affiliates
Our bylaws prohibit the following transactions with our management or their affiliates.
•	Any loan of funds to or borrowing of funds from such person, unless a majority of the directors (including a majority of the independent directors) not otherwise interested in such transaction, approve the transaction as being fair, competitive, commercially reasonable and no less favorable to us than loans between unaffiliated lenders and borrowers under the same circumstances.
•	Any transaction (other than through a joint venture or partnership) that involves the acquisition of a property from, or the sale of a property to, such person, except our acquisition of a property where such person has acquired the property for the sole purpose of facilitating our acquisition thereof, the total consideration we pay does not exceed the cost of the property to such person (including holding costs) and no special benefit results to such person.
•	Any transaction with a business organization with which such a person, in his individual capacity, is affiliated unless that transaction is approved by the board and a majority vote of the shareholders.
•	Any investment in a joint venture or partnership with such person unless a majority of the board (including a majority of the independent directors), excluding any director who is interested in the transaction, approve the transaction as being fair and reasonable to us and substantially on the same terms and conditions as those received by other joint venturers.
•	Any other transaction between us and such person, unless specifically prohibited, shall require the approval of the board (including a majority of the Independent Directors) excluding any director interested in the transaction, as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.
Restrictions on Our Ability to Issue Securities
Our bylaws prohibit us from issuing the following securities:
•	Warrants, options or rights, except as part of a public offering or other financing, a ratable distribution to or purchase by the shareholder or a stock option plan for our officers, directors and/or key employees.
•	Debt securities, unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to properly service that higher level of debt.
•	Assessable or non-voting equity securities.

ITEM 1A.	RISK FACTORS
Risks Relating to an Investment in Our Securities
If we are unable to find suitable investments, we may not be able to achieve our investment objectives or continue to pay dividends. The achievement of our investment objectives and to continue to pay regular dividends is dependent upon our continued acquisition of suitable property investments, our selection of tenants and our obtaining satisfactory financing arrangements. We cannot be sure that our management will be successful in obtaining suitable investments on financially attractive terms or that, if it makes investments on our behalf, our objectives will be achieved. If our management is unable to find suitable investments, we will hold the proceeds available for investment in an interest-bearing account, invest the proceeds in short-term, investment-grade investments or, ultimately, liquidate. In such an event, our ability to pay dividends to our shareholders would be adversely affected.
Our continued growth depends on external sources of capital. We may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations, or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT if we do not have the necessary capital. We may not be able to fund our future capital needs as they arise, including acquisition financing, from our operating cash flow because of our distribution payment requirements. To maintain our qualification as a REIT, the Internal Revenue Code requires us to annually distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding income from capital gains. As a result, we must rely on outside sources to fund our needs. Our access to third-party sources of capital depends, in part, on the following: general market conditions, the market’s perception of our growth potential, our current debt levels, our current and expected future earnings, our cash flow and cash distributions, and the market price per Share of our common stock.

We may be prevented from paying dividends by legal requirements. Under California Corporations Law, our directors may be personally liable for our payment of any distributions, including dividends, on our equity Shares if at the time payment is made we do not satisfy certain solvency tests, including current assets and current liabilities ratio tests. In the event our board determines that we do not satisfy these statutory tests, we will not pay dividends on our common stock.
We may change one or more of our investment policies. One or more of our investment policies may be changed, subject to certain investment limitations in our bylaws, or modified from time to time by our management, subject to review by our independent directors who are charged with the responsibility and authority to review our investment policies and criteria at least annually to determine that the policies we are following are in the best interests of our shareholders.
Our shareholders have a very limited right to influence our business or affairs. Our executive officers, under the direction of our board of directors, have the exclusive right to manage our day-to-day business and affairs. Except for certain major decisions (such as mergers or the sales of substantially all of our assets) which require the vote of our shareholders, our shareholders generally do not have the right to participate in our management or investment decisions. Moreover, shareholders do not have the right to remove directors except for cause.
We depend on key personnel. Our ability to achieve our investment objectives and to pay dividends is dependent to a significant degree upon the continued contributions of certain key personnel in acquiring our investments, the selection of tenants and the determination of any financing arrangements. Our key personnel includes Mr. Jack K. Heilbron and Mr. Kenneth W. Elsberry, each of whom would be difficult to replace. If any of our key employees were to cease employment, our operating results could suffer. We also believe that our future success depends, in large part, upon our ability to hire and retain skilled and experienced managerial, operational and marketing personnel. Competition for skilled and experienced personnel is intense, and we cannot assure our shareholders that we will be successful in attracting and retaining such skilled personnel.
The availability and timing of cash dividends is uncertain. We bear all expenses incurred in our operations, which are deducted from cash funds generated by operations prior to computing the amount of cash dividends to be distributed to the shareholders. In addition, the board of directors, in its discretion, may retain any portion of such funds for working capital. We cannot assure our shareholders that we will have sufficient cash to pay dividends to our shareholders.
Our bylaws may prevent our participation in certain business combinations. Provisions of our bylaws require our shareholders owning at least 67% of the Shares to approve certain business combinations. For the purposes of these provisions, a “business combination” means (i) a major consolidation between the Company and an Interested Shareholder and/or its affiliates; (ii) any sale, lease, exchange, mortgage, pledge or transfer of assets to an Interested Shareholder and/or its affiliates having an aggregate full value of at least $1,000,000; and (iii) any reclassification or reorganization, the affect of which would be to increase the proportion of outstanding shares of any class of our equity securities convertible into a class of equity securities owned by an Interested Shareholder and/or its affiliates; and (iv) the adoption of any plan for or liquidation or dissolution, proposed by or on behalf of an Interested Shareholder or its affiliates. An “Interested Shareholder” is a “shareholder, or corporate shareholder who is acting in concert, who holds of record, and/or beneficially, 10% or more of our outstanding commons stock.” Under California Corporate Law, business combinations are required to be approved by a Majority Vote of our shareholders. The 66 2/3rds shareholder approval will not apply if, at the time the business combination is consummated or at any time during the prior twelve months we are beneficially owned by a majority of the outstanding equity stock of the Interested Shareholder, the business combination has been unanimously approved by our independent and disinterested directors. These requirements could have the effect of inhibiting a change in control even if a change in control were in the best interests of our shareholders. These provisions do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested shareholder.
A limit on the number of Shares a person may own may discourage a takeover. Our articles of incorporation restrict ownership by one person to not more than 9.8% of our outstanding common Shares. This restriction may discourage a change in control of our voting stock and may deter individuals or entities from making tender offers for Shares, which offers might be financially attractive to shareholders or which may cause a change in our management.
Our common stock is subordinate to our Preferred Stock in rights to distributions. Our Series AA Preferred Stock is entitled to receive dividends of 7% per annum, cumulative before we may pay distributions to our common stock, and have the rights to receive distributions upon our liquidation equal to their Liquidation Value of $100 per Share before we may pay distributions upon our liquidation to our common shares. Thus, we may pay smaller distributions on the common stock than we otherwise could, but for the prior right to distributions of our Preferred Stock.

Possible acquisition of our affiliated property manager’s business. We have the option to acquire the property management business of our property manager, CHG Properties, at any time, in return for Shares of our common stock, the number of which will be determined by the property manager’s net income and our Funds From Operations per Share in accordance with a prescribed formula. Under this right, we can acquire our property manager’s business without a vote or the consent of our shareholders or the consent of the property manager or its shareholders. Thus, in the event we acquire the property manager’s business, the owner of the property manager, which is affiliated with our executive management, would receive payment in the form of Shares of our common stock, the amount of which could be substantial. This formula is intended to result in our issuance of a number of our common shares equal to the fair value of the property manager’s business, including consideration for the cancellation of its contractual relationship with us and the loss of future fees. However, there is no assurance that the value we would pay for the property manager’s business and assets would not exceed the value non-related purchasers would pay in an arms-length transaction. To exercise this right, it must be approved by a majority vote of our directors not otherwise interested in the transaction and by a majority of our independent directors.
Possible future transactions with our executive management or their affiliates. Under prescribed circumstances, our bylaws permit us to enter into transactions with our affiliates, including the borrowing and lending of funds, the purchase and sale of properties, and joint investments. Currently, our policy is not to enter into any transaction involving sales or purchases of properties or joint investments with our executive management or their affiliates, or to borrow from or lend money to such persons. However, our policies in each of these regards may change in the future.
Our return to our shareholders could be reduced if we are required to register as an investment company. We are not registered as an investment company under the 1940 Act. If we were obligated to register under the 1940 Act, we would incur additional expenses. Also, because we would have to comply with a variety of substantive requirements of the 1940 Act, operations could be materially altered. We plan to continue to rely on an exemption from registration under the 1940 Act. Compliance with this exemption generally requires that our activities are primarily in the business of investing in real estate. Under this exemption, we may temporarily invest unused funds in government securities and other specified short-term investments. Also, in order to comply with these exemption requirements, we may from time to time acquire indirect assets and real estate, or invest in sole or participatory ownership of secured loans and certain other qualifying assets. Inasmuch as our compliance with this exemption will, in large part, depend on the facts and circumstances of our operations, there is no assurance that we will be able to maintain this exemption. Moreover, our ability to invest in sufficient qualifying real estate assets and/or real estate-related assets may be impacted by future changes in the 1940 Act and regulations thereunder or by future interpretations by the Securities and Exchange Commission or the courts. Any of these future developments could cause us to lose our exemption and force us to reevaluate our portfolio and business strategy. Any such changes may materially and negatively impact our business.
Risks Relating to Private Offering Exemption and Lack of Liquidity
Private placement offering — compliance with exemption requirements. We have in the past and may continue from time to time to sell our Shares to investors in reliance on the private placement offering exemption from registration under the 1933 Act and applicable state securities laws. Many of these requirements are subjective and must ultimately be determined upon the specific facts and circumstances of the Offering. There is no assurance that the Securities and Exchange Commission, any state securities law administrator, or a trier of fact in a court or arbitration proceeding would not determine that we failed to meet one or more of these requirements. In the event we cannot rely on an exemption from registration under the 1933 Act and/or the securities laws of any state, we would likely be liable to one or more investors for rescission and possibly damages. If a number of investors were successful in seeking rescission and/or damages, we could face severe financial demands that would adversely affect our business as a whole and our shareholders’ investment in our Shares.
Moreover, since 2005, we have conducted multiple private placement offerings, all in reliance upon the private placement exemptions from registration under the 1933 Act and applicable state securities laws. Under applicable law and regulations, these multiple offerings could be combined (or integrated) and treated as a single offering for federal and state securities law purposes. If so integrated, the offerings would be treated as a single offering and would be required to meet each of the requirements for the exemption relied upon. While we have structured each of these offerings individually so that if they are combined they would meet the requirements of the Rule 506 exemption, the area for application of this exemption to integrated offerings remains somewhat unclear and has not been fully defined by the Securities and Exchange Commission or the courts. Thus, there is uncertainty as to our burden of proving that we have correctly relied on one or more of these private placement exemptions.
There is no public market for our common stock. A public market for our Shares does not exist. While we plan eventually to have the Shares publicly traded, we do not know and cannot estimate when or if a regular public market for the Shares will develop. When our common stock is registered under the 1934 Act by the filing of this Form 10, we will be a “publicly held company” and, in general, our common stock will be eligible for listing on the NASDAQ bulletin board market. We may also be eligible to file for registration on one or more securities exchanges, including the American Stock Exchange. We have not yet determined when we will endeavor to list or register our Shares for trading in any of these markets. Until we do so, there will unlikely be a regular market for the resale of our common stock. The establishment of and maintaining a registration in these markets is costly and can be a time-consuming process. When we do so depends on a number of factors, including the amount of common stock we sell in this Offering and any subsequent offerings, the number of shareholders we have, the costs and expense of such registration, and the deemed overall benefits of registration to us and to our shareholders. Until a regular public market for the Shares exists, our shareholders may not be able to liquidate their investment in the Shares in the event of emergency or for any other reason, and the Shares may not be readily accepted as collateral for a loan. The purchase of the Shares, therefore, should be considered only as a long-term investment.

Risks Relating to Real Estate Investments
Continuing problems in the subprime residential lending market may have negative effects on our future debt and possibly on our short term investment portfolio. We do not have direct exposure to the subprime residential lending market which, over recent months, has sustained substantial losses and led to the failure of a number of subprime lenders and investors. We have not invested directly or indirectly in assets that could be classified as subprime residential mortgages, and we do not have direct exposure to the subprime residential lending market. However, we anticipate that the decline of the subprime residential market may have broad-reaching effects on the real estate mortgage market in general. These effects may include, but not be limited to, increases in interest rates, tightening in eligibility requirements for mortgage loans and, possibly, the unavailability of certain mortgage loans to all except certain prime borrowers. As a result, we anticipate we may face increased interest rates over the short to mid-term. Increased interest rates will not only increase our costs of acquiring and maintaining leveraged real estate investments, but may also decrease funds available for dividends and possibly decrease the value of our existing investments.
Increase in energy prices. Energy prices, especially the price of gasoline and petroleum products, have disproportionately increased over the past three years to record or near-record prices. The causes for these increases, including increased world demand, limited supply and conflicts and uncertainties in the Middle East, Africa, and other oil-producing areas are expected to continue into the indefinite future. These price increases are expected to continue into the near future. Also, significant shortages of one or more of these petroleum products could also occur. Such increased prices and shortages will have a negative impact on the real estate market and exert upward pressures on rents and operating expenses. Inability to increase our rents to cover increased costs will negatively impact our business and the returns we can realize from the operation and disposition of our properties.
We are not required to set aside and maintain specific levels of cash reserves. We do not anticipate that a permanent reserve for maintenance and repairs, lease commissions or tenant improvements of real estate properties will be established. However, to the extent that we have insufficient funds for such purposes, we may establish reserves. To the extent that expenses increase or unanticipated expenses arise and accumulated reserves are insufficient to meet such expenses, we would be required to obtain additional funds through borrowing or the sale of additional equity, if available. Our ability to repay any indebtedness incurred in connection with the acquisition of a property or any subsequent financing or refinancing will depend in part upon the sale, refinancing or other disposition of that property prior to the date such amounts become due. There can be no assurance that any such sale or refinancing can be accomplished at a time or on such terms and conditions as will permit us to repay the outstanding principal amount of any indebtedness. Financial market conditions in the future may affect the availability and cost of real estate loans, making real estate financing difficult or costly to obtain. In the event we are unable to sell or refinance that property prior to the anticipated repayment date of any indebtedness, we may be required to obtain the necessary funds through additional borrowings, if available. If additional funds are not available from any source, we may be subject to the risk of losing that property through foreclosure.
We may be unable to sell a property at any particular time. In general, we intend to sell, exchange or otherwise dispose of the properties when we, in our sole discretion, determine such action to be in our best interests. Our shareholders should not, however, expect a sale within any specified period of time, as properties could be sold sooner because they are not performing or because we believe the maximum value can be obtained with a sale prior to the end of the anticipated holding period. Likewise, a sale may not be feasible until later than anticipated.
Some of our retail properties may depend upon a single tenant for all of their rental income. We expect that a single tenant will occupy some of our retail properties. The success of these properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of dividends we pay. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and reletting the property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.
Some of our properties may be suitable for only one use. We expect that some of our retail properties will be designed for use by a particular tenant or business. If a lease on such a property terminates and the tenant does not renew, or if the tenant defaults on its lease, the property might not be marketable without substantial capital improvements. Improvements could require the use of cash that we would otherwise distribute to our shareholders. Also, our sale of the property without improvements would likely result in a lower sales price.

We may obtain only limited warranties when we purchase a property. The seller of a property will often sell such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from that property.
Our ability to operate a property may be limited by contract. Some of our properties will most likely be contiguous to other parcels of real property, comprising part of the same shopping center development. In connection therewith, there will likely exist significant covenants, conditions and restrictions, known as “CC&Rs,” relating to such property and any improvements on that property, and granting easements relating to that property. The CC&Rs will restrict the operation of that property. Moreover, the operation and management of the contiguous properties may impact such property. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay dividends.
Shorter lease terms tend to increase our maintenance costs. Our apartment leases are typically month-to-month. In our experience, shorter leases lead to more frequent tenant turnover which tends to increase our leasing and maintenance costs as compared to those we incur with longer leases. While we attempt to account for these anticipated higher costs in the amount of tenant deposits and rental rates we require, we are not always able to do so within a given tenant market.
A property that incurs a vacancy could be difficult to sell or re-lease. We expect our properties to periodically incur vacancies by reason of lease expirations, terminations or tenant defaults. If a tenant vacates a property, we may be unable either to re-lease the property for the rent due under the prior lease or to re-lease the property without incurring additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights against the defaulting tenant and collecting rents and, in some cases, real estate taxes and insurance costs due from that tenant. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash dividends to be distributed to shareholders. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.
In order to re-lease a property, substantial renovations or remodeling could be required. The cost of construction in connection with any renovations or remodeling undertaken at a property and the time it takes to complete such renovations may be affected by factors beyond our control, including, but not limited to, the following: labor difficulties resulting in the interruption or slow-down of construction; energy shortages; material and labor shortages; increases in price due to inflation; adverse weather conditions; subcontractor defaults and delays; changes in federal, state or local laws; ordinances or regulations; and acts of God, which may result in uninsured losses.
Also, we could incur additional delays and costs if we are required to engage substitute or additional contractors to complete any renovations in the event of delays or cost overruns.
If we experience cost overruns resulting from delays or other causes in any construction, we may have to seek additional debt financing. Further, delays in the completion of any construction will cause a delay in our receipt of revenues from that property and could adversely affect our ability to attain revenue projections and meet our debt service obligations. Payment of cost overruns could impair the operational profitability of that property. Our inability to complete any construction on economically feasible terms could result in termination of construction and could significantly harm our business.
We may have to extend credit to buyers of our properties. In order to sell a property, we may lend the buyer all or a portion of the purchase price by allowing the buyer to pay with its promissory note. Generally, the note would be secured by a junior lien on the property behind the primary mortgage lender. However, in circumstances we deem appropriate, we may accept an unsecured note, which may or may not be guaranteed by a principal of the buyer or a third party. Providing financing of all or a portion of the purchase price to the buyer will increase the risks that we may not receive full payment for the property sold.
We may not have funding for future tenant improvements. When a tenant at one of our commercial properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We may depend on institutional lenders and/or tenants to finance our tenant improvements and tenant refurbishments in order to attract new tenants. We do not anticipate that we will maintain significant working capital reserves for these purposes. We therefore cannot assure our shareholders that we will have any sources of funding available to us for such purposes in the future.

Uninsured losses may adversely affect returns to our shareholders. Management will attempt to ensure that all of our properties are insured to cover casualty losses. However, in certain areas, insurance coverage for certain types of losses, generally losses of a catastrophic nature such as earthquakes, floods, terrorism and wars, is either unavailable or cannot be obtained at a reasonable cost. In addition, we have no source of funding to repair or reconstruct the damaged property, and we cannot assure our shareholders that any such sources of funding will be available to us for such purposes in the future.
Our policy is to obtain insurance coverage for each of our properties covering loss from liability, fire and casualty in the amounts and under the terms we deem sufficient to insure our losses. Under tenant leases on our commercial and retail properties, we require our tenants to obtain insurance for our properties to cover casual losses and general liability in amounts and under terms customarily obtained for similar properties in the area. However, in certain areas, certain types of losses, generally losses of a catastrophic nature such as earthquakes, floods, terrorism and wars is either unavailable or cannot be obtained at a reasonable cost. For example, in most earthquake-prone areas, we do not expect to obtain earthquake insurance because it is either not available or available at what we decide is too high of a cost. Also since the 9-11 attack, tenants may not obtain terrorism insurance in some urban areas. In the event we are unable or decide not to obtain such catastrophic coverage for a property and damage or destruction of the property occurs by reason of an uninsured disastrous event, we could lose a portion of our investment in the property.
In addition, we could lose a significant portion of our anticipated rental income from a property if it suffers damage. Our leases generally allow the tenant to terminate the lease if the lease premises is partially or completely damaged or destroyed by fire or other casualty unless the premises is restored to the extent of insurance proceeds we receive. These leases will also permit the tenants to partially or completely abate rental payments during the time needed to rebuild or restore the damage premises. Loss of rental income under these circumstances would require us to obtain additional funds to meet our expenses. We generally have insurance for rental loss to cover at least some losses from ongoing operations in the event of partial or total destruction of a property.
Our compliance with various legal requirements of real estate ownership may involve significant costs. Our properties are subject to various local, state and federal regulatory requirements, including those addressing zoning, environmental, land use, access for the handicapped and air and water quality. Compliance with these additional legal requirements could adversely affect our operating income and our ability to pay dividends. Also, the value of a property may be adversely affected by legislative, regulatory, administrative and enforcement actions at the local, state and national levels in a variety of areas, including environmental controls.
Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures. Such laws may be amended so as to require compliance with stringent standards which could require us to make unexpected expenditures, some of which could be substantial. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.
Our competition for properties could impact our profitability. In acquiring properties, we experience substantial competition from other investors, including other REITs and real estate investment programs. Many of our competitors have greater resources than we do and, in many cases, are able to acquire greater resources, including personnel and facilities with acquisition efforts. Because of this competition, we cannot assure our shareholders that we would be able to always acquire a property we deem most desirable or that we would be able to acquire properties on favorable terms. Our inability to acquire our most desirable properties on desired terms could adversely affect our financial condition, our operations and our ability to pay dividends.
The bankruptcy or insolvency of one of our major tenants would adversely impact our operations and our ability to pay dividends. The bankruptcy or insolvency of a significant tenant or a number of smaller tenants would have an adverse impact on our income and our ability to pay dividends. Generally, under bankruptcy law, a tenant has the option of continuing or terminating any unexpired lease. If the tenant continues its current lease, the tenant must cure all defaults under the lease and provide adequate assurance of its future performance under the lease. If the tenant terminates the lease, we will lose future rent under the lease and our claim for past due amounts owing under the lease (absent collateral securing the claim) will be treated as a general unsecured claim and may be subject to certain limitations. General unsecured claims are the last claims paid in a bankruptcy and, therefore, funds may not be available to pay such claims.
We could incur uninsured losses which could adversely impact the value of one or more of our properties. We will endeavor to have each of our properties insured against casualty loss. However, there are types of losses, generally catastrophic in nature, which are uninsurable, are not economically insurable or are only insurable subject to limitations. Examples of such catastrophic events include acts of war or terrorism, earthquakes, floods, hurricanes and pollution or environmental matters.

We may not have adequate insurance coverage in the event we or our buildings suffer casualty losses. If we do not have the adequate insurance coverage, the value of our assets will be reduced as the result of, and to the extent of, the uninsured loss. Additionally, we may not have access to capital resources to repair or reconstruct any uninsured damaged property.
Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the acquisition and ownership of our properties, we may be potentially liable for such costs. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, or of remediating any contaminated property could materially adversely affect our business, our assets and/or our results of operations, and, consequently, amounts available for distribution to our shareholders.
We may, as owner of a property, under various local, state and federal laws be required to remedy environmental contamination of one of our properties. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of any hazardous substances. We may be liable for the costs of removing or remediating contamination. The presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of tenants to operate, may subject us to liability to third parties, and may adversely affect our ability to sell or rent such property or borrow money using such property as collateral. Moreover, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removing or remediating such substances. If we are deemed to have arranged for the disposal or treatment of hazardous or toxic substances, we may be liable for removal or remediation costs, as well as other related costs, including governmental fees and injuries to persons, property and natural resources.
Also, we could incur costs to comply with comprehensive regulatory programs governing underground storage tanks used in a convenience store-tenant’s gasoline operations. Compliance with existing and future environmental laws regulating underground storage tanks may require significant capital expenditures, and the remediation costs and other costs required to clean up or treat contaminated sites could be substantial.
We cannot be sure that future laws or regulations will not impose an unanticipated material environmental liability on any of the properties that we purchase or that the tenants of the properties will not affect the environmental condition of the properties. The costs of complying with these environmental laws for our properties may adversely affect our operating costs and the value of the properties. In order to comply with the various environmental laws, we plan to obtain satisfactory Phase I environmental site assessments or have a set amount of environmental insurance in place for all of the properties that we purchase.
Recent increase in costs of credit and stagnation of real estate prices could lead to economic slowdown and possibly a recession. Continued stagnation in the real estate market and stagnation or declines of other economic conditions often lead to overall economic slowdowns and possibly, recessions. Periods of economic slowdown or recession are typically accompanied by declines in real estate sales in general. These conditions in turn can result in increases in mortgage loan delinquencies and foreclosures and declines in real estate prices and values. Any material decline in real estate values would, among other things, increase the loan-to-value ratio of any properties on which we have mortgage financing and any real estate loans we own. A significant period of increased delinquencies, foreclosures or depressions in real estate prices would likely materially and adversely affect our ability to finance our real estate investments.
Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets in which we operate, our operations and our profitability. Terrorist attacks will negatively affect our operations and the value of our Shares. Terrorist attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We own and may acquire additional office properties, generally in major metropolitan or suburban areas. Insurable risks associated with potential acts of terrorism against office and other properties in major metropolitan areas could sharply increase the premiums we pay for coverage against property and casualty claims. Moreover, mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. We will seek to obtain terrorism insurance, but the terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. Also, certain losses resulting from these types of events are uninsurable and others may not be covered by our terrorism insurance. Terrorism insurance may not be available at a reasonable price or at all.

The war in Iraq and other hostilities and uncertainties in the Middle East could have a further impact on our tenants. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or the value of our Shares.
Any of these events could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues will be dependent upon payment of rent by tenants, which may be particularly vulnerable to uncertainty in the local economy. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to our shareholders.
Methods we use to own our properties. We generally hold our investments in real property in the form of a 100% fee title interest. However, we may also purchase partial interest in property, either directly with others as co-owners (a co-tenancy interest) or indirectly through an intermediary entity such as a joint venture, partnership or limited liability company. As discussed below, we may hold some of our properties indirectly through limited partnerships under a DOWNREIT structure. Also, we may on occasion purchase an interest in a long-term leasehold estate (for example, a ground lease). We may also enter sale-leaseback financing transactions whereby we purchase a property and lease it back to the seller for lease payments to cover our financing costs and where the seller has the right to repurchase the property at an agreed upon price.
If we invest in a DOWNREIT partnership as a general partner we would be responsible for all liabilities of such partnership. In a DOWNREIT structure, as well as some joint ventures or other investments we may make, we will employ a limited partnership as the holder of our real estate investment. We will likely acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may also be required to take our interests in other investments as a general partner as in the case of our initial investment. As a general partner, we would be potentially liable for all such liabilities, even if we don’t have rights of management or control over the operation of the partnership as another of the general partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of investment we initially made or then had in the partnership. We would like to acquire up to $100 million or more of our properties in DOWNREIT partnerships.
In a sale-leaseback transaction, we are at risk that our seller/lessee will default if its tenants default. On occasion, we may lease an investment property back to the seller for a certain period of time or until we obtain stated rental income objectives. When the seller/lessee subleases space to its tenants, the seller/lessee’s ability to meet any mortgage payments and its rental obligations to us will be subject to its subtenants’ ability to pay their rent to the seller/lessee on a timely basis. A default by the seller/lessee or other premature termination of its leaseback agreement with us and our subsequent inability to release the property will likely cause us to suffer losses and adversely affect our financial condition and ability to pay dividends.
Uncertain market conditions and the broad discretion of management relating to the future disposition of properties could adversely affect the return on our Shares. We generally will hold the various real properties in which we invest until such time as management determines that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that such objectives will not be met. Otherwise, our management, subject to approval of our board, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time. We cannot predict with any certainty the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of our properties, we cannot assure our shareholders that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which our shareholders will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.
Regulatory changes may adversely affect our specific properties and may have adverse results on our operations and returns on our Shares. State and/or local governments may adopt regulatory provisions regarding land use and zoning changes. Also, regulatory changes may permit requirements outside the control of governmental authorities at the local level, including, but not limited to special assessment districts, special zoning codes and restrictions on land development. Also, special use permits could be required. Any of these changes could affect our costs of operating our properties, prices at which we can sell or lease or properties, and our ability to finance or refinance the properties.
Changes in local conditions may affect one or more of our properties. Each of our properties will be sensitive to local economic conditions such as population growth rates, employment rates and the local financial markets. The deterioration in any of these local conditions could affect our ability to profitably operate a property and could adversely affect the price and terms of our sale or other disposition of the property.

Each of our properties will be subject to local supply and demand for similar or competing properties. Each of our properties will be affected by the number and condition of competing properties within its general location, which also will affect the supply and demand for such properties. In general, if the market for a particular type of property is profitable, additional competing properties will be constructed. As a result, the number of competing properties will at some point exceed the demand and competition among the similar properties will increase, making profitable operations of our properties more difficult and depressing the prices at which we would sell or otherwise dispose of the property.
Risks Relating to Debt Financing
The more leverage we use, the higher our operational risks will be. The more we borrow, the higher our fixed debt payment obligations will be and the risk that we will not be able to timely pay these obligations will be greater in the event we experience a decrease in rental or other revenues or an increase in our other costs. At March 31, 2008, we had a total of $17,951,624 of secured financing on our properties. We intend to continue to borrow funds through secured financings to acquire additional properties.
If we fail to make our debt payments, we could lose our investment in a property. Loans obtained to fund property acquisitions will generally be secured by mortgages on our properties. If we are unable to make our debt payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment which in turn could cause the value of the Shares and the dividends payable to shareholders to be reduced.
Lenders may require us to enter into restrictive covenants relating to our operations. In connection with obtaining certain financing, a lender could impose restrictions on us which affect our ability to incur additional debt and our distribution and operating policies. Generally, our lenders will require us to give them covenants which limit our ability to further mortgage the property, to discontinue insurance coverage, or impose other limitations.
If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to pay dividends. Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. We may finance more properties in this manner. Our ability to make a balloon payment at maturity is uncertain and will depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to shareholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. We currently have loans that require balloon payments of $3.1 million due in 2012, $9.4 million due in 2014 and $2.8 million due in 2016.
Our risks of losing property through a mortgage loan default will be greater where the property is cross-collateralized. In circumstances we deem appropriate, we may cross-collateralize two or more of our properties to secure a single loan or group of related loans, such as where we purchase a group of unimproved properties from a single seller or where we obtain a credit facility for general application from an institutional lender. Cross-collateralizing typically occurs where the lender requires a single loan to finance the group of properties, rather than allocating the larger loan to separate loans, each secured by a single property. We thus could default on payment of the single larger loan, even though we could pay one or more of the single loans secured by individual properties if each property was subject to a separate loan and mortgage. Our default under a cross-collateralized obligation could cause the loss of all of the properties securing the loan. In a typical financing arrangement, each property could secure a separate loan and our default under one loan generally could result only in our loss of the property securing the loan.
Due-on-sale clauses in our mortgages may prevent us from taking advantage of interest rate changes. Lenders typically require a due-on-sale clause in their mortgage loan agreements whereby, in the event of the sale of the property, the lender may call the mortgage due and payable. As a practical matter, a due-on-sale clause would require the property to be refinanced and the mortgage repaid in the event we sell the property or require us to pay a premium to the lender to waive the due-on-sale clause. If prevailing interest rates are higher than those charged on a property’s mortgage, and its mortgage did not have a due-on-sale clause, we could be able to obtain a higher sales price to reflect the lower mortgage costs we could pass on to the buyer.
Risks Associated with Making or Investing in Mortgage Loans
We do not have experienced loan underwriting personnel. We have made three mortgage loans to a single borrower totaling $1,935,000. We do not actively seek mortgage loan investments, but our management is open to these investment opportunities and we anticipate that we will invest in one or more mortgage loans in the future. We do not maintain any staff of experienced loan underwriting personnel. Our lack of experienced loan underwriting personnel may put us at a disadvantage in analyzing and negotiating mortgage loans and could result in our investment in poorer performing mortgage loans, which investments might have been avoided by a more experienced underwriting staff. The probability of our successfully investing in mortgage loans would be greatly enhanced by expertise in and experience with mortgage loan underwriting.

Mortgage loans may be impacted by unfavorable real estate market conditions, which could decrease the value of our mortgage investments. Our mortgage loan investments, if any, will be at risk of default caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. Also, we will not be able to assure that the values of the property securing our mortgage loan (the “mortgaged property”) will not decrease from those at the times the mortgage loans were originated. If the values of the mortgaged property drop, our risk will increase and the values of our mortgage loan investments may decrease.
Mortgage loans may be subject to interest rate fluctuations that could reduce our returns as compared to market interest rates. If a mortgage loan investment bears a fixed rate for a long term and interest rates rise, the mortgage loan could yield a return lower than then-current market rates. On the other hand, should interest rates fall, we would be adversely affected if our borrower prepays the mortgage loan because we may not be able to reinvest the proceeds in mortgage loans bearing the previously higher interest rate.
Returns on mortgage loans may be limited by regulations. Any of our mortgage loan investments will be subject to regulation by federal, state and/or local authorities and subject to various laws and judicial and administrative decisions. If we invest in mortgage loans in several jurisdictions, it could reduce the amount of income we would otherwise receive.
Delays in liquidating a defaulted mortgage loan could reduce our investment returns. If one of our mortgage loans goes into default, we may not be able to quickly foreclose and sell the mortgaged property. Any delay could reduce the value of our investment in the defaulted mortgage loan. An action to foreclose on a mortgaged property is regulated by state statutes and rules and subject to many other delays and expenses. In the event of a default by our borrower, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgage property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.
Foreclosures create additional ownership risks that could adversely impact our returns on mortgage investments. If we acquire a mortgaged property by foreclosure following default under a mortgage loan, we will have the economic and liability risks as the owner.
Risks Relating to Our Management’s Conflicts of Interest
We face certain conflicts of interest with respect to our operations. We will rely on our senior management for our day-to-day operations. Messrs. Heilbron and Elsberry are also officers and directors of our property manager, CHG Properties, and certain affiliated entities. As such, our officers and directors may experience conflicts of interest in allocating management time and resources between us and CHG Properties or its affiliates possibly including other real estate investment programs. They may also be subject to conflicts of interest in making investment decisions on properties for us as opposed to other entities that may have similar investment objectives. For example, they may have different incentives in determining when to sell properties with respect to which it is entitled to fees and compensation and such determinations may not be in our best interest. Our shareholders must depend on our independent directors, who presently constitute four of our five directors, to oversee, monitor and resolve any such conflicts on our behalf.
There is competition for the time and services of our senior management, and our property manager and its affiliates may not dedicate all of the time necessary to manage our business. We rely on Messrs. Heilbron and Elsberry for our daily operations. They and certain of our administrative personnel are also officers, directors and/or personnel of our property manager and/or its affiliates. As such, they have conflicts in allocating their management time, services and functions among us, our property manager and its affiliates, possibly including other real estate investment programs or other business ventures that they may organize or serve. Those personnel could take actions that are more favorable to other entities than to us. Our shareholders must depend on our independent directors to oversee, monitor and resolve any such conflicts on our behalf.
The amounts of compensation to be paid to our management, our property manager and possibly their affiliates cannot be predicted. Because our board of directors may vary the amount of fees that we will pay to our property manager and possibly their affiliates in the future and to a large extent these fees are based on the level of our business activity, it is not possible to predict the amounts of compensation that we will be required to pay these entities. In addition, because our senior management are given broad discretion to determine when to consummate a transaction, we rely on these key persons to dictate the level of our business activity. Fees paid to our affiliates will reduce funds available for payment of dividends. Our shareholders must rely on the judgment of our independent directors whose majority vote is necessary to approve such affiliate compensation. Because we cannot predict the amount of fees due to these affiliates, we cannot predict how precisely such fees will impact such payments.

Our rights, and the rights of our shareholders, to recover claims against our officers and directors are limited. Our articles of incorporation eliminate the liability of our officers and directors for monetary damages to the fullest extent permissible under California law. California law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interest and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Also, our articles of incorporation authorize us, and our bylaws require us, to indemnify our directors, officers, employees and agents to the maximum extent permitted under California law, and the property management agreement requires us to indemnify our property manager and its affiliates for actions taken by them in good faith and without negligence or misconduct. Because of these provisions, we and our shareholders may have more limited rights to monetary damages against our directors and officers than might otherwise be available under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents in any legal actions to collect damages or for other claims against our officers and directors.
Risks Relating to Federal Income Taxes
Because of recently enacted tax legislation, REIT investments are comparatively less attractive than investments in other corporations. The tax rate applicable to qualifying corporate dividends received by individuals prior to 2009 has been reduced to a maximum rate of 15.0% by recent income tax legislation. However, this tax rate is generally not applicable to dividends paid by a REIT, unless those dividends represent earnings on which the REIT itself has been taxed. Consequently, dividends (other than capital gain dividends) we pay to individual investors generally will be subject to the tax rates that are otherwise applicable to ordinary income that currently are as high as 35.0%. This legislation may make an investment in our Shares comparatively less attractive relative to an investment in the securities of other corporate entities that pay dividends and that are not formed as REITs.
Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions. If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability. In addition, distributions to shareholders would no longer qualify for the distributions paid deduction and we would no longer be required to make distributions. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax. Qualification as a REIT is subject to the satisfaction of tax requirements and various factual matters and circumstances which are not entirely within our control. New legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to qualification as a REIT or the federal income tax consequences of being a REIT. Legislative or regulatory action could adversely affect investors. In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in Shares. The Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act enacted in 1998 contain numerous provisions affecting the real estate industry, generally, and the taxation of REITs, specifically. Changes are likely to continue to occur in the future, and we cannot assure our shareholders that any such changes will not adversely affect the taxation of a shareholder. Any such changes could have an adverse effect on an investment in Shares or on the market value or the resale potential of our properties. Our shareholders are urged to consult with their own tax advisor with respect to the impact of recent legislation on their investment in our Shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our Shares.
To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions. In order to continue to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our Real Estate Investment Trust Taxable Income (“REIT Taxable Income”) each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100.0% of our net taxable income each year. In addition, we will be subject to a 4.0% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85.0% of our ordinary income, 95.0% of our capital gain net income and 100.0% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.
Qualified plans investing in our Shares will be taxed on our distributions to the extent that they are unrelated business taxable income. Qualified plans, IRAs and certain other tax-exempt entities will, even though they are generally exempt from federal taxation, nevertheless generally be subject to tax on our distributions, to the extent the distribution represents unrelated taxable income (“UBTI”) which exceeds $1,000 during any tax year. In general, an allocation of income from property that is debt financed property will result in UBTI were “debt financed property” is defined to mean any property as to which there is “acquisition indebtedness.” Our payment of distributions to a tax-exempt employee pension benefit trust or other domestic tax-exempt stockholder generally will not constitute UBTI to such stockholder unless such stockholder has borrowed to acquire or carry its Shares.

We still may be required to pay federal or state taxes. Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100.0% tax. We may not be able to make sufficient distributions to avoid the 4.0% excise tax that generally applies to income retained by a REIT. We may also decide to retain proceeds we realize from the sale or other disposition of our property and pay income tax on gain recognized on the sale. In that event, we could elect to treat our stockholders as if they earned that gain and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would derive no benefit from their deemed payment of such tax. We may also be subject to state and local taxes on our income or property, either directly, at the level of the operating partnership, or at the level of the other companies through which we indirectly own our assets.
Foreign shareholders selling their Securities may be subject to FIRPTA tax. Generally, a foreign person disposing of a U.S. real property interest, including securities of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. This FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.
We cannot assure our shareholders that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our Shares would be subject to FIRPTA tax, unless our Shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5.0% of the value of our outstanding common stock.
Retirement Plan Risks
There are special considerations that apply to qualified plans and IRAs investing in our Shares. Investors who are qualified plans, such as a pension, profit sharing, 401(k), Keogh or other qualified retirement plan, or who are IRAs should satisfy themselves that:
•	their investment is consistent with their fiduciary obligations under ERISA and the Internal Revenue Code;
•	their investment is made in accordance with the documents and instruments governing their Retirement Plan or IRA, including their plan’s investment policy;
•	their investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;
•	their investment will not impair the liquidity of the plan;
•	their investment will not produce UBTI for the plan or IRA;
•	they will be able to value the assets of the plan annually in accordance with ERISA requirements; and
•	their investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

ITEM 2.	FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion relates to our financial statements and should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. Statements contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are not historical facts may be forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to materially differ from those projected. Some of the information presented is forward-looking in nature, including information concerning projected future occupancy rates, rental rate increases, project development timing and investment amounts. Although the information is based our current expectations, actual results could vary from expectations, actual results could vary from expectations stated in this report. Numerous factors will affect our actual results, some of which are beyond our control. These include the timing and strength of national and regional economic growth, the strength of commercial and residential markets, competitive market conditions, fluctuations in availability and cost of construction materials and labor resulting from the effects of worldwide demand, future interest rate levels and capital market conditions. You are cautioned not to place undue reliance on this information, which speaks only as of the date of this report. We assume no obligation to update publicly any forward-looking information, whether as a result of new information, future events or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws to disclose material information. For a discussion of important risks related to our business, and an investment in our securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information.
OVERVIEW AND BACKGROUND
We operate as a self-administered real estate investment trust (“REIT”) headquartered in San Diego County, California, formed to own and operate income producing real estate properties. During the last two years we have been in a fast growth stage, having increased capital by approximately 1200% to $29.6 million at December 31, 2007 from $2.2 million at December 31, 2005, and our investment portfolio by approximately 1100% to $45.9 million at December 31, 2007 from $3.8 million at December 31, 2005.
At December 31, 2007, we owned 2 office building properties, 2 retail strip centers, 1 single user retail store, 1 residential apartment building, 2 self storage properties and one mortgage loan. Our properties are located primarily in Southern California and Colorado. These areas have above average population growth. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within one year of operations. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1, or has been operating for three years. Our geographical clustering of assets enables us to reduce our operating costs through economies of scale by servicing a number of properties with less staff. We actively seek potential acquisitions through regular communications with real estate brokers and other third parties.
Most of our office and retail properties we currently own are leased to a variety of tenants ranging from small businesses to large public companies, many of which do not have publicly rated debt. We have in the past entered into, and intend in the future to enter into, purchase agreements for real estate having net leases that require the tenant to pay all of the operating expense (Net, Net, Net Leases) or pay increases in operating expenses over specific base years. Most of our leases are for terms of 3 to 5 years with annual rental increases built into the leases. Our residential and self storage properties that we currently own are rented pursuant to a rental agreement that is for no longer than 6 months. Our self storage properties are located in markets having other self storage properties. Competition with these other properties will impact our operating results of these properties, which depends materially on our ability to timely lease vacant self storage units, to actively manage unit rental rates, and our tenants’ ability to make required rental payments. To be successful, we must be able to continue to respond quickly and effectively to changes in local and regional economic conditions by adjusting rental rates of these properties within their regional market in Southern California. We depend on advertisements, flyers, websites, etc. to secure new tenants to fill any vacancies.
Current Developments and Trends
Credit and real estate financing markets have experienced significant deterioration beginning in the second half of 2007. We expect this trend may continue throughout 2008 and market turbulence could increase in the commercial real estate arena.
We believe that as a result of these negative trends, mortgage financing will continue to be more difficult to obtain, which may affect our ability to finance future acquisitions. We have been able to obtain financing on satisfactory terms for the potential acquisitions we have under contract. However, we have experienced challenges in obtaining financing in the amounts related to purchase price or the rates that were available 2 or 3 years ago. We believe the negative trends in the mortgage markets could reduce the competition for properties and reduce the price of those properties.

Although long-term interest rates remain relatively low by historical standards, there has been a significant increase in the credit spreads across the credit spectrum. Increases in credit spreads or deterioration in individual tenant credit may lower the appraised values of properties. We generally seek three to five year leases with our tenants to mitigate the impact that fluctuations in interest rates have on the values of our portfolio.
Also, economic growth rates have slowed in recent periods and inflation rates in the United States have continued to rise. Increases in inflation are sometimes associated with rising long-term interest rates, which may have a negative impact on the value of the portfolio we own. To mitigate this risk, we will continue to try to lease our properties with fixed rent increases and/or with scheduled rent increases based on formulas indexed to increases in the Consumer Price Index (“CPI”) or other indices for the jurisdiction in which the property is located. To the extent that the CPI increases, additional rental income streams may be generated from these leases and thereby mitigate the impact of inflation.
Management Evaluation of Results of Operations
Management evaluates our results of operations with a primary focus on increasing and enhancing the value, quality and amount of properties and seeking to increase value in our real estate. Management focuses its efforts on improving underperforming assets through re-leasing efforts, including negotiation of lease renewals, or selectively selling assets in order to increase value in our real estate portfolio. The ability to increase assets under management is affected by our ability to raise capital and our ability to identify appropriate investments.
Management’s evaluation of operating results includes our ability to generate necessary cash flow in order to fund distributions to our shareholders. As a result, management’s assessment of operating results gives less emphasis to the effects of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges such as depreciation and impairment charges. Management’s evaluation of our potential for generating cash flow includes an assessment of the long-term sustainability of our real estate portfolio. Past funding of distributions to our shareholders exceeded our cash flow from operations. We anticipate that as we acquire additional properties our revenues will increase at a faster rate than our general and administrative expenses due to efficiencies of scale. We therefore believe that we will be able to fund our future distributions to our shareholders from cash flow from operations.
Management focuses on measures of cash flows from investing activities and cash flows from financing activities in its evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property or mortgage receivables and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the proceeds from sale of stock, borrowings and repayments of mortgage debt and the payment of distributions to our shareholders.
CRITICAL ACCOUNTING POLICIES
The presentation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Certain accounting policies are considered to be critical accounting policies, as they require management to make assumptions about matters that are highly uncertain at the time the estimate is made, and changes in the accounting estimate are reasonably likely to occur from period to period. Management believes the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our financial statements. For a summary of all of our significant accounting policies, see footnote 2 to our financial statements included elsewhere in this report.
Property Acquisitions. The Company accounts for its acquisitions of real estate in accordance with Statement of Financial Standards (“SFAS”) No.141, “Business Combinations” which requires the purchase price of acquired properties be allocated to the acquired tangible assets and liabilities, consisting of land, building, tenant improvements, long-term debt and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, the value of in-place leases, the value of unamortized lease origination costs and the value of tenant relationships, based in each case on their fair values.
Amounts allocated to land and to buildings and improvements, tenant improvements are derived on recent tax assessments after deduction of any intangibles determined by management for above-market and below-market leases, the value of in-place leases, the value of unamortized lease origination costs and the value of tenant relationships.
The amount allocated to acquire in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to acquired in-place leases is included in deferred leasing costs and acquisition related intangible assets in the balance sheet and amortized over the remaining non-cancelable term of the respective leases.

The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of rents that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below market leases are included in other assets or acquisition-related liabilities in the balance sheet and are amortized on a straight-line basis as an increase or reduction of rental income over the remaining non-cancelable term of the respective leases. As of December 31, 2007 and 2006, the Company did not have any deferred rent for above or below market leases.
The total amount of remaining intangible assets acquired, which consists of unamortized lease origination costs, in-place leases and customer relationship intangible values, are allocated based on managements’ evaluation of the of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The value of in-place leases and unamortized lease origination costs are amortized to expense over the remaining term of the respective leases, which range from two to four years. The value of customer relationship intangibles, which is the benefit to the Company resulting from the likelihood of an existing tenant renewing its lease, are amortized over the remaining term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense. At December 31, 2007, total lease intangibles consisted of lease origination costs of $170,003 net of accumulated amortization of $31,479.
Revenue Recognition. The Company recognizes revenue from rent, tenant reimbursements, and other revenue once all of the following criteria are met in accordance with SEC Staff Accounting Bulletin Topic 13, “Revenue Recognition”:
•	persuasive evidence of an arrangement exists;
•	delivery has occurred or services have been rendered;
•	the amount is fixed or determinable; and
•	the collectability of the amount is reasonably assured.
In accordance with SFAS No. 13, “Accounting for Leases” (“SFAS 13”), as amended and interpreted, minimum annual rental revenue is recognized in rental revenues on a straight-line basis over the term of the related lease.
Certain of the Company’s leases currently contain rental increases at specified intervals, and generally accepted accounting principles require the Company to record an asset, and include in revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, the Company determines, in its judgment, to what extent the deferred rent receivable applicable to each specific tenant is collectible. The Company reviews material deferred rent receivable, as it relates to straight-line rents, on a quarterly basis and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of deferred rent with respect to any given tenant is in doubt, the Company records an increase in the allowance for uncollectible accounts or records a direct write-off of the specific rent receivable. No such reserves have been recorded as of December 31, 2007 or 2006.
Tenant Receivables. The Company periodically evaluates the collectability of amounts due from tenants and maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. In addition, the Company maintains an allowance for deferred rent receivable that arises from straight-lining of rents. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of its tenants in developing these estimates. There were no allowances at December 31, 2007 or 2006.

Impairment. The Company accounts for the impairment of real estate in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, which requires that the Company review the carrying value of each property to determine if circumstances that indicate impairment in the carrying value of the investment exist or that depreciation periods should be modified. If circumstances support the possibility of impairment, the Company prepares a projection of the undiscounted future cash flows, without interest charges, of the specific property and determines if the investment in such property is recoverable. If impairment is indicated, the carrying value of the property would be written down to its estimated fair value based on the Company’s best estimate of the property’s discounted future cash flows. There have been no impairments recognized on the Company’s real estate assets at December 31, 2007 and 2006.
Provision for Loan Losses. The accounting policies require that the Company maintain an allowance for estimated credit losses with respect to mortgage loans it has made based upon its evaluation and knowledge of its inherent risks associated with its private lending assets. Management reflects provisions for loan losses based upon its assessment of general market conditions, its internal risk management policies and credit risk rating system, industry loss experience, its assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Actual losses, if any, could ultimately differ from these estimates. There have been no provisions for loan losses at December 31, 2007 and 2006.
THE FOLLOWING IS A COMPARISON OF OUR RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
Our results of operations for the year ended December 31, 2007 are not indicative of those expected in future periods as we expect that rental income, interest income from real estate loans receivable, interest expense, rental operating expense, general and administrative expense and depreciation and amortization will significantly increase in future periods as a result of the assets acquired during 2007 for an entire period and as a result of anticipated future acquisitions of real estate investments.
RECENT EVENTS HAVING SIGNIFICANT EFFECT ON RESULTS OF OPERATIONS COMPARISONS
Acquisitions
Prior to January 1, 2006 we only had two properties; a 39 unit Apartment property in Cheyenne, Wyoming purchased in 1999 and a 26,912 square foot office building in San Marcos, California purchased in 2000.
During the year ended December 31, 2006, we purchased a 114,000 square foot office building in Aurora, Colorado (June 28, 2006) and a 3000 square foot retail property in Escondido, California (September 8, 2006).
During the year ended December 31, 2007, we purchased a 115,000 square foot office building complex consisting of three buildings on three separate parcels, in Colorado Springs, Colorado (March 21, 2007), a 6,000 square foot strip center in Denver, Colorado (October 31, 2007), a 55,000 square foot strip center in Highland, California (September 21, 2007), a 61,000 square foot Self Storage property in Highland, California (November 19, 2007) and a 150,000 square foot self storage in Hesperia, California (December 10, 2007).
As of December 31, 2007, the Company portfolio of operating properties was comprised of two office buildings (“Office Properties”) which encompassed approximately 229 thousand rentable square feet, three retail centers or stores (“Retail Properties”) which encompassed approximately 64 thousand rentable square feet, one 39 unit residential apartment (“Residential Properties”) and two self storage facilities (“Self Storage Properties”) which encompassed approximately 210,000 rentable square feet.
Financing
On February 15, 2005 we commenced a private placement offering of $50 million of our unit of common stock and warrants or Series AA Preferred Stock. The Unit was priced at $20.00 per unit and the Series AA Preferred Stock was priced at $25.00 per share. The Unit consisted of 2 shares of our common stock and one warrant to purchase one share of our common stock at $12.00 for a period ending March 31, 2010. A total of 433,204 Units were sold comprised of 433,204 of warrants and 866,208 shares of common stock were sold in this offering. Each share of Series AA Preferred Stock (i) is non-voting, except under certain circumstances as provided in the Articles of Incorporation; (ii) is entitled to annual cash dividends of 7% which are cumulative and payable quarterly; (iii) ranks senior, as to the payment of dividends and distributions of assets upon liquidation, to common stock or any other series of preferred stock that is not senior to or on parity with the Series AA Preferred Stock; (iv) is entitled to receive $25.00 plus accrued dividends upon liquidation; (v) may be redeemed by the Company prior to the mandatory conversion date at a price of $25.00 plus accrued dividends, (vi) may be converted into two shares of common stock at the option of the holder prior to the mandatory conversion date, and (vii) shall be converted into two shares of common stock on the fourth Friday of December 2015. The conversion price is subject to certain anti dilution adjustments. A total of 50,200 shares of the Series AA Preferred Stock were issued in this offering.

In October, 2006 this offering was terminated and we commenced a new offering of $200 million of our common stock at $10.00 per share. Net proceeds from these offerings, after commissions, due diligence fees, and syndication expenses, were approximately $11.1 million in 2006 and $15.6 in 2007. The net proceeds were primarily used to acquire the properties and to expand our administrative staff and support capabilities to levels commensurate with our increasing assets and staff requirements. During the year 2007 the net cash used in investing activities net of proceeds from mortgage notes payable was $15.6 million.
During 2007 we purchased three properties for $30.7 million that we financed $19.1 million, 62% of the purchase price, with various institutions. The remaining two properties that we purchased for $7.0 million were cash purchases.
We anticipate that the Company’s capital will increase by $30 to $50 million during 2008 from proceeds from one or more private placement offerings of its securities. The net proceeds of the offering will be available to acquire more real estate properties. In addition, we anticipate that we will finance some of the new real estate by borrowing a portion of the purchase price from financial institutions.
Mortgage Loan Receivables
On March 20, 2007, the Company originated its first mortgage loan in the amount of $500,000 collateralized by a second deed of trust on land under development as a retirement home in Escondido, California. This mortgage loan accrued interest at 15% per year. The mortgage loan unpaid principal and accrued interest is due and payable on March 19, 2008. The loan has been extended to June 19, 2008. At December 31, 2007 the principal and accrued interest was $413,368.
On October 1, 2007, the Company originated another mortgage loan in the amount of $935,000 collateralized by a first deed of trust on the land under development as a retirement home in Escondido, California. This mortgage loan accrued interest at 11.5% per year and the unpaid principal balance and accrued interest is due and payable on September 30, 2008. At December 31, 2007 the principal and accrued interest was $962,748.
On November 19, 2007, the Company originated another mortgage loan in the amount of $500,000 collateralized by a third deed of trust on the land under development as a retirement home in Escondido, California. This mortgage loan accrues interest at 15% per year. The mortgage loan unpaid principal and accrued interest is due and payable on September 30, 2008 co-terminus with the loan secured by the second deed of trust. At December 31, 2007, the principal and unpaid interest was $512,709.
Properties Sold
In June 2007, we sold a 48.601% interest in the 7-Eleven property in Escondido, California for $685,275, for a gain on sale of $4,475.
In October 2007, we sold the Rancho Santa Fe Professional office building in San Marcos, California for $5,650,000 resulting in a gain on the sale of $2,886,130. The net proceeds from this sale were exchanged, pursuant to Section 1031, for the purchase of Regatta Square in Denver, Colorado and Palm Self Storage in Highland, California, therefore, there was no income tax incurred on the gain.
Revenues
Rental revenue from continuing operations was $2,863,836 for 2007 versus $706,964 for 2006, an increase of $2,156,872, or 305%. Rental revenue in 2005 was $207,209. The increase in rental revenue in 2007 compared to 2006 is primarily attributable to:
•	The five properties acquired by NetREIT in 2007, which generated $1,699,550 of rent revenue in 2007.

•	The two properties acquired in 2006 which generated $945,742 in 2007 compared to $495,006, an increase of $450,736.

•	Same property rents generated on one property during the entire year of 2007 and 2006 increased by $6,586.
Rental revenues are expected to continue to increase in future periods, as compared to historical periods, as a result of owning the assets acquired during 2007 for an entire year and future acquisitions of real estate assets. Four of the properties acquired in 2007 were purchased in the fourth quarter of 2007. On annualized basis the rental revenues of these four properties will increase revenues by approximately $800,000, a 27% increase. We currently have two properties under contract to purchase that would increase annual rental revenues by approximately $1,700,000. Revenue in 2008 will depend upon the completion of the acquisitions that we expected to be in June and July 2008. Our purchase of this property is contingent upon obtaining satisfactory financing and our approval of title and the property’s physical condition.

Interest income from mortgage loans was a new activity in 2007. Interest income from real estate receivables is expected to increase in future periods, as compared to 2007, as a result of owning assets acquired during 2007 for an entire year. We do not anticipate a significant increase in this area in 2008.
Rental Operating Expenses
Rental operating expense from continuing operations was $1,485,490 for 2007 versus $454,476 for 2006 and increase of $1,031,014, an increase of $227%. The increase in operating expense in 2007 compared to 2006 is primarily attributable to the same reasons that rental revenue increased. However, the operating expense as a percentage rental income was 52% for 2007 versus 64% in 2006, an improvement of 18%. The increase in number of properties and diversification of type of properties has resulted in the lower operating expense percentage. Rental operating expenses are expected to continue to increase in future periods, as compared to historical periods, as a result of owning the assets acquired during 2007 for an entire year and future acquisitions or real estate assets.
Interest Expense
Interest expense increased by $699,616 during the year 2007 compared to 2006 due to the higher average outstanding borrowings. At December 31, 2007 we had mortgage loans on four of the properties with total borrowings of $22,420,316 while at December 31, 2006 we only had a mortgage loan on one property for $3,573,443. We paid off the loan of $4,371,460 on the Hesperia, California property in January 2008. We anticipate interest expense to increase as a result of the increase in loans during 2007 for an entire year and the interest expense on future acquisitions. We will borrow funds to acquire both of the properties we currently have under contract.
The following is a summary of our interest expense on loans, including the interest and amortization of deferred financing costs reported in the discontinued operations on the statement of operations:

	2007	2006
Interest on San Marcos, CA property		$30,962
Interest on Cheyenne, WY property		41,833
Interest on Aurora, CO property	$237,154	121,911
Interest on Colorado Springs, CO property	520,341
Interest on Highland, CA property	54,123
Interest on Hespira, CA property	24,240
Amortization of deferred financing costs	6,232	47,713

Interest Expense	$842,090	$242,419

At April 1, 2008, the weighted average interest rate on our mortgage loans of $17,991,624 was 6.01%
Interest Coverage Ratio
Our interest coverage ratio for 2007 was 1.58 times and for 2006 was 1.09 times. Interest coverage ratio is calculated as: the interest coverage mount (as calculated in the following table) divided by interest expense, including interest recorded to discontinued operations. We consider interest coverage ratio to be an appropriate supplemental measure of a company’s ability to meet its interest expense obligations. Our calculations of interest coverage ratio may be different from the calculation use by other companies and, therefore, comparability may be limited. This information should not be considered as an alternative to any GAAP liquidity measures.

The following is a reconciliation of net cash provided by operating activities on our statement of cash flow to our interest coverage amount:

	2007	2006
Net cash from operating activities	$457,190	$131,919
Interest and amortized financing expense	842,090	172,474
Interest expense included in discontinued operations	—	69,945
Changes in assets and liabilities:
Receivable and other assets	585,952	75,288
Accounts payable, accrued expenses and other liabilities	(566,335)	(236,718)

Interest coverage amount	$1,318,897	$212,908

Divided by interest expense	$835,858	$194,706

Interest coverage ratio	1.58	1.09

Interest expense includes interest expense recorded to “income from discontinued operations” in our statement of operations.
Fixed Charge Coverage Ratio
Our fixed charge coverage ratio for 2007 was 1.42 times and for 2006 was .78 times. Fixed charge coverage ratio is calculated in exactly the same manner as interest coverage ratio, except that preferred stock dividends are also added to the denominator. We consider fixed charge coverage ratio to be an appropriate supplemental measure of a company’s ability to make its interest and preferred stock dividend payments.
General and Administrative Expenses
General and administrative expenses increased by $285,956 to $794,659 during the year 2007 compared to $508,703 in 2006. In 2007, general and administrative expenses as a percentage of total revenue were 27% as compared to 72% in 2006. In comparing our general and administrative expenses with other REITs you should take into consideration that we are a self administered REIT. Accordingly all of our expenses related to acquisitions, due diligence performed by our officers and employees is charged as general and administrative expense as incurred rather than being capitalized as part of the cost of real acquired. The increase in general and administrative expenses during 2007 and 2006 was a result of the increase in our capital and the size of our real estate portfolio during those years. The primary increase was in employee and director compensation costs. During the year 2007 employee and director compensation was $472,722 compared to $227,639 in 2006. The number of employees at December 31, 2007 and 2006 was 14 and 5, respectively. We anticipate an increase in staff and compensation costs as our capital and portfolio continue to increase, however we anticipate that these costs as a percentage of total revenue will continue to decline.
Net Income Available to Common Stockholders
Net income available to common stockholders was $2,525,277 in 2007, as compared to a net loss of $(398,121) in 2006. The calculation in determining net income (loss) available to common stockholders includes gains from sales of properties. The amount of gains varies from period to period based on the timing of property sales and can significantly impact net income available to common stockholders.
Net loss from continuing operations was $(471,228) for the year ended December 31, 2007 compared to $(455,506) for the year ended December 31, 2006. The loss from continuing operations is not necessarily indicative of future results, since four of the properties included in continuing operations were purchased during the last four months of 2007 and the general and administrative expense is not expected to increase significantly due to those acquisitions in the future.
During 2007, the gain recognized from the sales of investment properties was $2,886,131 as compared to no gains during 2006.

LIQUIDITY AND CAPITAL RESOURCES
Cash and Cash Equivalents
At December 31, 2007, we had approximately $4.9 million in cash and cash equivalents compared to $5.8 million at December 31, 2006. We expect to obtain additional mortgages collateralized by some or all of our real property in the future. We anticipate continuing issuing additional equity securities in order to obtain additional capital. We expect the funds from operations, additional mortgages and securities offerings will provide us with sufficient capital to make additional investments and to fund our continuing operations for the foreseeable future.
Investing Activities
Net cash used in investing activities during the year ended December 31, 2007 was approximately $34.6 million, which consisted of the purchase of 5 properties and improvements totaling $38.2 million and mortgage receivables of $1.9 million offset by the proceeds of sale of real estate of $6.0 million, as compared to net cash used in investing activities during the year ended December 31, 2006 of approximately $7.7 million which consisted of the purchase of 2 properties totaling $7.5 million.
Financing Activities
Net cash provided by financing activities for the year ended December 31, 2007 was approximately $33.3 million, which primarily consisted of $19.1 million proceeds received from the long-term financing of three of our properties and $15.6 million net proceeds from issuance of common stock offset by $.2 million of principal repayments on mortgages note payables and dividend payments of $1.1 million. Net cash provided by financing activities for the year ended December 31, 2006 was approximately $12.2 million, which consisted of the proceeds received from the long-term financing of 1 property totaling $3.6 million, the net proceeds from the offering of our common stock totaling $11.1 million and preferred stock partially offset by the repayment of 2 mortgage notes payable of $2.4 million and dividend payments to our stockholders of $.3 million.
Operating Activities
Net cash provided by operating activities during the year ended December 31, 2007 was approximately $457,000 compared to net cash provided by operating activities of approximately $132,000 for the year December 31, 2006. The increase in cash provided by operating activities was due to the properties acquired in 2007 that resulted in an increase in income before depreciation and amortization and gain on sale of real estate of approximately $630,000 compared to the year 2006, however this increase was offset by increases in net working capital (changes in operating assets and liabilities) of approximately $305,000. Net working capital increase was primarily for prepaid expenses and lease commission that increased by approximately $246,000. We anticipate that the funds from operating activities will increase during 2008 due to a full year of operations of those properties acquired during 2007 and future property acquisitions.
Future Capital Needs
During 2008 and beyond, we expect to complete additional acquisitions of real estate. We intend to fund our contractual obligations and acquire additional properties in 2008 by borrowing a portion of purchase price and collateralizing the mortgages with the acquired properties or from the net proceeds of issuing additional equity securities. We may also use these funds for general corporate needs. If we are unable to make any required debt payments on any borrowings we make in the future, our lenders could foreclose on the properties collateralizing their loans, which could cause us to lose part or all of our investments in such properties. In addition, we need sufficient capital to fund our dividends in order to meet these obligations.

Contractual Obligations
The following table provides information with respect to the maturities and scheduled principal repayments of our secured debt and interest payments on our fixed-rate debt at December 31, 2007 and provides information about the minimum commitments due in connection with our ground lease obligation and purchase commitment at December 31, 2007. Our secured debt agreements contain covenants and restrictions requiring us to meet certain financial ratios and reporting requirements. Non-compliance with one or more of the covenants or restrictions could result in the full or partial principle balance of such debt becoming immediately due and payable. We were in compliance with all our debt covenants and restrictions at December 31, 2007.

Payment Due by Period
	Less than 1 Year		1 - 3 years	3 - 5 Years	More than 5 Years
	(2008)		(2009-2010)	(2011-2012)	(After 2011)	Total
Principal payments—secured debt	$4,767,852	(1)	$867,722	$975,608	$15,809,134	$22,420,316
Interest payments—fixed-rate debt	1,087,111		2,080,199	1,972,311	1,489,366	6,628,987
Ground lease obligation (2)	20,040		40,080	41,194	1,159,114	1,260,428
Purchase commitments (3)	17,550,000		—	—	—	17,550,000

Total	$23,425,003		$2,988,001	$2,989,113	$18,457,614	$47,859,731

(1)	Principal payments include a short term loan of $4,371,460 at an interest rate of 9.5% that was assumed in connection of the acquisition of our Hesperia self storage property in December 2007. This loan was paid in full in January 2008 from funds on hand at December 31, 2007.

(2)	Lease obligations represent the ground lease payments due on our Highland, California property. The lease expires in 2062.

(3)	Purchase commitments represent two properties that we have contracts to purchase. We anticipate using funds from proceeds of sale of common stock since December 31, 2007 of approximately $6,200,000 and proceeds from mortgage loans for the remainder of the purchase price.
Capital Commitments
We currently project that we could spend an additional $500,000 to $800,000 in capital improvements, tenant improvements, and leasing costs for properties within our stabilized portfolio during 2008, depending on leasing activity. Capital expenditures may fluctuate in any given period subject to the nature, extent and timing of improvements required to maintain our properties, the term of the leases, the type of leases, he involvement of external leasing agents and overall market conditions. We have impounds with lending institutions of $500,000, included in Restricted Cash, reserved for these tenant improvement, capital expenditures and leasing costs.
Other Liquidity Needs
We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to continue to make, but have not contractually bound ourselves to make, regular quarterly distributions to common stockholders and preferred stockholders from cash flow from operating activities. All such distributions are at the discretion of the Board of Directors. We may be required to use borrowings, if necessary, to meet REIT distribution requirements and maintain our REIT status. We have historically distributed amounts in excess of the taxable income resulting in a return of capital to our stockholders, and currently have the ability to not increase our distributions to meet our REIT requirement for 2008. If our funds from operations do exceed the distribution and we do not, or cannot, sell property, we would have to borrow funds to pay the distribution or reduce or eliminate the distribution. We consider market factors and our historical and anticipated performance in addition to REIT requirements in determining our distribution levels. On January 31, 2008, we paid a regular quarterly cash dividend of $0.147 per common share to stockholders of record on December 31, 2007. This dividend is equivalent to an annual rate of $0.588 per share. In addition, we are required to make quarterly distributions to our Series AA Preferred stockholders, which totaled $87,850 of preferred dividends for 2007.
We believe that we will have sufficient capital resources to satisfy our liquidity needs over the next twelve-month period. We expect to meet our short-term liquidity needs, which may include principal repayments of our debt obligations, capital expenditures, distributions to common and preferred stockholders, and short-term acquisitions through retained cash flow from operations, proceeds from the proceeds from disposition of non-strategic assets.
We expect to meet our long-term liquidity requirements, which will include additional properties through additional issuance of common stock, long-term secured borrowings. We do not intend to reserve funds to retire existing debt upon maturity. We presently expect to refinance such debt at maturity or retire such debt through the issuance of common stock as market conditions permit.
Off-Balance Sheet Arrangements
As of December 31, 2007, we do not have any off-balance sheet arrangements or obligations, including contingent obligations.

Capital Expenditures, Tenant Improvements and Leasing Costs
Capital expenditures may fluctuate in any given period subject to the nature, extent, and timing of improvements required to be made to the Properties. We anticipate spending more on gross capital expenditures during 2008 compared to 2007 due to rising construction costs and the anticipated increase in acquisitions in 2008.
Tenant improvements and leasing costs may also fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease, the involvement of external leasing agents and overall market conditions.
Non-GAAP Supplemental Financial Measure: Funds From Operations (“FFO”)
Management believes that FFO is a useful supplemental measure of our operating performance. We define FFO as net income or loss available to common stockholders computed in accordance with GAAP, plus depreciation and amortization of real estate assets (excluding amortization of deferred financing costs and depreciation of non-real estate assets) reduced by gains and losses from sales of depreciable operating property if the proceeds are available for distribution to shareholders and extraordinary items, as defined by GAAP. Other REITs may use different methodologies for calculating FFO, and accordingly, our FFO may not be comparable to other REITs.
Because FFO excludes depreciation and amortization, gains and losses from property dispositions that are available for distribution to shareholders and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses and interest costs, providing a perspective not immediately apparent from net income. In addition, management believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.
However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties which are significant economic costs and could materially impact our results from operations.
The following table presents our Funds from Operations, for the years ended December 31, 2007 and 2006:

	Year ended December 31,
	2007	2006
Net income (loss)	$2,613,127	$(331,515)
Adjustments:
Preferred stock dividends	(87,850)	(66,606)
Depreciation and amortization of real estate assets	717,073	183,278
Amortization of finance charges	6,983	47,713

Funds From Operations	$3,249,333	$(167,130)

Our definition of FFO differs from the NAREIT definition in that the NAREIT definition is very general and states that the most commonly accepted and reported measure of REIT operating performance is a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation. The purpose of the FFO is to provide a measure of Funds From Operation available for distribution to common shareholders and we believe that excluding gains from exchanges of property is appropriate. We believe gains from the disposition of property should be included in FFO only where they result in funds that can be paid to the shareholders in the form of a capital gain distribution. There are no funds available for distribution from a gain resulting from an exchange of a property for another property. We would not have funds for distributions until the property received in the exchange is sold.
Inflation
Since the majority of our leases require tenants to pay most operating expenses, including real estate taxes, utilities, insurance, and increases in common area maintenance expenses, we do not believe our exposure to increases in costs and operating expenses resulting from inflation would be material.

Recent Issued Accounting Standards. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value and establishes a framework for measuring fair value under U. S. generally accepted accounting principles (“GAAP”). The key changes to current practice are (1) the definition of fair value, which focuses on an exit price rather than an entry price; (2) the methods used to measure fair value, such as emphasis that fair value is a market-based measurement, not an entity-specific measurement, as well as the inclusion of an adjustment for risk, restrictions, and credit standing and (3) the expanded disclosures about fair value measurements, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 on January 1, 2008. The Company does not believe the adoption of SFAS 157 will have a significant impact on the Company’s financial position or results of operations.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurements attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not plan to apply the fair value option to any specific assets or liabilities.
In November 2007, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 07-06, “Accounting for Sale of Real Estate Subject to the Requirements of SFAS 66 When the Agreement Includes a Buy-Sell Clause” (“EITF 07-06”). A buy-sell clause is a contractual term that gives both investors of a jointly-owned entity the ability to offer to buy the other investor’s interest. EITF 07-06 applies to sales of real estate to an entity if the entity is both partially owned by the seller of the real estate and subject to an arrangement between the seller and the other investor containing a buy-sell clause. The EITF concluded the existence of a buy-sell clause does not represent a prohibited form of continuing involvement that would preclude partial sale and profit recognition pursuant to SFAS 66. The EITF cautioned the buy-sell clause could represent such a prohibition if the terms of the buy-sell clause and other facts and circumstances of the arrangement suggest:
•	the buyer cannot act independently of the seller or

•	the seller is economically compelled or contractually required to reacquire the other investor’s interest in the jointly owned entity.
EITF 07-06 is effective for new arrangements in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The FASB does permit early adoption of EITF 07-06. The Company is currently evaluating the impact that EITF 07-6 will have on its financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces FASB Statement No. 141, “Business Combinations” (“SFAS 141”). SFAS 141R expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. SFAS 141R also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition dater. In addition, SFAS 141R requires that acquisition costs generally be expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact that SFAS 141R will have on its future financial statements.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidating Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. In addition, SFAS 160 provides reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontolling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not believe the adoption of SFAS 160 will have a significant impact on the Company’s financial position or results of operations.
SEGMENTS DISCLOSURE
The Company’s reportable segments consist of the four types of commercial real estate properties for which the Company’s decision-makers internally evaluate operating performance and financial results: Residential Properties, Office Properties, Retail Properties and Self Storage Properties. The Company also has certain corporate level activities including accounting, finance, legal administration and management information systems which are not considered separate operating segments.

The Company evaluates the performance of its segments based upon net operating income. Net operating income is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, real estate taxes, ground leases and provisions for bad debts) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and general and administrative expenses. There is no intersegment activity.
The following tables reconcile the Company’s segment activity to its combined results of operations for the years ended December 31, 2007 and 2006.

	Year Ended December 31,
	2007	2006
Office Properties:
Rental income	$2,192,448	$478,037
Property and related expenses	1,193,767	341,592

Net operating income, as defined	998,681	136,445

Residential Properties:
Rental income	218,544	211,958
Property and related expenses	117,832	112,321

Net operating income, as defined	100,712	99,637

Retail Properties:
Rental income	349,101	16,969
Property and related expenses	115,554	563

Net operating income, as defined	233,547	16,406

Self Storage Properties:
Rental income	103,743	—
Property and related expenses	58,337	—

Net operating income, as defined	45,406	—

Mortgage loan activity:
Interest income	74,838	—

Reconciliation to Net Income Available to Common Stockholders:
Total net operating income, as defined, for reportable segments	1,453,184	252,488
Unallocated other income:
Total other income	361,196	89,103
Unallocated other expenses:
General and administrative expenses	794,659	508,703
Interest expense	842,090	172,474
Depreciation and amortization	648,859	115,920

Income (loss) from continuing operations	(471,228)	(455,506)
Income from discontinued operations	3,084,355	123,991

Net income (loss)	2,613,127	(331,515)
Preferred dividends	(87,850)	(66,606)

Net income available for common stockholders	$2,525,277	$(398,121)

Office properties activity increase was due to a full year of operations in 2007 of the office building in Aurora, Colorado compared to a half year of operations in 2006 plus nine months results of operations of the office buildings in Colorado Springs, Colorado in 2007.
Retail properties consisted of the results of the 7-Eleven property in Escondido, California in 2006. The year of 2007 also included the results of the two retail centers that were purchased during the last quarter of 2007 in Highland, California and Denver, Colorado.

ITEM 3.	PROPERTIES
We own ten (10) separate properties located in three states. The following tables provide certain additional information about our properties as of December 31, 2007.

				Year				Renovation or
		Date	Type of	Property	Purchase	Percent		Improvement
Property	State	Acquired	Property	Constructed	Price*	Ownership	Occupancy	Cost(7)

Casa Grande Apts.(1)	WY	11/99	Residential	1973	$1,020,000	100%		—

Escondido 7-Eleven(3)	CA	9/06	Retail	1980	$1,404,864	51.4%		—

Havana/Parker Complex(2)	CO	6/06	Office	1975	$5,828,963	100%		$60,000

Joshua’s Self-Storage	CA	12/07	Self-storage	2003/2005	$8,007,127	100%		—

Garden Gateway Plaza(4)	CO	3/07	Office	1982(6)	$15,132,624	100%		—

Palm Self-Storage	CA	11/07	Self-storage	2003	$4,848,919	100%		—

Regatta Square Center(5)	CO	10/07	Retail	1996	$2,180,166	100%		—

World Plaza Center(6)	CA	9/07	Retail	1974	$7,650,679	100%		—

*	“Purchase Price” includes our acquisition related costs and expenses for the property.

(1)	An apartment building leased to tenants on a month-to-month basis.

(2)	An office building leased to tenants on a semi-gross basis.

(3)	Under single user lease to 7-Eleven, Inc. This property is owned by a DOWNREIT Partnership for which we serve as general partner and in which we own a 51.4% equity interest.

(4)	Consists of 3 separate properties. Information is for all 3 buildings in Complex.

(5)	Strip Centers.

(6)	Two story built in 1982 renovated — 2002, 2 one stories built 1999

(7)	Includes costs of or repairs to or replacement of major components, such as roofs, parking lot surfaces, landscaping, etc. Renovation or improvement costs will be financed from reserves or other cash on hand.

Physical Occupancy Table for Last 5 Years

	Percentage Occupancy for Year Ended December 31,
	2003	2004	2005	2006	2007
Casa Grande Apts. Cheyenne, WY	99.6%	99.1%	97.2%	94.2%	92.0%

Havana/Parker				79.0%	74.9%

Escondido 7-Eleven				100.0%	100.0%

Garden Gateway Bldg. 1					100.0%

Garden Gateway Bldg. 2					81.0%

Garden Gateway Bldg. 3					81.0%

World Plaza					98.1%

Regatta Square					100.0%

Palm Storage					85.0%

Joshua’s Storage					77.0%
Top Ten Tenants Physical Occupancy Table
The following table sets forth certain information with respect to our top ten tenants.

			Percent of Total
		Annualized Base	Annualized Base
		Rent as of	Rent as of
Tenant	Number of Leases	December 31, 2007	December 31, 2007
County of San Bernardino	1	$483,852	11.5%
Marvell Semiconductor	1	$228,030	5.0%
Fairchild Semiconductor	1	$207,900	5.4%
St. Paul Fire & Marine Inc.	1	$154,403	3.7%
Citizens Business Bank	1	$128,000	3.1%
Kinko’s	1	$107,250	2.6%
USA Triathlon	1	$94,470	2.3%
Community Alternatives	1	$66,941	1.6%
Smiling Moose Deli	1	$61,617	1.5%
India’s Express Menu	1	$60,676	1.5%

Occupancy and Average Effective Annual Rent Per Square Foot Average Effective Annual Rent Per Square Foot
The following table presents the average effective annual rent per square foot for our properties as of December 31, 2007, or if later, the date we acquired the property.

				Annual Rent
	GLA/	Annual	Annual Net	Per Sq Ft
Property	# of Units	Gross Rent	Oper Inc.	At Full Occupancy

Casa Grande Apts.	39 Apts	$213,400	$117,000	$7.68

Havana/Parker	114,000	$798,400	$169,000	$9.55

Escondido 7-Eleven	3,000	$54,000	$27,000	$18.00

Garden Gateway(2)	115,052	$1,037,300	$990,000	$10.61

World Plaza	55,098	$791,800	$540,000	$14.65

Regatta Square	5,983	$183,000	$165,000	$30.59

Palm Storage	494 Units	$521,000	$231,000	$10.13

Joshua’s Storage	789 Units	$600,000	$315,000	$5.21

(1)	“GLA” means Gross Leasable Area.

(2)	Consists of 3 separate properties. Information is for all 3 buildings in Complex.
Average Effective Annual Rent Per Square Foot for Last 5 Years

	Average Effective Annual Rent per Square Foot
	For the Years Ended December 31,
	2003	2004	2005	2006	2007
Casa Grande Apts.	$5.57	$5.53	$5.59	$5.71	$6.24

Havana/Parker				$6.65	$9.53

Escondido 7-Eleven				$18.02	$18.02

Garden Gateway Bldg. 1					$12.57

Garden Gateway Bldg. 2					$11.43

Garden Gateway Bldg. 3					$10.28

World Plaza					$15.49

Regatta Square					$31.06

Palm Storage					$9.32

Joshua’s Storage					$6.06

Lease Expirations Lease Expiration Table
The following table shows lease expirations for our properties, assuming that none of the tenants exercise renewal options.

	Number of Leases		Annual Rental	Percent
Expiration Year	Expiring	Square Footage	From Lease	of Total
2008	32	43,463	$508,145	16.6%
2009	13	39,606	$458,648	15.0%
2010	16	41,583	$496,029	16.2%
2011	10	58,535	$907,463	29.6%
2012	5	29,919	$439,560	14.3%
2013	1	18,900	$255,150	8.3%
2014	—	—	—	—
2015	—	—	—	—
2016	—	—	—	—
2017	—	—	—	—

Totals	77	232,006	$3,064,995	100.0%

Concentration of Tenants Concentration of Tenants
As of December 31, 2007, the following tenants accounted for 10% or more of our aggregate annual rental income for the specific property:

		Current Base	% of Total
Property	Tenant	Annual Rent	Rental Income

Casa Grande Apts.	None

Havana/Parker Complex	None

Escondido 7-Eleven	7-Eleven, Inc.	$54,060	100%

Garden Gateway Plaza Bldg. 1	FedEx Kinko’s	$107,250	34%
	Fairchild Semiconductor	$207,900	66%

Garden Gateway Plaza Bldg. 2	Marvell Semiconductor	$228,030	100%

Garden Gateway Plaza Bldg. 3	St. Paul Fire and Marine	$154,403	31%
	USA Triathlon	$94,470	19%

World Plaza	County of San Bernardino	$483,852	61%

Regatta Square	Smiling Moose Deli	$61,617	34%
	Fancy, Inc.	$27,144	15%
	Inda’s Express Menu	$60,676	33%
	5th Avenue Nails	$33,600	18%

Palm Self-Storage	None

Joshua’s Self-Storage	None

The following table provides certain information with respect to the leases of those tenants that occupy 10% or more of the rentable square footage in each of our properties as of December 31, 2007.

			Percentage of
	Rentable		Property	Current Base	Renewal
Property and Lessee	Square Feet	Lease Ends	Leased	Annual Rent	Options

Escondido 7-Eleven 7-Eleven	3,000	12/31/2018	100%	$54,060	Two 5 yr.

Garden Gateway Plaza Bldg. 1 FedEx Kinko’s	6,500	9/30/2009	26%	$107,250	Two 5 yr.
Fairchild Semiconductor	18,900	7/31/2013	74%	$207,900	One 5 yr.

Garden Gateway Plaza Bldg. 2 Marvell Semiconductor	20,730	1/31/2012	81%	$228,030	One 2 yr.

Garden Gateway Plaza Bldg. 3 St. Paul Fire and Marine	15,157	2/28/2009	24%	$154,403	One 5 yr.
USA Triathlon	9,447	6/30/2010	15%	$94,470	No

World Plaza County of San Bernardino	29,942	2/28/2011	55%	$483,852	Two 1 yr.
					& One 5 yr.

Regatta Square Smiling Moose Deli	2,300	4/30/2010	38%	$61,617	Two 5 yr.
Fancy, Inc.	800	5/31/2012	14%	$27,144	One 5 yr.
Inda’s Express Menu	1,851	12/31/2008	31%	$60,676	No
5th Avenue Nails	1,032	8/31/2012	17%	$33,600	One 5 yr.

Havana/Parker	None

Joshua’s Self-Storage	None
Geographic Diversification Table
The following table shows a list of properties we owned as of December 31, 2007, grouped by the state where each of our investments is located.

					Current
					Base	Approximate %
	No. of		Aggregate	Approximate %	Annual	of Aggregate
State	Properties		Square Feet	of Square Feet	Rent	Annual Rent

California	4		268,256	50.4%	$1,966,867	46.8%
Colorado	5	(1)	235,035	44.1%	2,018,744	48.1%
Wyoming	1		29,250	5.5%	213,400	5.1%
Total	10		532,541	100.0%	4,199,011	100.0%

(1)	Includes the 3 separate properties comprising Garden Gateway Plaza.

Indebtedness
Mortgage Debt
The following table presents information on indebtedness encumbering our properties, excluding advances under any credit facility we may obtain.

	Principal		Current		Balance at
Property	Amount		Interest Rate	Maturity Date	Maturity

Casa Grande Apts.	$0		—	—	—
Escondido 7-Eleven	$0
Havana/Parker Complex	$3,520,170		6.51%	July 2016	$2,844,980
Joshua’s Self-Storage (2)	$4,371,460		9.51%	March 2008	$3,060,931
Garden Gateway Plaza Bldg. 1 (1)	$10,872,323	(1)	6.08%	April 2014	$9,387,287
Garden Gateway Plaza Bldg. 1 (1)		(1)	(1)	April 2014	$—
Garden Gateway Plaza Bldg. 1 (1)		(1)	(1)	April 2014	$—
Palm Self-Storage Regatta Square World Plaza	$3,656,363		5.31%	February 2012		(2)

(1)	Mortgage is cross-collateralized by the three properties comprising the Garden Gateway Plaza. Mortgage has release clause for each property.

(2)	Mortgage was paid in full in January 2008.
Casa Grande Apartments
This is a 39-unit apartment complex, including related improvements, on approximately 1.2 acres. The property is located in Cheyenne, Wyoming. The complex contains a total of twenty (20) two-bedroom apartments, and nineteen (19) single-bedroom apartments. The enclosed living areas aggregate approximately 29,250 square feet. The property was constructed in 1973.
Cheyenne, which is located in the southeast corner of the state, has a population of approximately 55,000. The property is located at 921 E. 17th Street, which is in the city’s downtown area in an established residential neighborhood next to Holiday Park, the city’s largest public park. The neighborhood is comprised of approximately 70% single family residences, 10% multi-family housing, 15% commercial uses and 5% industrial uses.
We lease the property to tenants on a month-to-month basis. The roof of the property was replaced in 1996. We plan no major renovations to the property within the next 36 months. The property is currently 97% occupied. Current rental rates are $480 for single bedroom units and a range from $515 to $575 for 2-bedroom units. The property competes for tenants with comparable multi-unit properties and single family residences in its area. We believe the property is comparable or superior to other multi-unit properties in the area considering its location and close proximity to Holiday Park, one of the more desirable areas of the city. We maintain casualty and liability insurance on the property which we believe provides adequate coverage against losses by reason of casualty or personal liability.
The complex is constructed of wood frame with stucco exterior and wood facing and trim. The complex includes paved parking for approximately sixty cars (1.5 places per apartment unit). The grounds of the building contain approximately 20,000 square feet of open area, which is fully landscaped with concrete walks throughout the site. The property was constructed in 1973.
We acquired this property on April 1, 1999 from Wyoming Casa Grande, a California limited partnership (“Wyoming Casa Grande” or the “Partnership”) in exchange for 36,830 of our common Shares and 39,852 shares of our Series A Preferred Stock.
For federal income tax purposes, the property has a depreciable basis of $363,247, the cost of which we will recover on a thirty year, straight line basis. We anticipate 2008 property taxes will be approximately $10,800.
The Company sold 55.381% interest in Casa Grande on March 3, 2008 for $1,104,535.

Escondido 7-Eleven
On September 8, 2006, we acquired a stand alone-single use retail property located at 850 West Mission Road, Escondido, California. This property, which we refer to as the “Escondido 7-Eleven Property,” consists of a 3,000 sq. ft. retail building situated on an approximately 12,000 sq. ft. corner lot. It is located at the corner of West Mission Road and Rock Springs Road in a mixed commercial, light industrial and residential area. The property consists of a one-story, brick and wood constructed building with a cement stucco exterior and an asphalt-paved parking lot.
The building is currently under lease to 7-Eleven, Inc. and is operated as a convenience store. The lease provides for minimum monthly rent of $4,505. The lease, which was originally terminable on December 31, 2008, has been extended to December 31, 2018 with minimum monthly rent of $9,000 during the first 5 years and $10,350 during the second 5 years. The lease is not subject to any renewal options. The lease is a NNN-lease. That is, the tenant is responsible for all major expenses of maintaining the property, including property taxes, insurance and maintenance costs.
Effective June 28, 2007, we sold a 48.6% undivided interest in the Escondido 7-Eleven property to the Allen Trust DTD 7-9-1999 (the “Trust”). We sold the 48.6% interest in the property for $680,425, which equals our pro rata cost for the property, including most of our acquisition costs and expenses. As a condition to the transaction, the parties, among other things, agreed to engage CHG Properties, Inc. to manage the property. We structured this transaction to satisfy the requirements of a tax deferred exchange under Section 1031 of the IRC. We do not believe that we will recognize taxable gain or loss as a result of this transaction.
In April 2008, we and the Trust contributed this property to a California limited partnership for which we serve as general partner and own a 51.4% equity interest. In connection with the formation of the Partnership, we gave the Trust the right to exchange its interest in the Partnership for shares of our common stock.
Havana/Parker Complex
On June 28, 2006, we purchased the Havana/Parker Complex which consists of 7 attached three story office buildings located in Aurora, Colorado. This property, which is operated under the name “Havana/Parker Complex”, is located at the intersection of Parker Road and Havana Street which is one of the busiest intersections in Aurora. The property consists of approximately 114,000 square feet and is approximately 65% occupied. The property is surrounded by newer Class A buildings. Our buildings are an alternative to the higher priced buildings in the area. We purchased the building for $5.829 million and invested approximately an additional $324,000 in renovating the property to attract quality and larger tenants. We borrowed $3.6 million at the time of purchase. The appraiser set a replacement value of $13.4 million on the property.
Joshua’s Self-Storage
On December 10, 2007, the Company acquired a 789 unit/149,650 square foot self storage property in Hesperia, California for $8 million including transaction costs, and the purchase was funded by assumption of an existing borrowing of $4,376,174 and the remainder was funded with the Company’s funds on hand. The existing borrowing assumed was paid off in full in January 2008. We refer to this property as the “Joshua’s Self-Storage”.
The property was constructed in 2003 and 2005 and is comprised of four single level storage buildings, a three bedroom residence building, and a six bay self-serve coin operated car wash facility located on approximately 9.5 acres of land. The property consists of approximately 804 self-storage units and 72 recreational vehicle (RV) rental spaces. The property is currently approximately 75% occupied.
Garden Gateway Plaza
On March 21, 2007, we acquired Garden Gateway Plaza for $15.1 million, including transaction costs. This property consists of three individual buildings situated on three separate properties within a multi-property campus. Included is a multi-tenant two-story office/flex building and two single-story office/flex buildings. The property is comprised of 115,179 sq. ft. on 12.0 acres.
The key attributes to this acquisition are:
•	Minimal leasing retrofit costs due to high-quality suite designs

•	Standard office and bay sizes

•	Strong high-quality tenant demand

•	Strong market location and access

•	Pricing is well below replacement cost

•	Current rental rates below market rates.
The property has 13 tenants and is approximately 85% leased. The major tenants include FedEx/Kinko’s, St. Paul Travelers, Waddell and Reed and Stifel, Nicolaus & Co., Fairchild Semiconductors, Marvell Technology.
Palm Self-Storage
On November 19, 2007, we completed our purchase of a self-storage property located at 1775 N. Palm Avenue in Highland, California. This property, which we refer to as the “Palm Self-Storage Property”, is comprised of ten single story buildings and one two-story building, totaling approximately 50,250 square feet, located on approximately 2.81 acres of land. The buildings comprise 463 self-storage rental units and 29 recreational vehicle (RV) rental spaces. The buildings are of framed stucco and modular construction completed in 2003. The property is currently approximately 92% occupied. This property was acquired in a cash transaction for $4.85 million.
Regatta Square
On October 31, 2007, we completed our purchase of the Regatta Square, a neighborhood retail center located at 727 Colorado Boulevard, Denver, Colorado. The purchase price was $2.180 million including transaction costs, all payable in cash. This property, which we refer to as the “Regatta Square Property”, is comprised of approximately 6100 square feet of gross leasable space situated on 0.4 acres of land. The property is currently 100% occupied.
World Plaza
On September 21, 2007, we completed our purchase of the World Plaza Retail Center, a multi-tenant neighborhood retail center located in Highland, California. We refer to this property as the “World Plaza Property.” The property consists of approximately 49,800 sq. ft. of net rentable area situated on approximately 4.48 acres used pursuant to a Ground Lease. We purchased the property for $7.650 million, including transaction costs. We purchased the property from World Plaza, LLC, a Delaware limited liability company. The purchase price of $7.641 million was with cash and by assumption of an existing loan in the amount of $3.731 million secured by a first deed of trust on the Ground Lease. The Ground Lease requires current annual rentals of $20,040 and expires on June 31, 2062. The Ground lease includes an option to purchase the property at the price of $181,710 in 2062. This property is currently 98% occupied.
The property was constructed in 1974. The major tenants on the property include the County of San Bernardino, San Bernardino Police Department, Inland Empire Deliverance Center, and Citizens Business Bank.
Pending Property Acquisitions
Executive Office Park. On April 17, 2008, we entered into a contract to purchase the Executive Office Park property located in Colorado Springs, Colorado. The purchase price is $10,200,000, which we will pay in cash and with new financing of $7,650,000. The purchase escrow is scheduled to close on July 15, 2008. Our purchase of this property is contingent upon obtaining satisfactory financing and our approval of title and the property’s physical condition.
This property is comprised of 65,000 square feet of gross rentable space situated on 4.57 acres. The property has four 2-story office buildings, two of which were completed in 2000 and the other two in 2001. The property is located at 1271, 1277, 1283 and 1295 Kelly Johnson Boulevard near the I-25 Interchange and immediately adjacent to the Chapel Hills Regional Mall. The property is currently more than 95% leased. Major tenants include Kellar Williams Realty and Security Title Company.
Waterman Plaza. On April 2, 2008, we entered into a contract to purchase the Waterman Plaza mixed use building located in San Bernardino, California. The purchase price is $7,350,000, all of which will be paid in cash and with new financing of $3,350,000. The purchase escrow is scheduled to close in June, 2008. Our purchase of this property is contingent upon the Seller’s completion of certain improvements, obtaining satisfactory financing, and our approval of title and the property’s physical condition.
At closing, this property will consist of one 21,800 sq. ft. building situated on approximately 2.7 acres of land. The property will also include plans for an additional 2,500 sq. ft. drive-through building suitable for a fast food tenant. Major tenants include Goodwill Industries and Subway. Our purchase of the property is contingent upon the owner’s guarantee of monthly rentals of $2.50 per square foot on this vacant space for 12 months and a guarantee of $5,833.33 per month and on the new improvements for a period of up to 12 months.

Our Real Estate Loan Investments
On March 20, 2007, we made a loan of up to $500,000 to Nightingale Escondido Real Estate L.P. (“Nightingale”). This loan is secured by a junior lien on two (2) parcels of property totaling approximately 3.47 acres located at 1802 North Centre City Parkway in Escondido, California. The loan is personally guaranteed by Mr. Cesar G. Tangonan, who is an affiliate of the General Partner of the Borrower. The loan is junior to a first deed of trust in the amount of $910,000. The loan bears interest at the rate of fifteen percent (15%) per annum. The loan is due on its first anniversary date unless exceeded for an additional ninety (90) days at election of the Borrower. Under the terms of the loan agreement, we will retain a principal amount of the loan equal to interest payments on the loan. Principal and interest are payable on the maturity date. The Borrower intends to develop the property into an approximately 75,000 sq. ft. 174-bed assisted living facility.
Under the terms of the loan agreement, we will advance the loan amount as requested by the Borrower. The loan agreement provides that at least 85% of the principal amount of the loan must be used solely for the acquisition, design and development, and expenses relating to the property, including payment of fees, property taxes and interest on the first deed of trust and expenses relating to the property, except as we may consent to in writing.
On October 1, 2007, we loaned Nightingale $935,000 collateralized the a first deed of trust on the same land under development. This mortgage loan accrues interest at 11.5% per year and the unpaid principle balance and accrued interest is due and payable on June 30, 2008.
On November 19, 2007, we loan Nightingale $500,000 colateralized by a third deed of trust on the same land under development. This mortgage accrues interest at 11.5% per year. This loan is due on June 30, 2008.
Dispositions of Properties
On October 5, 2007, we sold our office building located at 365 Rancho Santa Fe Road, San Marcos, California (the “RSF Building”). The purchaser paid $5,650,000 in cash for the property. We paid real estate commissions, closing costs and selling costs of $272,000. The building was transferred pursuant to a Section 1031 tax deferred exchange transaction, whereby we have caused the sale proceeds to be used by an independent facilitator to purchase two properties. We purchased the Regatta Square Property and the Palm Self-Storage Property as the exchange properties for this transaction. As a result of this exchange transaction, we do not anticipate any current recognition of gain from the disposition of the RSF Building.
On March 3, 2008, we sold a 55.381% undivided interest in our residential property in Cheyenne, Wyoming.
OUR INVESTMENT OBJECTIVES, STRATEGIES AND PRACTICES
General
We invest in commercial properties, such as office buildings, and in apartment buildings. Our investment objectives are:
•	to maximize cash dividends on our Shares;

•	to realize growth in the value of our properties upon our ultimate sale of such properties;

•	to realize growth in the value of our Shares; and

•	to preserve our investors’ capital contributions.
We may not change our investment objectives, except upon approval of shareholders holding a majority of the Shares.
Decisions relating to the purchase or sale of properties will be made by our management subject to approval by the board of directors.

Our Contrarian Investment Strategy
We may from time to time use a contrarian investment strategy in choosing our properties. Using this strategy, we will seek properties that are out of the current investment mainstream or that have unusual features. For example, we might look for smaller retail properties at a time when the common wisdom for REITs is to invest in large multi-family residential properties or anchored shopping centers. We look to employ a contrarian strategy at times we believe that the herd is often wrong. For this strategy to succeed, we must be tenacious in negotiating our acquisitions and persistent in avoiding the cookie-cutter attitude all too commonplace with real estate investors. By acquiring a property that is contrary to common wisdom, we will have a greater risk that the property will not appreciate in value at a rate commensurate with that of similar properties or the real estate market in general. For example, this might occur either because the market’s perceived value of the property does not adjust or correct with future events and/or we are unable to improve or recondition the property to cure its perceived deficiencies. We believe that raising cash at this time allows us to carefully select properties that lose favor in the market during the next real estate industry or segment downturn.
Our Acquisition and Investment Policies
We will acquire commercial office buildings, retail properties and/or multi-unit residential properties. We prefer to acquire properties which have operating histories but we may purchase one or more newly constructed properties, or properties under construction. We also prefer to acquire commercial and retail properties which are less than ten years old, but have and will continue to acquire older properties under conditions we determine to be advantageous. We endeavor to acquire properties that are leased or pre-leased to one or more tenants having acceptable creditworthiness.
We seek properties that will satisfy our investment objectives of maximizing cash available for distribution as dividends, preserving our capital and realizing growth in value upon the ultimate sale of our properties. However, because a significant factor in the valuation of income-producing real properties is their potential for future income, many properties we acquire will provide both current cash flow and potential growth. To the extent feasible, we try to achieve a diversified portfolio of properties, in terms of location, type of property and industry group of our tenants.
Investment in real estate generally will take the form of fee title. We will acquire such interests either directly or, in circumstances we deem appropriate, we may acquire real estate indirectly through an intermediary entity, such as a DOWNREIT partnership, or other partnership or joint venture. We will not enter into any such arrangement where a member of our management or their affiliate is a participant or where any such person receives compensation from the intermediary. In addition, we may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure our shareholders that the Internal Revenue Service will not challenge such characterization. In the event that any such sale-leaseback transaction is recharacterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed.
Although we are not limited as to the geographic area where we may conduct our operations, we look first to acquire properties located in the Rocky Mountain States and states to the west.
In making investment decisions for us, management will consider relevant real estate property and financial factors, including the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation, its liquidity and income tax considerations. In this regard, management will have substantial discretion with respect to the selection of specific investments.
Our obligation to close the purchase of any investment will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where we deem appropriate:
•	plans and specifications;

•	environmental reports;

•	surveys;

•	evidence of marketable title subject to such liens and encumbrances as are acceptable to our management;

•	financial statements covering recent options of properties having operating histories; and

•	title and liability insurance policies.

We will not close the purchase of a property unless we obtain a Phase I environmental report from the seller, acceptable to our mortgage lender or we are otherwise satisfied with the environmental status of the property.
We may also enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that if during a stated period the property does not generate a specified cash flow, the seller or developer will pay us cash in an amount necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.
In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.
In purchasing, leasing and developing real estate properties, we will be subject to risks generally incident to the ownership of real estate, including:
•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	periods of high interest rates and tight money supply which may make the sale of properties more difficult;

•	tenant turnover; and

•	general overbuilding or excess supply in the market area.
Our Leasing Strategy and Tenant Requirements
The terms and conditions of any lease we enter into with our tenants may vary substantially, depending on the prevailing local rental market in which the property is located. However, we expect that a majority of our leases will be what is generally referred to as “gross” or “semi-gross” leases. A “gross” lease provides that the tenant will not be required to pay or reimburse us for any real estate taxes, sales and use taxes, special assessments, utilities, insurance and building repairs, or any other building operation and management costs, in addition to making its lease payments. A “semi-gross” lease provides that the tenant will be required to pay or reimburse us for some of these expenses, generally certain utilities, operation and maintenance expenses. We rent apartments on a month-to-month basis. We generally require that the tenant pay a security deposit.
We do not employ rigid standards for determining the creditworthiness of potential tenants of our properties. Instead, our management considers a number of objective and subjective factors such as credit history, how long the tenant has been in business, the nature of the tenant’s business and the tenant’s relationships with the community. While authorized to enter into leases with any type of tenant, we anticipate that a majority of our tenants will be individuals and closely held or smaller publicly held U.S. corporations or other entities. We have not set net worth or other standards for our tenants.
Our management generally attempts to limit or avoid speculative purchases by purchasing buildings which are at least 80% leased.
We anticipate that tenant improvements required to be funded by the landlord in connection with our properties will be funded from our working capital reserves. However, at such time a tenant at one of our commercial properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. Maintenance of our apartment buildings is our responsibility and we plan to pay these costs from tenant securities deposits, as appropriate, and from working capital reserves. Since we may not always maintain sufficient working capital reserves, we may not have access to funds required in the future for tenant improvements and tenant refurbishments in order to attract new tenants to lease vacated space.

Insurance on Our Properties Insurance on Our Properties
We maintain damage and liability insurance on each of our properties. In addition, we require our tenants to maintain renter/lessee insurance on the portion of our properties they rent/lease. We believe each of these properties is adequately covered by insurance and is suitable for its intended purpose. However, we are typically not able to obtain earthquake insurance at a reasonable cost. Also, we may not be able either to obtain certain desirable types of insurance coverage, such as terrorism insurance, or to obtain such coverage at a reasonable cost in the future. Our inability or decision not to acquire insurance may inhibit our ability to finance or refinance debt secured by our properties. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance makes it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance.
Depreciation of Properties Depreciation of Properties
The cost of each of the properties will be depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements ranging up to 40 and 15 years, respectively.
Co-Ownership of Properties
We may acquire properties as sole owner or in direct or indirect co-ownership with others. Co-ownership of properties allows us to acquire interests in a greater number of properties with the same resources than if we acquired properties only in sole ownership. We may jointly own properties directly, as tenants-in-common with others, or indirectly through co-ventures (joint ventures or partnerships) with others. Where we own properties as co-tenants with others, we will enter into an agreement with the co-tenants for the operation and maintenance of the property, and we will also endeavor to have the co-owners engage CHG Properties to manage the property. At March 31, 2008, we co-owned two of our properties under this structure.
We may acquire one or more properties in joint ownership with others, including affiliates of management. We will invest in co-ventures with others only if:
•	our interest in the co-venture profits and losses is proportionate to our investment;

•	our share of the co-venture operating costs, including administrative costs, is proportionate to our investment;

•	such investment is not as a limited partner and our voice in co-venture management is proportionate to our investment;

•	the investment is not subject to a promotional compensatory interest (subordinate or otherwise) of a promoter or sponsor; and

•	the investment in the co-venture otherwise meets our investment objectives and the restrictions contained in the bylaws.
Also, we may use a DOWNREIT structure, as defined below, to acquire up to an additional $100 million of our properties. A DOWNREIT structure will allow us to offer sellers the ability to sell their properties to us on a full or partial tax deferred basis. Our management believes that using the DOWNREIT structure will also give us advantages similar to those currently offered by other REITs and allow us to better compete with competitors for property acquisitions.
To use a DOWNREIT structure, we form a limited partnership or other income tax pass-through entity (a “DOWNREIT Partnership”) with a property owner with us serving as sole general partner or manager and the owner serving as limited partner. The owner contributes the property to the partnership in exchange for limited partner interests. As general partner, we will contribute property and/or cash which may be used to pay the debt and/or operating expenses of the property. Each DOWNREIT Partnership has terms and conditions as agreed to by us and the owner. These include the exchange value, priority of distributions, and voting rights. The limited partner interests are valued according to the contributions of cash and/or real property equity that the owner contributes. In connection with the formation of the DOWNREIT Partnership, we and the owner generally agree to give the other the right to exchange the limited partner interests for shares of our common stock. The limited partner may be required to hold its units for a minimum period before having the option to exchange its limited partner interests for our equity securities.
To date we have one DOWNREIT Partnership, in which we hold our interest in the Escondido 7-11 property.
Our Borrowing Policies
While we strive for diversification, the number of different properties we can acquire will be affected by the amount of funds available to us.

Our ability to increase our diversification through borrowing could be adversely impacted by banks and other lending institutions reducing the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.
There is no limitation on the amount we may invest in any single improved property or on the amount we can borrow for the purchase of any property except under our articles of incorporation, we have a self-imposed limitation on borrowing which precludes us from borrowing in the aggregate in excess of 80% of the value of all of our properties.
By operating on a leveraged basis, we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although our liability for the repayment of indebtedness is expected to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. Management will use its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to assets not securing the repayment of the indebtedness.
We may not borrow money from any of our directors or from CHG Properties and its affiliates for the purpose of acquiring real properties. Any loans by such parties for other purposes must be approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.
Our Property Disposition Policies
We intend to hold each property we acquire for an extended period. However, circumstances might arise which could result in the early sale of some properties. A property may be sold before the end of the expected holding period if:
•	the tenant has involuntarily liquidated;

•	in management’s judgment, the value of a property might decline substantially;

•	an opportunity has arisen to improve other properties;

•	we can increase cash flow through the disposition of the property;

•	the tenant is in default under the lease; or

•	in our judgment, the sale of the property is in our best interests.
The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. We cannot assure our shareholders that this objective will be realized. The selling price of a property which is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by the then prevailing economic conditions in the area in which the property being sold is located.
Changes in Our Investment Objectives and Limitations
Our bylaws require that the independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the shareholders. Each determination and the basis therefor shall be set forth in our minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of the directors, including a majority of the independent directors, without the approval of the shareholders.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareholders
The following table sets forth certain information as of the date of this Memorandum, by each person or entity who is known to us to be the beneficial owner of more than 5% of our common stock, the beneficial ownership by each director and the beneficial ownership of all directors and officers as a group at December 31, 2007 in the event all of the Shares are sold.

	Maximum		Percentage Owned
	Beneficial		At
Name	Ownership		March 31, 2008(1)

Jack K. Heilbron	33,707	(2)	0.77%
365 S. Rancho Santa Fe Road, Suite 300 San Marcos, CA 92078

Kenneth W. Elsberry	28,226	(3)	0.65%
365 S. Rancho Santa Fe Road, Suite 300 San Marcos, CA 92078

Larry G. Dubose	8,340	(4)	0.19%
365 S. Rancho Santa Fe Road, Suite 300 San Marcos, CA 92078

Sumner Rollings	19,842	(5)	0.45%
365 S. Rancho Santa Fe Road, Suite 300 San Marcos, CA 92078

Thomas Schwartz	16,058	(6)	0.37%
365 S. Rancho Santa Fe Road, Suite 300 San Marcos, CA 92078

Bruce A. Staller	12,800	(7)	0.29%
365 S. Rancho Santa Fe Road, Suite 300 San Marcos, CA 92078

All Officers and directors as a Group (six)	118,973	(8)	2.73%

Other five percent beneficial owners

No shareholder beneficially owns 5% or more	None		—
See notes to the table below.

(1)	Based on 4,351,998 common Shares outstanding as of March 31, 2008.

(2)	Includes 830 Shares held of record by CI Holding Group, Inc. (“CI Holding”), 19,015 Shares and 4,050 non-vested shares owned by Mr. Heilbron, 3,561 Shares owned by Ms. Limoges, wife of Mr. Heilbron, and stock options expiring on June 30, 2009 and June 30, 2010 held by Mr. Heilbron to purchase 6,251 Shares at prices ranging from $7.20 to $8.638 per Share.

(3)	Includes 17,925 Shares held of record and 4,050 non-vested shares and stock options which expire on June 30, 2009 and June 30, 2010 held by Mr. Elsberry for the purchase of 6,251 Shares at prices ranging from $7.20 to $8.638 per Share.

(4)	Includes 4,090 Shares owned of record by Mr. Dubose and 4,250 non-vested shares that will vest in 2008 and 2009.

(5)	Includes 9,541 Shares held and 4,050 non-vested restricted shares that will vest in 2008 and 2009 and stock options which expire on June 30, 2009 and June 30, 2010 to purchase 6,251 Shares at prices ranging from $7.20 to $8.638 per Share.

(6)	Includes 5,757 Shares held and 4,050 non-vested restricted shares that will vest in 2008 and 2009 and stock options for 6,251 Shares which expire on June 30, 2009 and June 30, 2010 at prices ranging from $7.20 to $8.638.

(7)	Includes 3,620 Shares beneficially owned and 4,550 non-vested restricted shares that will vest in 2008 and 2009 and stock options which expire on June 30, 2009 and June 30, 2010 for the purchase of 4,630 Shares at prices ranging from $7.20 to $8.638 per Share.

(8)	Includes 64,339 Shares beneficially held of record by the directors and officers and 25,000 non-vested restricted shares and stock options which expire on June 30, 2009 and June 30, 2010 for the purchase of 29,634 Shares at prices ranging from $7.20 to $9.069 per Share.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information about our directors and executive officers.

Name	Age	Position	Address

Jack K. Heilbron	57	Chairman of the board	365 S. Rancho Santa Fe Road
		Chief executive officer	Suite 300
			San Marcos, CA 92078

Kenneth W. Elsberry	69	Chief financial officer	365 S. Rancho Santa Fe Road
		Secretary	Suite 300
			San Marcos, CA 92078

Larry G. Dubose	57	Director	365 S. Rancho Santa Fe Road
			Suite 300
			San Marcos, CA 92078

Sumner J. Rollings	57	Director	365 S. Rancho Santa Fe Road
			Suite 300
			San Marcos, CA 92078

Thomas Schwartz	66	Director	365 S. Rancho Santa Fe Road
			Suite 300
			San Marcos, CA 92078

Bruce A. Staller	69	Director	365 S. Rancho Santa Fe Road
			Suite 300
			San Marcos, CA 92078
None of our directors serves as a director of any company reporting under the 1934 Act. “Reporting Companies” include companies with a class of securities registered pursuant to Section 12 of the 1934 Act, or subject to the requirements of Section 15(d) of the 1934 Act, or any company registered as an investment company under the 1940 Act.
Each of our directors serves for a concurrent term of one year or until his or her successor is duly elected and qualified. Set forth below is a description of the business and employment background of each director and executive officer.
Jack K. Heilbron has served as our chief executive officer and a director since our inception. Mr. Heilbron is a founding officer, director and shareholder of CI Holding Group, Inc. and of its subsidiary corporations. Mr. Heilbron also serves as chairman of Centurion Counsel Inc., a licensed investment advisor. He also currently serves as chairman of the board of directors of CI Holding Group, Inc. and certain of its subsidiaries. From 1994 until its dissolution in 1999, Mr. Heilbron served as the chairman of Clover Income and Growth REIT (“Clover REIT”). Mr. Heilbron presently holds a license as a registered securities principal with Centurion Institutional Investor Services, Inc., an NASD member broker-dealer. Mr. Heilbron graduated with a B.S. degree in Business Administration from California Polytechnic College, San Luis Obispo, California.
Mr. Heilbron’s prior experience includes acting as chief executive officer and founding director of The Investors Realty Trust, Inc. (“TIRT”), a San Diego, California based real estate investment trust he co-founded in 1987. Mr. Heilbron’s affiliated advisor, Income Realty Advisors, Inc. (“IRA”), served as sponsor and advisor to TIRT. >From its organization in 1987, TIRT grew to more than $3.5 million in total assets by the end of 1988, when IRA was acquired by Excel Realty Advisors, Inc. TIRT changed its name in 1989 to Excel Realty Trust, Inc. (“ERT”). Mr. Heilbron remained active in ERT’s management until 1991, when he resigned from Excel Realty Advisors, Inc. and its related companies to devote his full time to CI Holding and its related businesses. At the time he left, ERT had total assets exceeding $24.0 million. By March 1998, ERT had become a New York stock exchange traded REIT with total assets in excess of $1.0 billion and by the end of 1998, had merged with New Plan Realty Trust and became New Plan Excel Realty Trust, one of the nation’s largest community and neighborhood shopping center REITs.

Kenneth W. Elsberry has served as our chief financial officer since our inception. Mr. Elsberry has served as chief financial officer and a director of CI Holding Group, Inc. and certain of its affiliates. Since 2004, Mr. Elsberry has also served as chief financial officer of Trusonic, Inc., a startup technology company based in San Diego, California. Until August 31, 1999, he served as president and chief financial officer of Centurion Counsel Funds, Inc., a registered investment company. From 1994 until 1998, Mr. Elsberry served as chief financial officer of Clover REIT. Since 1990, Mr. Elsberry has operated his own consulting firm, which provides financial and administrative consultation services to small and medium-sized companies. Prior to 1990, Mr. Elsberry served as president and chief executive officer of Bekhor Securities Corp. dba First Affiliated Securities, a firm he joined in 1989. From 1975 to May 1989, Mr. Elsberry had served as an executive financial officer for First Affiliated Securities, Inc. Mr. Elsberry received his Bachelor of Science degree in accounting from Colorado State University and is a registered securities principal. He is a member of the California Society of Certified Public Accountants, American Institute of Certified Public Accountants and National Association of Accountants.
Larry G. Dubose has served as a director since June 2005. Mr. Dubose currently serves as consultant to Dubose Model Home Company, a residential real estate construction company headquartered in Dallas, Texas. Prior to selling that company in 2004, Mr. Dubose served as chief executive officer since he founded it in 1985. Prior to forming that company, Mr. Dubose served as vice president and chief financial officer of a full service real estate brokerage company in Houston for six years. From June 1973 to February 1976, he served as a staff accountant with Price Waterhouse. Mr. Dubose graduated with a B.A. degree in Accounting from Lamar University in 1973. Although not active at present, Mr. Dubose was a certified public accountant in the state of Texas. He also holds a real estate brokerage license.
Sumner J. Rollings has served as a director since April 2001. Mr. Rollings is chief executive officer and sole shareholder of the Wagon Wheel Restaurant. From May 1999 to May 2001 he served as sales executive for Joseph Webb Foods; from 1985 to 1999 he was sales executive for Alliant Food Service Sales.
Thomas E. Schwartz has been a Certified Financial Planner since 1990 and an Independent Certified Financial Planner since 2001. Mr. Schwartz has served as a director of Gold Terra, Inc. since March 1999 and is currently vice president of development for that company. Gold Terra, Inc. is a closely-held Nevada corporation which participates in mining operations for gold, silver and other valuable mineral deposits. It owns 80 square miles of mineral and state mining leases in Carbon County and Emery County in Utah. Mr. Schwartz served as an officer in the U.S. Marine Corps from 1964 to 1968 and saw extensive service in Vietnam. Mr. Schwartz holds a Bachelor of Science degree from the University of Wisconsin, Madison. He has served on the board of directors of the Boys and Girls Club of Greater San Diego since 1996.
Bruce A. Staller has served as one of our directors since June, 2004. Until December 31, 2005, Mr. Staller was an investment counselor registered as an Investment Advisor under California Law. From 1988 through May 2003, Mr. Staller served as a director of New Plan Excel Realty Trust, Inc., and its predecessor Excel Realty Trust, a New York Stock Exchange traded REIT. From 1988 until 1994, Mr. Staller served as president and compliance officer of First Wilshire Securities Management, Inc., a Pasadena based investment advisory firm. Since 2000, he has served as a trustee and president of Monrovia Schools Foundations, Inc., a non-profit education corporation based in Monrovia, California.
Committees of Directors
Audit Committee. Our board established an Audit Committee which consists of Mr. Dubose, who serves as chairman, and Mr. Staller. Our Audit Committee reports and assists our board by providing oversight of our financial officers, our independent auditors and our financial purporting procedures and other matters which our board may from time to time direct.
Nominating and Corporate Governance Committee. Our board established a Nominating and Corporate Governance Committee composed of Mr. Rollings, who serves as chairman, and Mr. Schwartz. Our Nominating and Corporate Governance Committee identifies qualified individuals for service on our board, recommends director nominees to our board for our next annual meeting of our shareholders, develops and recommends to our board a set of corporate governance guidelines and provides oversight of our corporate governance affairs.
Compensation and Benefits Committee. Our board established a Compensation and Benefits Committee composed of Mr. Staller, who serves as chairman, and Mr. Rollings. The Compensation and Benefits Committee oversees the compensation and benefit packages paid to our management and advises our board as to appropriate compensation, including various pension, savings, health and welfare plans, for our management and employees.

ITEM 6.	EXECUTIVE COMPENSATION
The following table acts forth information concerning the compensation earned by our chief executive officer and our chief financial officer (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2007 and 2006. There was no non-equity incentive plan compensation or change in pension value and non-qualified deferred compensation earnings paid to the executive officers in 2007 and 2006.

						All other
Name and Principal				Stock	Options	compensation
Position	Year	Salary	Bonus (1)	awards (2)	Awarded	(3)	Total
Jack K. Heilbron	2007	$88,415	$50,000	$1,500	0	$14,503	$154,418
President/CEO	2006	$45,067	$15,000	—	—	$16,425	$76,492
	2005	$13,583	—	—	—	—	$13,583

Kenneth Elsberry	2007	$88,415	$50,000	$1,500	0	$7,460	$147,375
Secretary/CFO	2006	$45,067	$15,000	—	—	$6,214	$66,281
	2005	$13,583	—	—	—	—	$13,583

(1)	The bonuses shown for 2007 were paid in January 2008 and the bonuses shown for 2006 were paid in 2007.

(2)	For 2007, the amounts shown represent the compensation cost recognized by us related to the grants of restricted stock during 2007 in accordance with SFAS 123R. For a discussion of valuation assumptions used to determine the compensation cost in 2007, see Note 2 to the Notes to Financial Statements included in our Annual Report on Form 10 for the year ended December 21, 2007.

(3)	The following table sets forth distributions paid on restricted stock and the cost of term life premiums paid by us:

		Distributions
		Paid on	Group Term			Total of All
		Restricted	Life Insurance	Auto	Country	Other
Name	Year	Stock	Payments	Allowance	Club	Compensation
Jack K. Heilbron,	2007	$845	$1,509	$9,095	$3,054	$14,503
President/CEO	2006	$—	$1,799	$10,033	$4,593	$16,425

Kenneth W. Elsberry,	2007	$845	$615	$6,000	$0	$7,460
Secretary/CFO	2006	$—	$214	$6,000	$0	$6,214

	Stock Option Awards (1)(2)					Restricted Stock Awards (3)(4)
Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
								Number	Awards:
								of	Market or
			Equity					Unearned	Payout
			Incentive			Number	Market	Shares of	Value of
			Plan wards:			of Shares	Value of	Restricted	Unearned
	Number of	Number of	Number of			of	Shares of	Stock or	Shares of
	Securities	Securities	Securities			Restricted	Restricted	Other	Restricted
	Underlying	Underlying	Underlying			Stock	Stock	Rights	Stock
	Unexercised	Unexercisable	Unexercised	Option	Option	That	That	That	That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (3)	Vested (4)	Vested	Vested
Jack K. Heilbron	6,251	6,251	0	$8.00	6/30/2009 and 2010	1,050	$10,500	0	$0
Kenneth W. Elsberry	6,251	6,251	0	$8.00	6/30/2009 and 2010	1,050	$10,500	0	$0

(1)	Options were granted in 2004 and 2005. The option price represents the weighted average price of the outstanding options. The options for each named executive officer expire as follows: 2,778 on June 30, 2009 and 3,473 on June 30, 2010. No options have been granted since 2005.

(2)	The amounts in these columns represent the stock awards that were granted on January 1, 2007 and held at December 31, 2007.

(3)	The restricted stock awards vest according to the following schedule: 525 shares vest on 12/31/08 and 525 vest on 12/31/09.

(4)	Market value has been calculated by multiplying the offering price of $10 in our ongoing private placement offering by the outstanding restricted stock awards for each named executive officer.
Stock Vested Table
The following table sets forth summary information concerning option exercises and vesting of stock awards for each named executive officer during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise (1)	Vesting	Vesting (2)
Jack K. Heilbron	3,658	$15,381	500	$1,500
Kenneth W. Elsberry	3,440	$14,400	500	$1,500

(1)	This column represents the difference between the exercise price and the market value of the common stock based on the offering price of $10 in our ongoing private placement offering.

(2)	This column represents the value realized on vesting as calculated by multiplying the offering price of our common stock on December 31, 2007 of $10 by the number of shares vested.
Employment Agreements. We have employment agreements with Messrs. Heilbron and Elsberry. In addition to their base compensation, each is entitled life insurance and medical insurance coverage and to an annual bonus and/or award of restricted stock and/or stock options in an amount determined by the Compensation and Benefits Committee of our board. Annual bonuses are determined based on the executive’s performance against the annual objectives and goals set by the Committee as well as other factors. The Committee has approved increases in each of Mr. Heilbron’s and Mr. Elsberry’s annual base compensation of $2,000 annually for each $1.0 million of additional capital we raise until such time as Mr. Heilbron’s salary is $200,000 and Mr. Elsberry’s salary is $150,000. Awards of any bonus compensation are dependent on our attaining certain minimum performance levels as determined by the Committee.
The Committee will annually review the performance of each of our other employees to consider awarding bonus compensation in at least the amount necessary to raise the employee’s annual salary to the median level of salaries paid to comparable executives for comparable-sized REITs as reported by the National Association of Real Estate Investment Trusts (“NAREIT”) or, if NAREIT or a comparable organization fails to publish such information, such bonus compensation will be awarded as reasonably determined by the Committee.
2008 Executive Compensation Plan
Below we discuss the material elements of compensation that we will pay, on a go-forward basis, to our only executive officers, Mr. Heilbron and Mr. Elsberry, who are referred to as our “Named Executive Officers.”

Compensation of the Company’s Directors
None of our officers receive or will receive any compensation for serving as a member of our board of directors or any of its committees. Our directors received the following aggregate amounts of compensation for the year ended December 31, 2007.

					Change in
					pension value
					and
	Fees earned				nonqualified
	or paid in	Stock		Non-equity	deferred	All other
	cash	Awards	Options	incentive plan	compensation	compensation
Name	(1)	(2)(3)	Awards	compensation	earnings	(4)	Total
Bruce Staller	—	$15,000	—			$845	$15,845
Sumner Rollings	—	15,000	—			845	15,845
Thomas Schwartz	—	15,000	—			845	15,845
Larry Dubose	—	15,000	—			845	15,845

(1)	The Company pays no cash fees to any of its nonaffiliated directors to attend directors’ meetings but does reimburse such directors for their travel expenses.

(2)	The amounts shown represent the compensation cost recognized by us related to the grants of restricted stock during 2007 in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payments (“SFAS 123R”). For a discussion of the valuation assumptions used to determine the compensation cost in 2007, see Note 2 to the Financial Statements included in our annual report on Form 10 for the year ended December 31, 2007.

(3)	On January 1, 2007, each non-employee director was awarded 1,500 shares of restricted stock with a fair value of $15,000 on date of grant which is calculated by multiplying the 1,500 shares by the price of our private placement offering of common stock of $10. All of these restricted stock awarded vest on the anniversary of the grant date over three years and all shares, including shares of restricted stock, are eligible to receive distributions from the date of grant. During 2007, 1/3 of the grant vested and was recorded as director compensation.

(4)	For all directors the amount represents distributions paid on shares of restricted stock during the year ended December 31, 2007.
Compensation Decision-Making
Our Compensation Committee. Our Compensation Committee exercises our Board of Directors’ authority concerning compensation of the executive officers, non-employee directors and the administration of our 1999 Flexible Incentive Plan. The Compensation Committee meets in separate sessions independently of board meetings. The Compensation Committee will typically schedule telephone meetings as necessary to fulfill its duties. The Chairman will typically establish meeting agendas after consultation with other committee members and our CEO.
Role of Contracts Establishing Compensation. We endeavor to negotiate formal employment agreements without executive officers that have a term of at least three years and provide for annual salary, bonus, equity incentives and other non-cash compensation. Our Compensation Committee will bear primary responsibility for negotiating the terms of such agreements and passing on the reasonableness thereof.
Role of Executives in Establishing Compensation. Our CEO regularly discusses our compensation issues with Compensation Committee members. In general, the Compensation Committee will have the sole authority to establish salary, bonus and equity incentives for our CEO in consultation with other members of the management team. Subject to Compensation Committee review, modification and approval, our CEO will typically make recommendations respecting bonuses and equity incentive awards for the other executive officers and employees.
Other Compensation Policies. With the assistance of the Compensation Committee and our management team, we developed a number of policies and practices that we plan to implement during 2008. Consistent with our compensation philosophies described below, our goal will be to provide our executive officers and our employees with a compensation program that is competitive with other opportunities that were available to them.

We do not have a pre-established policy or target for the allocation of incentive compensation between cash bonuses and equity incentive compensation. The Compensation Committee reviews information considered relevant to determine the appropriate level and mix of incentive compensation for each executive officer and make a final decision in consultation with the executive officer. The portion of an executive’s total compensation that is contingent upon the Company’s performance will generally tend to increase commensurate with the executive’s position within the Company. This approach is designed to provide more upside potential and downside risk for those senior positions.
For 2008, we will endeavor to ensure that a significant, but not substantial, amount of each Named Executive Officer’s total compensation will be performance-based, linked to the Company’s operating performance, and over the executive’s tenure, derived its value from the market price of the Company’s common stock.
Our benefit programs are generally egalitarian. Our Named Executive Officers do not receive perquisites other than a monthly car allowance and participation without cost in our standard employee benefit programs, including medical and hospitalization insurance and group life insurance. We will attempt to ensure that both cash and equity components of total compensation are tax deductible, to the maximum extent possible.
Compensation Program
Compensation Program Objectives and Philosophy. Our philosophy is to establish and maintain competitive pay practices in order to attract, retain and reward the highest performers who are capable of leading us in achieving our objectives. We employ base salaries, performance-based bonuses and equity-based incentive awards, as appropriate, to reward and reinforce the value added contributions and attainment of performance objectives that enable us to meet our goals and create stockholder value. We use an equity-based compensation component to emphasize the link between executive officer compensation and the creation of stockholder value.
We do not use external benchmarking data or comparable peer groups to establish competitive total compensation pay practices. We evaluate employees’ compensation on an annual basis and make changes accordingly. We target the overall pay structures to provide a reasonable level of assurance that we will be able to retain the services of our principal executive officers.
Compensation Program Design. Our compensation program is designed to achieve our objectives of attracting, retaining and motivating employees and rewarding them for achievement that we believe will bring us success and create stockholder value. These programs are designed to be competitive with other employment opportunities that are available to our executive officers. A significant portion of the compensation of our Named Executive Officers includes equity awards that have extended vesting periods. These awards are to serve as both a retention and incentive mechanism that will encourage recipients to remain with our Company and create value for both the award recipient and our stockholders.
Elements of Compensation
Compensation arrangements for the Named Executive Officers under our fiscal 2008 compensation program will typically include four components: (1) a base salary; (b) a cash bonus program; (c) the grant of equity incentives in the form of restricted stock; and (d) other compensation and employee benefits generally available to all of our employees.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of the Board of Directors is comprised of independent directors. The Compensation Committee operates pursuant to a written charter which was adopted by in 2005. The Compensation Committee met three times during 2006.
Overview
Our executive compensation benefits program aims to encourage our management team to continually pursue our strategic opportunities while effectively managing the risks and challenges inherent to the real estate investment industry. We gear different compensation elements to shorter and longer-term performance, with the overall objective of creating long-term value for our stockholders. We utilize short term compensation, including base salary, adjustments to base salary and cash bonuses to motivate and reward our key executives for individual performance. The Committee’s fundamental policy is to offer the executive officers competitive compensation opportunities based upon overall Company growth and performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his own level of performance.

Base Salary
Base salary provides our executive officers with a degree of financial certainty and stability, and will be used to attract and retain highly qualified individuals. The Compensation Committee will normally review and determine the base salaries of our executive officers. Base salaries are also evaluated at the time of a promotion or other significant changes in responsibilities. In establishing the 2006 base salaries of the named executive officers, our Compensation Committee and management took into account a number of factors, including the comparable salaries of comparable positions with other REITs and the significant changes in responsibilities and time required due to the significant growth in capital.
Employment and Severance Agreements
The Company employed Jack K. Heilbron as President and Chief Executive Officer and Kenneth W. Elsberry as Chief Financial Officer pursuant to the terms of Employment Agreements dated January 28, 1999. Under the agreement, Messrs. Heilbron and Elsberry are entitled to (a) a base annual salary of $10,000, (b) an annual bonus compensation in at least the amount necessary to raise the employee’s annual salary to the median level of salaries paid to comparable executives of comparable sized REITs. Such bonus compensation will be awarded as reasonably determined by the Compensation Committee. The award of any bonus compensation, however, is dependent on our attaining certain minimum performance levels as determined by the Compensation committee, (c) group medical plan, and (d) an automobile allowance of $500 per month.
During 2006 the Compensation Committee recommended and the Board of Directors approved increases in Mr. Elsberry and Mr. Heilbron’s annual compensation from $10,000 to $20,000 at the first close of escrow of the 2006 Private Placement Offering and increases of $4,000 annually for each additional million of capital raised up to ten million. After ten million in new capital raised salaries would raised by $2,000 annually for each additional million of capital raised until Mr. Heilbron’s salary is $200,000 and Mr. Elsberry’s salary is $150,000. The first close of escrow occurred on July 29, 2005. At December 31, 2007, Mr. Heilbron and Mr. Elsberry annual salary rate was $108,000.
Annual Cash Bonus
The annual cash incentive is designed to supplement the pay of our executive officers (and other key management personnel) so that overall total cash compensation (salary and bonus) is competitive in our industry and properly rewards the executive officers for their efforts in achieving their objectives. The cash bonuses paid to the executive officers for 2007 also reflected the Compensation Committee’s determination of each executive officer’s individual performance and the level of pay of each executive officer compared to other similarly situated officers in the industry. Bonuses were approved by the Compensation Committee in December 2007 and paid in January 2008.
Long-Term Incentive Compensation Awards
We believe that an important component of our total compensation program is an effective equity incentive plan that provides alignment of the interests of our executive officers and those of our stockholders. The equity compensation program consisted of stock options in prior years and restricted stock commencing in 2007. The initial restricted stock grant made to each executive officer is based on competitive conditions applicable to the executive’s specific position. Subsequent stock grants may be made at varying times and in varying amounts at the discretion of the Committee. Equity awards are not granted automatically to our executives and employees. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of unvested options and restricted stock held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion.
The Compensation Committee grants nonvested stock awards to our executive officers under our 2007 Incentive Award Plan. These stock awards are designed to increase the performance, encourage officers’ ownership in us, motivate our executive officers to improve long-term dividend performance, encourage long-term dedication to us and to operate as an executive officer retention mechanism for key members of our management.
Our nonvested stock awards generally vest evenly, on each anniversary of the grant date, over three years. When an Executive Officer reaches age of 55, his vesting on the grant of any new shares of nonvested stock awards vesting would be accelerated to 3 years. Distributions are paid on the entirety of the grant from the grant date.
In 2007, no stock options were granted to the Executive Officers. In 2005, we discontinued our practice of granting stock options in favor of only granting nonvested stock. We believe that nonvested stock is a more appropriate incentive to our executive officers and employees given the focus of our business on monthly dividends.

1999 Flexible Income Plan. We have established the NetREIT 1999 Flexible Incentive Plan for the purposes of attracting and retaining directors, officers and other employees and consultants. Under this incentive plan, we can award incentive compensation to directors, officers, employees and consultants. Such incentive compensation may include grants of stock options, stock, restricted stock (Shares subject to restrictions or a substantial risk of foreclosure), cash, stock appreciation rights. The number of Shares that may be issued under the incentive plan is limited to no more than 10% of our outstanding Shares of Common Stock at any time. As of February 29, 2008, we have 29,635 stock options outstanding and 38,075 restricted and non-vested shares outstanding under the incentive plan.
Compensation of Directors. We compensate our directors with awards of restricted stock and/or stock options. We may compensate them with cash or other payments in the future. Our directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. Where a director is also one of our officers, we do not pay separate compensation for services rendered as a director.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
Other than the following and as disclosed, there have been no material transactions between us and our officers or directors, or any of their respective affiliates, during the last two (2) years.
Certain services and facilities are provided to the Company by CI Holding, a minority shareholder in the Company which is approximately 35% owned by our executive management. We reimburse CI Holding for a portion of our general and administrative costs. We paid CI Holding $56,539 in 2007 and $76,650 in 2006 for general and administrative expenses.
We paid our property manager, CHG Properties, a wholly owned subsidiary of CI Holding, management fees during the years ended December 31, 2007 and 2006 of $134,316 and $37,575, respectively.
Prior to the sale of the RSF office building in October 2007, the Company leased office space to CI Holding under a lease that provided for future monthly lease payments of $8,787. This lease terminates on December 31, 2008. CI Holding is currently in arrears in its rents by approximately $106,500. The bulk of these arrearages represent rents due during part of 2006. We have delayed action to recover these amounts based on CI Holdings’ agreement to pay current rents as due and to repay past rents owed within the next 12 months. At April 23, 2008, the amount owed to the Company had been reduced to $70,373.
All of our directors are independent except for Mr. Heilbron and Mr. Elsberry, who is nominated to stand for election to our board at the annual shareholder meeting to be held on July 25, 2008.
Board Independence
Our board has determined that each of our current directors and nominees, except for Mr. Heilbron and Mr. Elsberry, have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards. Our board established and employed the following categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent.
•	The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries;

•	An immediate family member of the director is, or has been within the last three years, our executive officer or an executive officer of any of our subsidiaries;

•	The director (or an immediate family member of the director) received during any twelve-month period within the last three years, more than $60,000 in direct compensation from us and/or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service;

•	The director was affiliated with or employed within the last three years by our present or former (internal or external) auditor or an immediate family member of the director was affiliated with or employed in a professional capacity by our present or former (internal or external) auditor;

•	The director (or an immediate family member of the director) is, or has been within the last three years, employed as an executive officer of another company where any of our executives served on that company’s compensation committee;

•	The director is a current employee, or an immediate family member of the director is a current executive officer of another company that made payments to, or received payments from us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000, or two percent (2%) of such other company’s consolidated gross revenue;

•	The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of the company for which he or she served as an affiliate or execute officer;

•	The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million or five percent (5%) of that organization’s revenues;

•	Within the last three (3) fiscal years been an officer, director or trustee of a charitable organization where NetREIT’s contributions (or an affiliated charitable foundation’s annual discretionary charitable contributions to the charitable organization) exceeded the greater of One Hundred Thousand Dollars ($100,000) or five percent (5%) of that organization’s consolidated gross revenue.
An “Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

ITEM 8.	LEGAL PROCEEDINGS
None

ITEM 9.	MARKET PRICE AND DIVIDENDS ON RGESTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
There was no public market for any of the securities of the Company during 2007 and 2006.
We pay quarterly cash distributions compute on a monthly basis to our common stockholders. The following is a summary of monthly distributions paid per share common shares for the years:

	2007		2006
	Stock		Stock
Month	Dividend	Cash Dividend	Dividend	Cash Dividend
January		$0.050	5%	$0.050
February		0.050		0.050
March		0.050		0.050
April		0.050		0.050
May		0.050		0.050
June		0.050	5%	0.049
July		0.050		0.049
August	5%	0.048		0.049
September		0.048		0.050
October		0.148		0.050
November		0.048		0.050
December		0.048		0.050

Total		$0.642		$0.597

At December 31, 2007, a distribution of $0.144 per common share was payable and was paid in January 2008. At December 31, 2006, a distribution of $0.15 per common share was payable and was paid in January 2007.
In addition we made distributions on the Series AA Preferred Stock outstanding in 2007 and 2006 at a monthly rate of $0.1458333 per share.

Number of Holders of Each Class of Stock
As of May 15, 2008, there were 1,060 holders of our Series A common stock and 31 holders of our Series AA Preferred Stock. Of these 1,041 were at the time of their investment
Market Information
Our common stock is not currently traded on any stock exchange or electronic quotation system. We do not expect that our common stock will be traded on any stock exchange or electronic quotation system.
Securities Eligible for Resale
Rule 144. Under Rule 144, as recently amended by the SEC, all shares held by non-affiliates that have been issued and outstanding for more than one year are presently eligible for resale and commencing 90 days after the effective date of this registration statement, all shares held by non-affiliates that have been issued and outstanding for more than six months will be eligible for resale. Future sales of large numbers of shares into a limited trading market or the concerns that those sales may occur could cause the trading price of our common stock to decrease or to be lower than it might otherwise be. If an active, stable and sustained trading market does not develop, the market price for our shares will decline and such declines are likely to be permanent.
Rule 701. Under Rule 701, as currently in effect, shares of common stock acquired in compensatory transactions by employees of privately held companies may be resold by persons, other than affiliates, beginning 90 days after the date of the effectiveness of this registration statement, subject to manner of sale provisions of Rule 144, and by affiliates in accordance with Rule 144 without compliance with its one-year minimum holding period.
Share Ownership. On the date of this registration statement we had 3,970,865 shares outstanding, including 51,473 shares held by persons who are not directors, officers or affiliates of our Company. Of this total:
•	3,588,360 shares held by non-affiliates have been outstanding since February 29, 2008 and are presently eligible for resale pursuant to Rule 144;

•	9,450 shares were issued to non-affiliates pursuant to Rule 701 in December 31, 2007 and will be eligible for resale commencing 90 days after the effectiveness of this registration statement; and

•	391,032 shares were issued to non-affiliates between February 29, 2008 and April 23, 2008, and will become eligible for resale pursuant to Rule 144 commencing 90 days after the effectiveness of this registration statement.
1999 Flexible Incentive Plan. We have established the NetREIT 1999 Flexible Incentive Plan for the purposes of attracting and retaining directors, officers and other employees and consultants. This plan was approved by our Shareholders and implemented in 1999. Under this plan, we can award incentive compensation to directors, officers, employees and consultants. Such incentive compensation may include grants of stock options, stock, restricted stock (Shares subject to restrictions or a substantial risk of foreclosure), cash, stock appreciation rights. The number of Shares that may be issued under the incentive plan is limited to no more than 10% of our outstanding Shares of Common Stock at the time an award is made.
Options
We have options outstanding on the date of this registration statement. When we are eligible to do so, we intend to file a registration statement under the Securities Act on Form S-8 to register the securities included in and authorized by our 1999 Flexible Incentive Plan. This registration statement is expected to become effective upon filing. Shares covered by the registration statement will thereupon be eligible for sale in the public market, if any, subject in certain cases to vesting and other plan requirements.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES
Securities Issued in Private Placement Offerings
Set forth below is information regarding securities we have issued within the past three (3) years.
Since February 15, 2005, the Company has sold shares of its common stock and Series AA Preferred Stock, and its $12 common stock purchase warrants. The Company’s sales of these securities have been made on a continuous basis through two private placement offerings, the Offering commenced in February 2005 (the “2005 PPO”) and the Offering commenced in October 2007 (the “2007 PPO”). As of October 2007, the Company had sold a total of 50,200 shares of its Series AA Preferred Stock, 866,408 shares of its common stock, and Warrants for the purchase of a total of 433,204 shares of its common stock in the 2005 PPO, for a total of $9,350,000. In the 2005 PPO, the Company sold its Series AA Preferred Stock at $25 per share, and a unit containing two shares of its common stock and one $12 Purchase Warrant for a price of $20 per unit, and shares of its common stock at $10 per share.

Each $12 Warrant entitles the holder to purchase one share of common stock at a price of $12.00. Any Warrant unexercised by its expiration date is automatically converted into one-tenth share of common stock. The offering price of the common stock was not adjusted during these offerings to reflect dividends in kind on the Company’s common stock during the offering period.
At May 31, 2008, the Company had sold 1,424,871 shares of its common stock in the 2007 PPO for total proceeds of $14,208,043.
These two offerings were made through a small number of selected broker-dealers who were members of the National Association of Securities Dealers, Inc., and currently members of the financial Industry Regulatory Authority (“FINRA”), and are duly registered as broker-dealers under the 1934 Act and/or applicable state securities laws. The Company paid commissions of up to 7% in connection with the sales of these securities and up to an additional 6.0% in other fees and expense reimbursements. All of these securities were issued for cash consideration.
As of May 15, 2008, there were 1060 holders of our Series A common stock and 31 holders of our Class AA Preferred Stock. Of these 1041 were at the time of their investment accredited investors within the meaning of Rule 501 of Regulation D.
The securities were offered and sold without means of general solicitation, including but not limited to any publicly disseminated written or oral advertisement, mailings directed to potential investors not reasonably believed to be suitable investors under Rule 506(b), seminars or meetings, the attendance at which was solicited by general solicitations, including any of the foregoing. The offering was made through selected broker-dealers who directed offers only to persons known or reasonably believed to be accredited investors or knowledgeable investors under Rule 501(b)(ii).
Registrant made sales to each investor who is not an accredited investor based on its knowledge or reasonable belief that the investor met the requirements of Rule 506(b)(ii) by reason of the selling broker-dealer’s representations and the investor’s completed subscription agreement which set forth information regarding investor’s financial capabilities and investment experience.
All investors, including accredited investors, were provided prior to their purchase of the securities a private placement memorandum meeting the requirements of Rule 502(b).
Since January 1, 2005, the Company has sold common stock to existing shareholders under its dividend reinvestment plan. As of April 23, 2008, the Company had sold a total of 110,168 shares of its common stock under the dividend investment plan at a price of $9.50 per share.
In making these offerings, the Company relied upon the exemptions from registration under the 1933
Act contained in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Issuances of Securities in Compensatory Transactions
Since January 1, 2005, the Company has issued 13,607 shares of restricted common stock which will vest during 2007 to 2012 and stock options to purchase 18,000 (20,837 shares after effect of stock dividends) shares of its common stock at an exercise price of $10 as compensation to its directors, its two executive officers, 13 of its employees and consultants pursuant to the NetREIT 1999 Equity Incentive Plan. All of these securities were issued for non-cash consideration under the Plan. These securities were issued under Registrant’s Liquidity Participation Plan of 1999. These securities were sold pursuant to the exemption under Rule 701 because the sales were made pursuant to a compensatory benefit plan, where the aggregate sales price or amount of securities sold in reliance on this exemption during any consecutive 12-month period did not exceed the greatest of: $1,000,000, 15% of the total assets of Registrant or 15% of Registrant’s outstanding common stock, all as determined under Rule 701. Registrant may also claim an exemption under Section 4(2) of the 1933 Securities Act for these sales.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
Common Stock. We are authorized to issue up to 100,000,000 shares of Series A Common Stock, of which 5,147,278 were outstanding at June 30, 2008. We are authorized to issue 1,000 shares of Series B Common Stock, none of which are outstanding.
The holders of the Shares are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders, subject to the preferential rights of the Series AA Preferred Stock and any other authorized and outstanding class or series of stock and to the provisions of our Articles of Incorporation regarding the restriction on the transfer of the Shares. The Shares have equal distribution, liquidation and other rights. All of our outstanding Shares are fully paid and non-assessable. Holders of the Shares do not have preemptive rights, which means that they do not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, cumulative, sinking fund, redemption or appraisal rights. See “Risk Factors — Risks Relating to an Investment in Our Securities — We may be prevented from paying dividends by legal requirements.”

The Series A Common Stock and the Series B Common Stock have identical rights, preferences, terms and conditions except that the Series B Common Stock is not entitled to receive any portion of our assets in the event of our liquidation. Except as described below, the Series A Common Stock is not subject to redemption, nor does the Series A Common Stock have any preference, conversion, exchange or preemptive rights.
Limitation on Share Ownership. Our articles of incorporation contain a restriction on ownership of the Shares that prevents one person from owning more than 9.8% of the outstanding Shares of our common stock. These restrictions are designed to enable us to comply with stock accumulation restrictions imposed on REITs by the Internal Revenue Code.
Dividend Policy. To maintain our status as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income each year. In order to accomplish this, our directors may authorize dividends in excess of this percentage, subject to our meeting applicable statutory requirements, as they may from time to time deem appropriate. The differences in timing between our receipt of cash and the payment of our expenses, the timing of required debt payments, and other factors, could require us to borrow funds upon a short term basis, issue additional securities or sell assets in order to satisfy these distribution requirements necessary to maintain our REIT status. The terms and methods we use to finance these distributions could affect future distributions.
Our policy is to pay cash dividends quarterly. We may also, from time to time, pay dividends in kind on our common stock. Our ability to pay regular cash dividends, even when adequate funds are available, is subject to our satisfaction of certain state law solvency requirements. There may be circumstances when we cannot satisfy these requirements.
Piggyback Registration Rights. Approximately 4,800,000 of Registrant’s outstanding shares of common stock, not including shares of common stock underlying approximately 434,000 warrants, and the Series AA Preferred Stock are entitled to piggyback registration rights on any Securities Act registrations of the Company filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (except for registrations relating to employee benefit plans on Form S-8 and corporate reorganizations on Form S-4), provided that shareholders whose securities are included on any such registration statements agree to the terms of any lock-up agreement that may be reasonably required by the Company’s underwriters.

ITEM 12.	INDEMNIFICATION OF OFFICERS AND DIRECTORS
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents Limited Liability and Indemnification of Directors, Officers, Employees and other Agents
Our organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current California Corporation Law. We also maintain a directors and officers liability insurance policy. California Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:
•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.
Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the shareholder. Indemnification could reduce the legal remedies available to us and the shareholders against the indemnified individuals, however.
This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the shareholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our shareholders, although the equitable remedies may not be an effective remedy in some circumstances.

In spite of the above provisions of California Corporation Law, our articles of incorporation provide that the directors and CHG Properties and its affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:
•	our directors and CHG Properties or its affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

•	our directors and CHG Properties or its affiliates were acting on our behalf or performing services for us;

•	in the case of our affiliated directors and CHG Properties or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the shareholders.
We have agreed to indemnify and hold harmless CHG Properties and its affiliates performing services for us from specific claims and liabilities arising out of the performance of its obligations under the property management agreement. As a result, we and our shareholders may be entitled to a more limited right of action than they would otherwise have if these indemnification rights were not included in the property management agreement.
The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce our available legal remedies and those of our shareholders against the officers and directors.
The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the 1933 Act is against public policy and unenforceable. Indemnification of the directors, officers, CHG Properties, or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities law, unless one or more of the following conditions are met:
•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.
Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:
•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•	dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTING DATA

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of NetREIT
We have audited the accompanying balance sheets of NetREIT as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetREIT as of December 31, 2007 and 2006, and its results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 9 to the financial statements, the 2006 financial statements have been restated.
/s/ J.H.Cohn LLP
San Diego, California
April 30, 2008

NetREIT
Balance Sheets
December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006
		(as restated)
ASSETS
Real estate assets, at cost	$45,910,897	$11,317,433
Less accumulated depreciation	(902,569)	(864,164)

Real estate assets, net	45,008,328	10,453,269
Mortgages receivable and interest	1,888,555
Cash and cash equivalents	4,880,659	5,783,283
Restricted cash	697,894	108,488
Short-term investments	33,129	82,862
Tenant receivables	42,636	4,400
Due from related party	118,447	143,863
Deferred rent receivable	112,268	22,600
Deferred stock issuance costs	179,462	81,022
Other assets, net	455,000	127,796

TOTAL ASSETS	$53,416,378	$16,807,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$22,420,316	$3,573,443
Accounts payable and accrued liabilities	844,549	376,834
Dividends payable	296,790	163,217
Tenant security deposits	272,681	135,860

Total liabilities	23,834,336	4,249,354

Commitments and contingencies

Stockholders’ equity:
Undesignated preferred stock, no par value, shares authorized: 8,995,000, no shares issued and outstanding at December 31, 2007 and 2006	—	—
Series A preferred stock, no par value, shares authorized: 5,000, no shares issued and outstanding at December 31, 2007 and 2006	—	—
Convertible series AA preferred stock, no par value, $25 liquidating preference, shares authorized: 1,000,000; 50,200 shares issued and outstanding at December 31, 2007 and 2006, liquidating value of $1,255,000	1,028,916	1,028,916
Common stock series A, no par value, shares authorized: 100,000,000; 3,835,958 and 1,738,315 shares issued and outstanding at December 31, 2007 and 2006 respectively	31,299,331	13,227,294
Common stock series B, no par value, shares authorized: 1,000, no shares issued and outstanding at December 31, 2007 and 2006	—	—
Additional paid-in capital	433,204	433,204
Dividends paid in excess of accumulated earnings	(3,179,409)	(2,131,185)

Total stockholders’ equity	29,582,042	12,558,229

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,416,378	$16,807,583

See notes to financial statements.

NetREIT
Statements of Operations
Years ended December 31, 2007 and 2006

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
		(as restated)

Rental income	$2,863,836	$706,964

Costs and expenses:
Interest	842,090	172,474
Rental operating costs	1,485,490	454,476
General and administrative	794,659	508,703
Depreciation and amortization	648,859	115,920

Total costs and expenses	3,771,098	1,251,573

Other income:
Interest income	434,310	82,776
Other income	1,724	6,327

Total other income	436,034	89,103

Loss from continuing operations	(471,228)	(455,506)

Discontinued operations:
Income from discontinued operations	198,224	123,991
Gain from sale of real estate	2,886,131

Total discontinued operations	3,084,355	123,991

Net income (loss)	2,613,127	(331,515)

Preferred stock dividends	(87,850)	(66,606)

Net income (loss) available to common stockholders	$2,525,277	$(398,121)

Income (loss) per common share — basic:
Loss from continuing operations	$(0.23)	$(0.77)
Income from discontinued operations	1.27	0.18

Income (loss) per common share	$1.04	$(0.59)

Weighted average number of common shares outstanding — Basic and diluted	2,426,887	673,974

See notes to financial statements.

NetREIT
Statements of Stockholders’ Equity
Years ended December 31, 2007 and 2006

						Dividends
						Paid
	Series AA				Additional	in Excess of
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance, December 31, 2005 as previously reported	8,000	$166,000	453,495	$2,619,627		$(543,771)	$2,241,856
Prior Period Adjustments:
Correct shares for 2006 stock dividends			(41,226)				—
Warrants issued in 2005				(117,131)	$117,131		—
Stock dividend at $10 per share			20,649	206,493		(206,493)	—
Dividends declared in 2005			717	7,174		(53,547)	(46,373)

Balance December 31, 2005 as restated	8,000	166,000	433,635	2,716,163	117,131	(803,811)	2,195,483
Sale of common stock and warrants at $10 per share			1,248,765	12,173,437	316,073		12,489,510
Stock issuance costs		(192,084)		(2,208,646)			(2,400,730)
Sale of preferred stock at $25 per share	42,200	1,055,000					1,055,000
Exercise of stock options			1,544	11,662			11,662
Stock dividend at $10 per share			39,043	390,429		(390,429)	—
Reinvestment of cash dividends			7,242	67,408			67,408
Net loss						(331,515)	(331,515)
Dividends paid						(365,372)	(365,372)
Dividends declared			8,086	76,841		(240,058)	(163,217)

Balance, December 31, 2006 as restated	50,200	1,028,916	1,738,315	13,227,294	433,204	(2,131,185)	12,558,229
Sale of common stock and warrants at $10 per share			1,837,710	18,381,685			18,381,685
Stock issuance costs				(2,828,611)			(2,828,611)
Repurchase of common stock			(6,309)	(51,724)			(51,724)
Reinvestment of cash dividends			70,510	670,068			670,068
Exercise of stock options			12,565	83,757			83,757
Issuance of restricted stock			3,907	37,214			37,214
Stock dividend at $10 per share			152,821	1,528,210		(1,528,210)	—
Net income						2,613,127	2,613,127
Dividends paid						(1,584,913)	(1,584,913)
Dividends declared			26,439	251,438		(548,228)	(296,790)

Balance, December 31, 2007	50,200	$1,028,916	3,835,958	$31,299,331	$433,204	$(3,179,409)	$29,582,042

See notes to financial statements.

NetREIT
Statements of Cash Flows
Years ended December 31, 2007 and 2006

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
		(as restated)
Cash flows from operating activities:
Net income (loss)	$2,613,127	$(331,515)
Adjustments to reconcile net income (loss) to net Cash provided by operating activities (including discontinued operations):
Depreciation and amortization	717,073	183,278
Stock compensation	37,214
Gain on sale of real estate	(2,886,131)
Changes in operating assets and liabilities:
Deferred rent receivable	(89,668)	(21,399)
Tenant receivables	(38,236)	(4,400)
Other assets	(462,524)	(49,489)
Accounts payable and accrued liabilities	404,098	329,313
Due from related parties	25,416	(66,524)
Tenant security deposits	136,821	92,655

Net cash provided by operating activities	457,190	131,919

Cash flows from investing activities:
Real estate investments	(38,199,822)	(7,546,030)
Proceeds received from sale of real estate	6,012,759
Issuance of mortgages receivable	(1,888,555)
Restricted cash	(589,406)	(108,488)
received on (purchases of) short-term investments	49,733	(66,455)

Net cash used in investing activities	(34,615,291)	(7,720,973)

Cash flows from financing activities:
Proceeds from mortgage notes payable	19,064,976	3,600,000
Repayment of mortgage notes payable	(218,103)	(2,380,560)
Net proceeds from issuance of common stock	15,553,074	10,280,864
Net proceeds from issuance of preferred stock		862,916
Repurchase of common stock	(51,724)
Exercise of stock options	83,757	11,662
Deferred stock issuance costs	(98,440)	163,857
Dividends paid	(1,078,063)	(344,338)

Net cash provided by financing activities	33,255,477	12,194,401

Net increase (decrease) in cash and cash equivalents	(902,624)	4,605,347

Cash and cash equivalents
Beginning of year	5,783,283	1,177,936

End of year	$4,880,659	$5,783,283

Supplemental disclosure of cash flow information:
Interest paid	$748,397	$193,518

Non-cash financing activities:
Reinvestment of cash dividend	$670,068	$67,408

Issuance of stock dividend	$1,528,210	$390,429

Accrual of dividends payable	$548,228	$240,058

See notes to financial statements.

NetREIT
Notes to Financial Statements
1. ORGANIZATION
NetREIT (the “Company”) was formed and incorporated in the State of California on January 28, 1999 for the purpose of engaging in the business of investing in income-producing real estate properties. The Company, which qualifies and operates as a self-administered real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, (the “Code”) commenced operations upon the completion of its private placement offering in 1999.
The Company invests in a diverse portfolio of real estate assets. The primary types of properties the Company invests in include office, retail, residential and self storage properties located in western United States. The Company also invests in mortgage loans.
Prior to January 1, 2006, the Company had two properties; a 39 unit apartment building in Cheyenne, Wyoming purchased in 1999 and a 27,127 square foot office building in San Marcos, California purchased in 2000.
During the year ended December 31, 2006, the Company purchased an 114,000 square foot office building in Aurora, Colorado and a 7-Eleven property in Escondido, California.
During the year ended December 31, 2007, the Company purchased a 115,052 square foot office building complex consisting of three buildings in Colorado Springs, Colorado; a 5,983 square foot strip center in Denver, Colorado; a 55,096 square foot strip center in San Bernardino, California; a 60,508 square foot self storage property in Highland, California; and a 149,650 square foot self storage property in Hesperia, California. In June 2007, the Company sold a 48.6% undivided interest in its 7-Eleven property in Escondido, California. In October 2007, the Company sold the 27,127 square foot office building in San Marcos, California.
As of December 31, 2007, the Company’s portfolio of operating properties was comprised of two office buildings (“Office Properties”) which encompassed approximately 229,000 rentable square feet, two retail shopping centers and a 7-Eleven property (“Retail Properties”) which encompassed approximately 64,000 rentable square feet, one 39 unit apartment building (“Residential Properties”), and two self storage facilities (“Self Storage Properties”) which encompassed approximately 210,000 rentable square feet.
2. SIGNIFICANT ACCOUNTING POLICIES
Property Acquisitions. The Company accounts for its acquisitions of real estate in accordance with Statement of Financial Standards (“SFAS”) No. 141, “Business Combinations”(“SFAS 141”) which requires the purchase price of acquired properties be allocated to the acquired tangible assets and liabilities, consisting of land, building, tenant improvements, long-term debt and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, the value of in-place leases, unamortized lease origination costs and tenant relationships, based in each case on their fair values.
Amounts allocated to land, buildings and improvements are derived from recent tax assessments after deduction of any intangibles determined by management for the value of in-place leases, above-market and below-market leases, the value of unamortized lease origination costs and the value of tenant relationships.
The amount allocated to acquire in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to acquired in-place leases is included in deferred leasing costs and acquisition related intangible assets in the balance sheets and amortized over the remaining non-cancelable term of the respective leases. As of December 31, 2007 and 2006, the Company did not have any amount allocated to acquired in-place leases.
The value allocable to above or below market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of rents that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below market leases are included in other assets in the accompanying balance sheets and are amortized on a straight-line basis as an increase or reduction of rental income over the remaining non-cancelable term of the respective leases. As of December 31, 2007 and 2006, the Company did not have any deferred rent for above or below market leases.

The total amount of remaining intangible assets acquired, which consists of unamortized lease origination costs, in-place leases and customer relationship intangible values, are allocated based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The land lease acquired has a fixed option cost of $181,710 at termination of the lease in 2062. Management valued the land option at $1,370,000 based on comparable land sales adjusted for the present value of the payments. The land option value is included in the accompanying 2007 balance sheet as real estate assets, at cost.
The value of in-place leases and unamortized lease origination costs are amortized to expense over the remaining term of the respective leases, which range from four to seven years. The value of customer relationship intangibles, which is the benefit to the Company resulting from the likelihood of an existing tenant renewing its lease, are amortized over the remaining term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense. Total amortization expense related to these assets was $31,479 and $0 for the years ended December 31, 2007 and 2006, respectively. Included in other assets, net in the accompanying balance sheet at December 31, 2007, are acquired origination costs of $170,003 net of accumulated amortization of $31,479.
Depreciation and Amortization of Buildings and Improvements. Land, buildings and improvements are recorded at cost. Major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives, while ordinary repairs and maintenance are expensed as incurred. The cost of buildings and improvements are depreciated using the straight-line method over estimated useful lives of 39 years for buildings, improvements are amortized over the shorter of the estimated life of the asset or term of the tenant lease which range from 1 to 10 years, and 4 to 5 years for furniture, fixtures and equipment. Depreciation expense, including discontinued operations, for buildings and improvements for the years ended December 31, 2007 and 2006, was $635,630 and $177,840, respectively.
Provision for Loan Losses. The accounting policies require the Company to maintain an allowance for estimated credit losses with respect to mortgage loans it has made based upon its evaluation of known and inherent risks associated with its lending activities. Management reflects provisions for loan losses based upon its assessment of general market conditions, its internal risk management policies and credit risk rating system, industry loss experience, its assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Actual losses, if any, could ultimately differ from these estimates. There have been no provisions for loan losses at December 31, 2007 and 2006.
Cash and Cash Equivalents. The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have an original maturity of three months or less at the date of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money market funds. At December 31, 2007, $540,000 was held in the custody of one financial institution in excess of the federally insurable limits.
Restricted Cash. Restricted cash consists of funds held in escrow for a Company lender for properties held as collateral by the lender. The funds are for certain lender holdbacks, tenant improvements, and other replacement reserves. The funds will be released upon the completion of agreed-upon tasks as specified in the agreements.
Short-Term Investments. In accordance with the standards set forth in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), the Company classifies its investments in marketable securities as available-for-sale since the Company may sell them prior to their maturity but does not hold them principally for the purpose of making frequent investments and sales with the objective of generating profits on a short-term difference in price. These investments are carried at fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. Upon the sale of a security, the realized net gain or loss is computed on a average price basis.
The Company monitors its available-for-sale securities for impairments. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, external credit ratings and recent changes in such ratings. The Company does not invest in commercial mortgage-backed securities.

All short-term investments are recorded at market using the specific identification method. Cost approximates market for all classifications of short-term investments; realized and unrealized gains and losses were not material.
Deferred Common Stock Issuance Costs. Common stock issuance costs including distribution fees, due diligence fees, syndication and wholesaling costs, legal and accounting fees, and printing are capitalized before sale of the related stock and then netted against gross proceeds when the stock is sold.
Tenant Receivables. The Company periodically evaluates the collectability of amounts due from tenants and maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. In addition, the Company maintains an allowance for deferred rent receivable that arises from straight-lining of rents. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of its tenants in developing these estimates. There were no allowances at December 31, 2007 or 2006.
Deferred Leasing Costs. Costs incurred in connection with successful property leases are capitalized as deferred leasing costs and amortized to leasing commission expense on a straight-line basis over the terms of the related leases which generally range from one to five years. Deferred leasing costs consist of third party leasing commissions. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the tenants and economic and market conditions change. If management determines the estimated remaining life of the respective lease has changed, the amortization period is adjusted. At December 31, 2007 and 2006, the Company had net deferred leasing costs of approximately $209,000 and $36,000, respectively, which are included in other assets, net in the accompanying balance sheets.
Deferred Financing Costs. Costs incurred, including legal fees, origination fees, and administrative fees, in connection with debt financing are capitalized as deferred financing costs. Deferred financing costs consist primarily of loan fees which are amortized using the straight-line method, which approximates the effective interest method, over the contractual term of the respective loans. At December 31, 2007 and 2006, deferred financing costs were approximately $125,000 and $48,000, respectively, which are included in other assets, net in the accompanying balance sheets. Amortization of deferred financing costs is included in interest expense in the statements of operations.
Revenue Recognition. The Company recognizes revenue from rent, tenant reimbursements, and other revenue once all of the following criteria are met in accordance with SEC Staff Accounting Bulletin Topic 13, “Revenue Recognition”:
•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the amount is fixed or determinable; and

•	the collectability of the amount is reasonably assured.
In accordance with SFAS No. 13, “Accounting for Leases” (“SFAS 13”), as amended and interpreted, minimum annual rental revenue is recognized in rental revenues on a straight-line basis over the term of the related lease.
Certain of the Company’s leases currently contain rental increases at specified intervals, and generally accepted accounting principles require the Company to record an asset, and include in revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, the Company determines, in its judgment, to what extent the deferred rent receivable applicable to each specific tenant is collectible. The Company reviews material deferred rent receivable, as it relates to straight-line rents, on a quarterly basis and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of deferred rent with respect to any given tenant is in doubt, the Company records an increase in the allowance for uncollectible accounts or records a direct write-off of the specific rent receivable. No such reserves have been recorded as of December 31, 2007 or 2006.
Discontinued Operations and Properties. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”), the income or loss and net gain or loss on dispositions of operating properties and the income or loss on all properties classified as held for sale are reflected in the statements of operations as discontinued operations for all periods presented. A property is classified as held for sale when certain criteria, set forth under SFAS 144, are met. At such time, the Company presents the respective assets and liabilities separately on the balance sheets and ceases to record depreciation and amortization expense. As of December 31, 2007 and 2006, the Company did not have any properties classified as held for sale.

During the year ended December 31, 2007, the Company sold the following property:

			Rentable
	Property	Month of	Square	Sales Price
Location	Type	Disposition	Feet	(in millions)
365 S. Rancho Santa Fe Rd San Marcos, CA	Office	October	27,127	$5.65
The following is a summary of discontinued operations for the years ended December 31, 2007 and 2006:

Discontinued operations:	2007	2006
Gain on sale of real estate	$2,886,131	—

Rental income	394,721	$389,765
Rental operating expense	127,669	160,283
Depreciation and amortization	68,828	105,491

Income from discontinued operations	198,224	123,991

Total discontinued operations	$3,084,355	$123,991

Earnings per share	$1.27	$0.18

The statement of operations for the year ended December 31, 2006 has been reclassified to reflect this discontinued operation. The net cash proceeds from this disposition of $5,327,482 were held by a qualified intermediary, at the Company’s direction, until the Company identified a qualified investment property pursuant to Section 1031 of the Code (“Section 1031”). Section 1031 allows for the deferral of income taxes related to the gain attributable to the sale of property if qualified replacement properties are identified within 45 days and such qualified replacement properties are acquired within 180 days from the initial sale. The Company recognized the gain on sale of the property in accordance with SFAS No. 66, “Accounting for Sales of Real Estate”, for financial reporting purposes.
As of December 31, 2007 and 2006, the Company did not classify any properties as held for sale.
Impairment. The Company accounts for the impairment of real estate in accordance with SFAS 144 which requires that the Company review the carrying value of each property to determine if circumstances that indicate impairment in the carrying value of the investment exist or that depreciation periods should be modified. If circumstances support the possibility of impairment, the Company prepares a projection of the undiscounted future cash flows, without interest charges, of the specific property and determines if the investment in such property is recoverable. If impairment is indicated, the carrying value of the property would be written down to its estimated fair value based on the Company’s best estimate of the property’s discounted future cash flows. There have been no impairments recognized on the Company’s real estate assets at December 31, 2007 and 2006.
Federal Income Taxes. The Company has elected to be taxed as a Real Estate Investment Trust (“REIT”) under Sections 856 through 860 of the Code, for federal income tax purposes. To qualify as a REIT, the Company must distribute annually at least 90% of adjusted taxable income, as defined in the Code, to its stockholders and satisfy certain other organizational and operating requirements. As a REIT, no provision will be made for federal income taxes on income resulting from those sales of real estate investments which have or will be distributed to stockholders within the prescribed limits. However, taxes will be provided for those gains which are not anticipated to be distributed to stockholders unless such gains are deferred pursuant to Section 1031. In addition, the Company will be subject to a federal excise tax which equals 4% of the excess, if any, of 85% of the Company’s ordinary income plus 95% of the Company’s capital gain net income over cash distributions, as defined.
Earnings and profits that determine the taxability of distributions to stockholders differ from net income reported for financial reporting purposes due to differences in estimated useful lives and methods used to compute depreciation and the carrying value (basis) on the investments in properties for tax purposes, among other things. During the years ended December 31, 2007 and 2006, all distributions were non-taxable as they were considered return of capital to the shareholders.
The Company believes that it has met all of the REIT distribution and technical requirements for the years ended December 31, 2007 and 2006.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement of No. 109” (“FIN 48”). FIN 48 provides guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return, and provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition of tax positions. FIN 48 was effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 effective for the fiscal year beginning January 1, 2007, and the adoption had no impact on the Company’s results of operations.
Stock Options. In December 2004, the FASB approved the revision of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and issued the revised SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). In April 2005, the effective date of adoption was changed from interim periods ending after June 15, 2005 to annual periods beginning after June 15, 2005. SFAS 123(R) effectively replaces SFAS 123, and supersedes Accounting Principle Board Opinion No. 25. SFAS 123(R) was effective for awards that are granted, modified, or settled in cash for annual periods beginning after June 15, 2005. The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective approach. Under the modified prospective approach, stock-based compensation expense is recorded for the unvested portion of previously issued awards that remained outstanding at January 1, 2006 using the same estimate of the grant date fair value and the same attribution method used to determine the pro forma disclosure under SFAS 123. SFAS 123(R) also requires that all share-based payments to employees after January 1, 2006, including employee stock options, be recognized in the financial statements as stock-based compensation expense based on the fair value on the date of grant.
Earnings (Loss) Per Common Share. Basic earnings (loss) per common share (“Basic EPS”) is computed by dividing net income (loss) available to common stockholders (the “numerator”) by the weighted average number of common shares outstanding (the “denominator”) during the period. Diluted earnings (loss) per common share (“Diluted EPS”) is similar to the computation of Basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with any convertible debt. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net earnings per share.
The following is a reconciliation of the denominator of the basic earnings per common share computation to the denominator of the diluted earnings per common share computations, for the years ended December 31:

	2007	2006
Weighted average shares used for Basic EPS	2,426,887	673,974
Incremental shares from share-based compensation	11,544	13,700
Incremental shares from convertible preferred and warrants	101,365	100,800

Adjusted weighted average shares used for diluted EPS	2,539,796	788,474

Fair Value of Financial Instruments. The Company calculates the fair value of financial instruments using available market information and appropriate present value or other valuation techniques such as discounted cash flow analyses. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot always be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instruments. Management believes that the carrying values reflected in the accompanying balance sheets reasonably approximate the fair values for financial instruments.
Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.
Segments. SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”), establishes standards for the way that public entities report information about operating segments in their financial statements. The Company acquires and operates income producing properties including office properties, residential properties, retail properties and self storage properties and invests in real estate assets, including real estate loans, and as a result, the Company operates in five business segments. See Note 10 “Segment Information”.
Recent Issued Accounting Standards. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value and establishes a framework for measuring fair value under U. S. generally accepted accounting principles (“GAAP”). The key changes to current practice are (1) the definition of fair value, which focuses on an exit price rather than an entry price; (2) the methods used to measure fair value, such as emphasis that fair value is a market-based measurement, not an entity-specific measurement, as well as the inclusion of an adjustment for risk, restrictions, and credit standing and (3) the expanded disclosures about fair value measurements, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 on January 1, 2008. The Company does not believe the adoption of SFAS 157 will have a significant impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurements attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not plan to apply the fair value option to any specific assets or liabilities.
In November 2007, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 07-06, “Accounting for Sale of Real Estate Subject to the Requirements of SFAS 66 When the Agreement Includes a Buy-Sell Clause” (“EITF 07-06”). A buy-sell clause is a contractual term that gives both investors of a jointly-owned entity the ability to offer to buy the other investor’s interest. EITF 07-06 applies to sales of real estate to an entity if the entity is both partially owned by the seller of the real estate and subject to an arrangement between the seller and the other investor containing a buy-sell clause. The EITF concluded the existence of a buy-sell clause does not represent a prohibited form of continuing involvement that would preclude partial sale and profit recognition pursuant to SFAS 66. The EITF cautioned the buy-sell clause could represent such a prohibition if the terms of the buy-sell clause and other facts and circumstances of the arrangement suggest:
•	the buyer cannot act independently of the seller or

•	the seller is economically compelled or contractually required to reacquire the other investor’s interest in the jointly owned entity.
EITF 07-06 is effective for new arrangements in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The FASB does permit early adoption of EITF 07-06. The Company is currently evaluating the impact that EITF 07-6 will have on its financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces FASB Statement No. 141, “Business Combinations” (“SFAS 141”). SFAS 141R expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. SFAS 141R also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition dater. In addition, SFAS 141R requires that acquisition costs generally be expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact that SFAS 141R will have on its future financial statements.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidating Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. In addition, SFAS 160 provides reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not believe the adoption of SFAS 160 will have a significant impact on the Company’s financial position or results of operations.

3. REAL ESTATE ASSETS
A summary of the eight properties held by the Company as of December 31, 2007 is a follows:

			Property	Real estate assets, net
Date Acquired	Location	Square Footage	Description	(in thousands)
November 1999	Cheyenne, Wyoming	39 units	Residential	$777.6
June 2006	Aurora, Colorado	114,000	Office	$6,131.9
September 2006	Escondido, California	3,000	Retail	$703.6
March 2007	Colorado Springs, Colorado	115,052	Office	$14,766.4
September 2007	Highland, California	55,096	Retail	$7,615.0
October 2007	Denver, Colorado	5,983	Retail	$2,174.3
November 2007	Richmond, California	60,508	Self Storage	$4,837.2
December 2007	Hesperia, California	149,650	Self Storage	$8,002.3

	Total real estate assets, net			$45,008.3

The following table sets forth the components of the Company’ investments in real estate:

	December 31,	December 31,
	2007	2006
Land	$8,599,505	$2,409,266
Buildings and other	36,965,722	8,556,252
Tenant improvements	345,670	351,915

	45,910,897	11,317,433
Less accumulated depreciation	(902,569)	(864,164)

Real estate assets net	$45,008,328	$10,453,269

On June 28, 2006, the Company acquired a 114,000 square foot office facility in Aurora, Colorado for $5,828,963 including transaction costs, and the purchase was funded by borrowings of $3,600,000 and the remainder was funded with the Company’s funds on hand.
On September 8, 2006, the Company acquired a 3,000 square foot retail store in Escondido, California for $1,404,864 including transaction costs, and the purchase was funded with the Company’s funds on hand. In 2007, 48.6% of the interest was sold for approximately $685,000.
On March 21, 2007, the Company acquired a 115,052 square foot office complex consisting of three buildings in Colorado Springs, Colorado for $15,132,624 including transaction costs, and the purchase was funded by borrowings of $11,000,000 and the remainder was funded with the Company’s funds on hand.
On September 21, 2007, the Company acquired a 55,096 square foot retail center in San Bernardino, California for $7,650,679 including transaction costs, and the purchase was funded by assumption of an existing borrowing of $3,688,802 and the remainder was funded with the Company’s funds on hand. The acquisition included a land lease with a fixed option cost of $181,710 at termination of the lease in 2062.
On October 31, 2007, the Company acquired a 5,983 square foot retail center in Denver, Colorado for $2,180,166 including transaction costs, and the purchase was funded with the Company’s funds on hand.
On November 19, 2007, the Company acquired a 495 unit/60,508 square foot self storage property in San Bernardino, California for $4,848,919 including transaction costs, and the purchase was funded with the Company’s funds on hand.
On December 10, 2007, the Company acquired a 789 unit/149,650 square foot self storage property in Hesperia, California for $8,007,127 including transaction costs, and the purchase was funded by assumption of an existing borrowing of $4,376,174 and the remainder was funded with the Company’s funds on hand.

In accordance with SFAS 141, the Company allocated the purchase price of the properties acquired during the years ended December 31, 2007 and 2006 as follows:

				Total Purchase
	Land	Building	Leasing Costs	Price
Aurora, Colorado	$1,022,606	$4,806,357	—	$5,828,963
Escondido, California	562,165	842,699	—	1,404,864
Colorado Springs, Colorado	3,002,453	11,960,168	$170,003	15,132,624
San Bernardino, California	1,370,000	6,280,679	—	7,650,679
Denver, Colorado	811,022	1,369,144	—	2,180,166
Highland, California	727,338	4,121,581	—	4,848,919
Hesperia, California	1,281,140	6,725,987	—	8,007,127
4. MORTGAGES RECEIVABLE
On March 20, 2007, the Company originated a mortgage loan in the amount of $500,000 collateralized by a second deed of trust on land under development as a retirement home in Escondido, California. This mortgage loan accrues interest at 15% per year. The mortgage loan unpaid principal and accrued interest was due and payable on March 19, 2008 and has been extended to June 30, 2008. At December 31, 2007, the principal and accrued interest was $413,368.
On October 1, 2007, the Company originated a mortgage loan in the amount of $935,000 collateralized by a first deed of trust on the same land under development above. This mortgage loan accrues interest at 11.5% per year and the unpaid principal balance and accrued interest is due and payable on June 30, 2008. At December 31, 2007, the principal and accrued interest was $962,478.
On November 19, 2007, the Company originated a mortgage loan in the amount of $500,000 collateralized by a third deed of trust on the same land above. This mortgage loan accrues interest at 15% per year. The mortgage loan unpaid principal and accrued interest was due and payable on March 30, 2008 and was extended to September 30, 2008 co-terminus with the loan secured by the second deed of trust. At December 31, 2007, the principal and accrued interest was $512,709.
5. MORTGAGE NOTES PAYABLE

	December 31, 2007	December 31, 2006
Mortgage note payable in monthly installments of $24,330 through July 1, 2016, including interest at a fixed rate of 6.51%, collateralized by the office building in Aurora, Colorado	$3,520,170	$3,573,443
Mortgage note payable in monthly installments of $71,412 through April 5, 2014, including interest at a fixed rate of 6.08%; collaterized by the leases and office buildings in Colorado Springs, Colorado. Certain obligations under the note are guaranteed by the executive officers	10,872,323	—
Mortgage note payable in monthly installments of $27,088 through February 1, 2012, including interest at a fixed rate of 5.31%; collateralized by a retail strip center in San Bernardino, California	3,656,363	—
Assumed mortgage note payable in monthly installments of $39,302 through March 10, 2008, including interest at a fixed rate of 9.506%; collateralized be a self storage facility in Hesperia, California. The Company paid off the total loan balance in January 2008	4,371,460	—

	$22,420,316	$3,573,443

Scheduled principal payments of mortgage notes payable are as follows as of December 31, 2007:

Scheduled
Principal
Years Ending:	Payments
2008	$4,767,852
2009	421,090
2010	446,632
2011	473,733
2012	501,875
Thereafter	15,809,134

Total	$22,420,316

6. RELATED PARTY TRANSACTIONS
Certain services and facilities are provided to the Company by C.I. Holding Group, Inc. and Subsidiaries (“CI”), a small shareholder in the Company and is approximately 35% owned by the Company’s executive management. A portion of the Company’s general and administrative costs are paid by CI and then reimbursed by the Company. The Company paid CI $56,539 in 2007 and $76,650 in 2006 for general and administrative expenses.
The Company has entered into a property management agreement with CHG Properties, Inc. (“CHG”), a wholly owned subsidiary of CI, to manage all of its properties at rates up to 5% of gross income. During the years ended December 31, 2007 and 2006, the Company paid CHG total management fees of $134,316 and $37,575, respectively.
During the term of the property management agreement, the Company has an option to acquire the business conducted by CHG. The option is exercisable, without any consent of the property manager, its board or its shareholders, with the approval of a majority of the Company’s directors not otherwise interested in the transaction. The option price is shares of the Company to be determined by a predefined formula based on the net income of CHG during the 6-month period immediately preceding the month in which the acquisition notice is delivered.
Prior to the sale of the San Marcos office property in October 2007, the Company leased office space to CI under a lease that provided for future monthly lease payments of $8,787 per month. The Company received cash for rental income from CI totaling $143,547 in 2007 and $38,194 in 2006. At December 31, 2007 and 2006, CI owed the Company $118,447 and $142,134, respectively, relating to the above lease.
7. STOCKHOLDERS’ EQUITY
In September 2005, the Company commenced a private placement offering of Units and Convertible Series AA Preferred Stock. The Units consisted of 2 shares of common stock and a warrant to purchase 1 share of common stock at $12. In October 2006, the Company closed that offering and commenced a private placement offering of only its common stock. During the years ended December 31, 2007 and 2006, the Company had gross proceeds from the sale of common shares, warrants and convertible Series AA preferred shares of $18,381,685 and $13,544,510, respectively. The Company is currently self-underwriting a private placement offering and sale of 20,000,000 shares of its common stock at a price of $10 per share. This offering is being made only to accredited investors and up to five non-accredited investors pursuant to an exemption from registration provided by Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. No public or private market exists for the securities and no public market is expected to develop for the securities after the completion of the offering.
Common Stock. The Company is authorized to issue up to 100,000,000 shares of Series A Common Stock (“Common Stock”) and 1,000 shares of Series B Common Stock. The Common Stock and the Series B Common Stock have identical rights, preferences, terms and conditions except that the Series B Common Stockholders are not entitled to receive any portion of Company assets in the event of Company liquidation. There have been no Series B Common Stock shares issued. Each share of Common Stock entitles the holder to one vote. The Common Stock is not subject to redemption and it does not have any preference, conversion, exchange or preemptive rights. The articles of incorporation contain a restriction on ownership of the Common Stock that prevents one person from owning more than 9.8% of the outstanding shares of our common stock. At December 31, 2007 and 2006, there were 3,835,958 and 1,738,315 shares, respectively, of the Common Stock outstanding.

Undesignated Preferred Stock. The Company is authorized to issue up to 8,995,000 shares of preferred stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of preferred stock, to determine the designation of any such series, and to determine or alter the rights granted to or imposed upon any wholly unissued series of preferred stock including the dividend rights, dividend rate, conversion rights, voting rights, redemption rights (including sinking fund provisions), redemption price, and liquidation preference.
Series A Preferred Stock. The Board of Directors authorized 5,000 shares of the preferred stock as Series A (“Series A”). Each share of Series A (i) shall be entitled to receive, in event of any liquidation, dissolution or winding up of the affairs of the Company, an amount equal to nine dollars and 10/100 plus an amount equal to all accrued and unpaid dividends and no more before any distribution shall be made to the holders of Common Stock or any other class of shares or series ranking junior and subordinated to the Series A; (ii) is entitled to, when and if declared by the board of directors, annual dividends at the rate of $0.65 which are cumulative and payable quarterly; (iii) ranks senior, to the payment of dividends and distributions of assets upon liquidation, to common stock or any other series of preferred stock that is not senior to or on parity with the Series A Preferred Stock; (iv) is entitled to receive $9.10 plus accrued dividends upon liquidation; (v) shall have no voting rights except under certain circumstances as provided by the Articles of Incorporation; (vi) so long as any Series A is outstanding, the corporation shall not; (a) without the affirmative vote of the holders of at least two-thirds of the shares of Series A Preferred Stock amend, alter or repeal the Articles of Incorporation; (b) authorize or issue or increase any additional class or series of stock ranking senior to or on a parity with the Series A; and (c) affect any reclassification of the Series A. There were no Series A shares issued and outstanding at December 31, 2007 or 2006.
Series AA Preferred Stock. The Board of Directors authorized the original issuance 1,000,000 shares of the Preferred Stock as Series AA (“Series AA”). Each share of Series AA (i) is non-voting, except under certain circumstances as provided in the Articles of Incorporation; (ii) is entitled to annual cash dividends of 7% which are cumulative and payable quarterly; (iii) ranks senior, as to the payment of dividends and distributions of assets upon liquidation, to common stock or any other series of preferred stock that is not senior to or on parity with the Series AA; (iv) is entitled to receive $25.00 plus accrued dividends upon liquidation; (v) may be redeemed by the Company prior to the mandatory conversion date at a price of $25.00 plus accrued dividends, (vi) may be converted into two shares of common stock at the option of the holder prior to the mandatory conversion date, and (vii) shall be converted into two shares of common stock on the fourth Friday of December 2015. The conversion price is subject to certain anti-dilution adjustments. At December 31, 2007 and 2006 there were 50,200 shares of Series AA outstanding.
Common Stock Units. During 2005 and 2006, the Company offered common stock units. Each common stock unit (the “Units”) consisted of two shares of the Company’s common stock and one warrant (the “Warrant”) to acquire for $12 one share of common stock. The common stock and the Warrant comprising the Units may be separated immediately upon issuance. Each may be transferred separately from the other, subject to compliance with applicable federal and state securities law.
Shareholder Warrants. Warrants were issued in connection with private placements of common stock Units during 2005 and 2006 pursuant to the terms of the respective subscription agreements. Each warrant entitles the registered holder to purchase one share of our Series A common stock at the exercise price of $12 per share during the period commencing upon issuance and continuing through the close of business on March 31, 2010. In the event a warrant is not exercised by its expiration date, it will be automatically converted into a one-tenth share of common stock. The warrants are redeemable at the Company’s election at any time upon prior written notice of at least 30 days of the date so noticed for redemption. In payment of such redemption, the Company must issue to each holder of a Warrant so redeemed one-tenth common share on the redemption date. The exercise price, the number and kind of securities issuable on exercise of any Warrant, and the number of Warrants are subject to adjustment in the event the Company pays stock dividends or makes stock distributions with respect to its common shares. Adjustments will also be made upon any reclassification of the Company’s common shares or in the event the Company makes certain pro rata distributions of options or warrants to its common shareholders. The warrant agreements also provide for adjustments in the event the Company consummates certain consolidation or merger transactions, and in the event the Company sells all, or substantially all, of its assets. Warrant holders do not have any voting or other rights of the Company’s shareholders and are not entitled to receive dividends or other distributions. During 2006, warrants were issued for the right to purchase 316,073 shares of common stock in connection with the private offering of common stock units. There were no warrants issued during 2007. The fair value of these warrants were determined to be the value of the common share of $10 at the time the warrants were issued times the 1/10th of a share that is expected be paid on March 2010. During the year ended December 31, 2006, the Company recorded $316,073 to additional paid-in capital for the value of the warrants issued. At December 31, 2007 and 2006 there were 433,204 shareholder warrants outstanding.

Broker Dealer Warrants. Warrants are issued pursuant to the terms of the respective warrant agreements and the Participating Broker Dealer Agreement in connection with the on going private placement offering. Each Warrant entitles the registered holder to purchase one share of our common stock at the exercise price of $10.50 per share for a period of three years from the date of issued. The exercise price, the number and kind of securities issuable on exercise of any Warrant, and the number of Warrants are subject to adjustment in the event the Company pays stock dividends or makes stock distributions with respect to its common stock. Adjustments will also be made upon any reclassification of the Company’s common shares or in the event the Company makes certain pro rata distributions of options or warrants to its common shareholders. The warrant agreements also provide for adjustments in the event the Company consummates certain consolidation or merger transactions, and in the event the Company sells all, or substantially all, of its assets. Warrant holders do not have any voting or other rights of the Company’s shareholders and are not entitled to receive dividends or other distributions. During the years ended December 31, 2007 and 2006, warrants for the purchase of 86,542 and 58,486 shares of common stock, respectively, were issued in connection with the private placement offering. Management has determined that such warrants had no value at issuance. At December 31, 2007 and 2006 there were warrants outstanding for 153,734 and 67,192 shares of common stock at exercise prices ranging from $9.07 to $10.50 due to the adjustments for stock dividends issued.
Employee Retirement and Share-Based Incentive Plans
Stock Options.
The following table summarizes the stock option activity. The exercise price and number of shares under option have been adjusted to give effect to stock dividends declared by the Company.

		Weighted
		Average
	Shares	Exercise Price
Balance, December 31, 2005	57,303	$7.07
Options exercised	(1,620)	$7.20

Balance, December 31, 2006	55,683	$7.06
Options exercised	(13,182)	$6.36

Options outstanding and exercisable, December 31, 2007	42,501	$7.28

At December 31, 2007, the options outstanding and exercisable had exercise prices ranging from $5.54 to $8.64, with a weighted average price of $7.28, and expiration dates ranging from February 2008 to June 2010 with a weighted average remaining term of 1.5 years.
The intrinsic value of a stock option is the amount by which the market value of the underlying stock at December 31 of each year exceeds the exercise price of the option. The aggregate intrinsic value of options outstanding, all of which are exercisable, was $115,437 and $137,002 at December 31, 2007 and 2006, respectively.
Share-Based Incentive Plan. An incentive award plan has been established for the purpose of attracting and retaining officers, key employees and non-employee board members. The Compensation Committee of the Board of Directors adopted a Restricted Stock plan (“the Restricted Stock”) in December 2006 and granted nonvested shares of restricted common stock on January 1, 2007. The nonvested shares have voting rights and are eligible for and dividends paid to common shares. The share awards vest in equal annual installments over the three or five year period from date of issuance. The Company recognized compensation cost for these fixed awards over the service vesting period, which represents the requisite serve period, using the straight-line attribution expense method.
The value of the nonvested shares was calculated based on the offering price of the shares in the most recent private placement offering of $10 adjusted for a 5% stock dividend since granted. The value of granted nonvested restricted stock issued during 2007 totaled $136,070. During the year ended December 31, 2007, 3,907 shares vested and $37,214 was recorded as compensation expense. During the year ended December 31, 2007, dividends of $7,204 were paid on the total restricted shares issued. The remaining 11,390 nonvested restricted shares will vest in equal installments over the next two to four years.

Stock Dividends. The Company’s Board of Directors declared stock dividends on common shares to all stockholders of record and at rates shown in the table below:

		Stock Dividend	Common Stock
Date of Declaration	Record Date	Rate	Value	Shares	Amount
December 20, 2005	January 3, 2006	5%	$10	20,649	$206,493
May 17, 2006	June 15, 2006	5%	$10	39,043	$390,429
May 18, 2007	August 1, 2007	5%	$10	152,821	$1,528,210
Cash Dividends. Cash dividends paid per common share for the years ended December 31, 2007 and 2006 were $0.69 and $0.596, respectively. Dividends paid per share of Series AA Preferred Stock for both of the years ended December 31, 2007 and 2006 were $1.75. The cumulative dividend paid to stockholders of the Series AA Preferred is $158,248 or 7% of the liquidation preference of $25 per share.
8. COMMITMENTS AND CONTINGENCIES
Operating Leases. The Company has a noncancelable ground lease obligation on the San Bernardino retail center expiring in June 1, 2062. The current annual rent of $20,040 is subject to adjustments every ten years based on the Cost of Living Index for the Los Angeles area compared to the base month of June 1963 which was 107.4. At the termination of the lease the Company has an option to purchase the property for a total purchase price of $181,710. The option was determined to have a fair value of $1,370,000 (Note 2).
Schedule payments on the lease obligation are as follows as of December 31, 2007:

Schedule
Years Ending:	Payments
2008	$20,040
2009	20,040
2010	20,040
2011	20,040
2012	21,154
Thereafter	1,159,114

Total	$1,260,428

Litigation. Neither the Company nor any of the Company’s properties are presently subject to any material litigation nor, to the Company’s knowledge, is there any material threatened litigation.
Environmental Matters. The Company follows the policy of monitoring its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, the Company is not currently aware of any environmental liability with respect to the properties that would have a material effect on the Company’s financial condition, results of operations and cash flow. Further, the Company is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that the Company believes would require additional disclosure or recording of a loss contingency.

9. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
During 2007, the Company determined that certain adjustments and reclassifications of previously issued financial statements were required to correct errors involving certain equity transactions that took place during the years ended December 31, 2006 and 2005 as follows:

	Common Stock
					Dividends
					Paid in
				Additional	excess of
	Dividends			Paid-In	Accumulated
	Payable	Shares	Amount	Capital	Earnings
Balance, December 31, 2005 as previously reported		453,495	$2,619,627		$(543,771)
Corrections:
Accrual of dividends declared	$46,373	717	7,174		(53,547)
Accrual of stock dividend declared		20,649	206,493		(206,493)
Correction for 2006 stock dividends		(41,226)
Warrants issued in 2005 with common stock	—	—	(117,131)	$117,131	—

Balance, December 31, 2005 restated	$46,373	433,635	$2,716,163	$117,131	$(803,811)

Balance, December 31, 2006 as previously reported		1,730,229	$12,986,734		$(1,294,205)
Corrections:
Effect of 2005 corrections	—	(20,577)	89,363	$117,131	(206,493)
Warrants issued in 2006 with common stock			(316,073)	316,073
Stock dividends		39,043	390,429		(390,429)
Correction to common stock shares issued		(18,466)
Dividends declared	$163,217	8,086	76,841	—	(240,058)

Balance, December 31, 2006 as restated	$163,217	1,738,315	$13,227,294	$433,204	$(2,131,185)

The effect on the previously reported Statement of Cash Flow was to increase the net cash provided by operating activities by $163,217 and $46,373, and the net cash increase (decrease) provided by financing activities changed by the same amounts, during the years ended December 31, 2006 and 2005, respectively.
Additionally, as of December 31, 2006, $3,004,277 of investments with initial maturities of less than 90 days has been reclassified from short-term investments to cash and cash equivalents. Certain amounts from the 2006 financial statements have been reclassified to conform to the 2007 presentation.
There were no changes to net income (loss) or income taxes as a result of the above corrections and reclassifications. Loss per share increased by $0.09 for the years ended December 31, 2006 and 2005, as a result of the above changes in shares outstanding.
10. SEGMENTS
The Company’s reportable segments consist of the four types of commercial real estate properties for which the Company’s decision-makers internally evaluate operating performance and financial results: Residential Properties, Office Properties, Retail Properties and Self Storage Properties. The Company also has certain corporate level activities including accounting, finance, legal administration and management information systems which are not considered separate operating segments.
The Company evaluates the performance of its segments based upon net operating income. Net operating income is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, real estate taxes, ground leases and provisions for bad debts) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and general and administrative expenses. The accounting policies of the reportable segments are the same as those described in the Company’s summary of significant accounting policies (see Note 1). There is no intersegment activity.

The following tables reconcile the Company’s segment activity to its combined results of operations and financial position as of and for the years ended December 31, 2007 and 2006.

	Year Ended December 31,
	2007	2006
Office Properties:
Rental income	$2,192,448	$478,037
Property and related expenses	1,193,767	341,592

Net operating income, as defined	998,681	136,445
Residential Properties:
Rental income	218,544	211,958
Property and related expenses	117,832	112,321

Net operating income, as defined	100,712	99,637
Retail Properties:
Rental income	349,101	16,969
Property and related expenses	115,554	563

Net operating income, as defined	233,547	16,406
Self Storage Properties:
Rental income	103,743	—
Property and related expenses	58,337	—

Net operating income, as defined	45,406	—

Mortgage loan activity:
Interest income	74,838	—

Reconciliation to Net Income Available to Common Stockholders:
Total net operating income, as defined, for reportable segments	1,453,184	252,488
Unallocated other income:
Total other income	361,196	89,103
Unallocated other expenses:
General and administrative expenses	794,659	508,703
Interest expense	842,090	172,474
Depreciation and amortization	648,859	115,920

Income (loss) from continuing operations	(471,228)	(455,506)
Income from discontinued operations	3,084,355	123,991

Net income (loss)	2,613,127	(331,515)
Preferred dividends	(87,850)	(66,606)

Net income available for common stockholders	$2,525,277	$(398,121)

	December 31,
	2007	2006
Assets:
Office Properties:
Land, buildings and improvements, net	$20,898,328	$8,273,321
Total assets(1)	22,010,773	8,599,594

Residential Property:
Land, buildings and improvements, net	777,569	781,385
Total assets(1)	777,773	782,298

Retail Properties:
Land, buildings and improvements, net	10,492,918	1,398,562
Total assets(1)	10,557,661	1,398,562

Self Storage Properties:
Land, buildings and improvements, net	12,839,513	—
Total assets(1)	12,854,778	—

Mortgage loan activity:
Mortgage receivable and accrued interest	1,888,555	—
Total assets	1,888,555

Reconciliation to Total Assets:
Total assets for reportable segments	48,089,540	10,780,454
Other unallocated assets:
Cash and cash equivalents	4,880,659	5,783,283
Prepaid expenses and other assets, net	446,179	243,846

Total Assets	$53,416,378	$16,807,583

(1)	Includes land, buildings and improvements, current receivables, deferred rent receivables and deferred leasing costs and other related intangible assets, all shown on a net basis.

	December 31,
	2007	2006
Capital Expenditures:(1)
Office Properties:
Acquisition of operating properties	$14,962,621	$5,828,963
Capital expenditures and tenant improvements	486,571	289,820

Residential Property:
Capital expenditures and tenant improvements	32,209	7,883

Retail Properties:
Acquisition of operating properties	9,830,847	1,404,864
Capital expenditures and tenant improvements	31,528

Self Storage Properties:
Acquisition of operating properties	12,856,046	—
Capital expenditures and tenant improvements	—	—

Mortgage loan activity:
Loans originated	1,888,555	—

Total Reportable Segments:
Acquisition of operating properties	37,649,514	7,233,827
Capital expenditures and tenant improvements	550,308	297,703

Total Real Estate Acquisitions	38,199,822	7,531,530
Loan origination	1,888,555

(1)	Total consolidated capital expenditures are equal to the same amounts disclosed for total reportable segments.
11. SUBSEQUENT EVENTS
Purchase Commitment. On February 22, 2008, the Company entered into a contract to purchase a building in San Bernardino, California encompassing approximately 21,800 rentable square feet along with approvals for building an additional 2,300 square foot building for $7,350,000. The transaction is expected to close by June 15, 2008.
On April 15, 2008, the Company entered into a contract to purchase an office complex consisting of four buildings in Colorado Springs, Colorado encompassing approximately 65,000 rentable square feet for $10,200,000. The transaction is expected to close by July 15, 2008.
Property Sale. The Company sold a 55.381% interest in its Cheyenne, Wyoming apartment building on March 3, 2008 for $1,104,535 including transaction costs.
Distributions Paid. On January 10, 2008 and January 31, 2008 the Company paid distributions to common and Series AA preferred stockholders of $548,228, which related to distributions declared for each month in the period from October 1, 2007 through December 31, 2007.
Distribution Declared. On April 10, 2008, the Company’s board of directors declared a monthly distribution for the period from January 1, 2008 through March 31, 2008, which distribution the Company expects to pay in April 2008. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.
Sale of Common Stock. Subsequent to December 31, 2007 and through April 23, 2008, the Company has sold 693,497 shares of common stock at a price of $10 per share.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING DISCLOSURE
Not applicable.
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
An index to and description of the financial statements are filed with this Form 10 in Item 13 hereof. An Index to the Exhibits as filed as part of this Form 10 is set forth below.

Exhibit
Number	Description

3.1	Articles of Incorporation filed January 28, 1999*

3.2	Certificate of Determination of Series AA Preferred Stock filed April 4, 2005*

3.3	Bylaws of NetREIT*

3.4	Audit Committee Charter*

3.5	Compensation and Benefits Committee Charter*

3.6	Nominating and Corporate Governance Committee Charter*

3.7	Principles of Corporate Governance of NetREIT*

4.1	Form of Common Stock Certificate*

4.2	Form of Series AA Preferred Stock Certificate*

4.3	Registration Rights Agreement 2005

4.4	Registration Rights Agreement 2007

10.1	1999 Flexible Incentive Plan*

10.2	NetREIT Dividend Reinvestment Plan*

10.3	Form of Property Management Agreement*

10.4	Option Agreement to acquire CHG Properties*

* Previously filed on 5-6-2008 (Acc. No. 0001019687-08-002036)

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment on Form 10/A to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
NetREIT
Date: September  5, 2008

By:	/S/ JACK K. HEILBRON
Jack K. Heilbron
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Articles of Incorporation filed January 28, 1999*

3.2	Certificate of Determination of Series AA Preferred Stock filed April 4, 2005*

3.3	Bylaws of NetREIT*

3.4	Audit Committee Charter*

3.5	Compensation and Benefits Committee Charter*

3.6	Nominating and Corporate Governance Committee Charter*

3.7	Principles of Corporate Governance of NetREIT*

4.1	Form of Common Stock Certificate*

4.2	Form of Series AA Preferred Stock Certificate*

4.3	Registration Rights Agreement 2005

4.4	Registration Rights Agreement 2007

10.1	1999 Flexible Incentive Plan*

10.2	NetREIT Dividend Reinvestment Plan*

10.3	Form of Property Management Agreement*

10.4	Option Agreement to acquire CHG Properties*

* Previously filed on 5-6-2008 (Acc. No. 0001019687-08-002036)